Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-127193


                                   PROSPECTUS
                                6,090,052 Shares

                                 REMEDENT LOGO

                                 REMEDENT, INC.
                                  Common Stock

                           --------------------------

     This Prospectus relates to the sale of 6,090,052 shares of common stock, $.001 par value, by the Selling Stockholders listed under "Selling Stockholders" on page 41. This Prospectus also covers the sale of 3,322,093 shares of our common stock by the Selling Stockholders upon the exercise of outstanding warrants. We will receive gross proceeds of $5,677,132 if all of the warrants are exercised for cash by the Selling Stockholders. We will not receive any proceeds from the resale of any common stock by the Selling Stockholders.

     Our common stock trades on the Over-The-Counter Bulletin Board, under the symbol "REMI.OB." On October 19, 2005, the last reported sale price for our common stock was $3.75. There is no public market for the warrants.

     The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

                           --------------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                              --------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

                The date of this Prospectus is October 28, 2005.

                                TABLE OF CONTENTS

                                                                          Page

PROSPECTUS SUMMARY......................................................... 1
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS............................ 4
RISK FACTORS............................................................... 4
   Risks Relating to Our Business.......................................... 4
   Risks Relating To Our Common Stock...................................... 11
USE OF PROCEEDS............................................................ 12
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS.................. 12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS.............................................................. 14
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES................................. 14
DESCRIPTION OF BUSINESS.................................................... 23
DESCRIPTION OF PROPERTY.................................................... 31
LEGAL PROCEEDINGS.......................................................... 31
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS............... 31
EXECUTIVE COMPENSATION..................................................... 33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............. 35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................. 37
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE................................................................. 41
SELLING STOCKHOLDERS....................................................... 41
PLAN OF DISTRIBUTION....................................................... 44
DESCRIPTION OF SECURITIES.................................................. 46
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES................................................................ 47
LEGAL MATTERS.............................................................. 47
EXPERTS.................................................................... 48
TRANSFER AGENT AND REGISTRAR............................................... 48
WHERE YOU CAN FIND MORE INFORMATION........................................ 48
FINANCIAL STATEMENTS


You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  Our Business

     We are a leading provider of cosmetic dentistry products, including a full line of professional dental and retail "Over-The-Counter" tooth whitening products in Europe. We manufacture many of our products in our facility in Deurle, Belgium. We distribute our products ourselves and through the use of third party distributors. For the last three fiscal years, substantially all of our revenue has been generated by our Belgian subsidiary, Remedent N.V. Although we have always had effective "control" over our subsidiary, we have owned only twenty two percent (22%) of our subsidiary until June 3, 2005, at which time we acquired the remaining seventy eight percent (78%) of our subsidiary through the issuance of 7,715,703 post-split shares of our common stock, in the aggregate, to Robin List, our Chief Executive Officer, and Lausha, N.V., a company controlled by Guy De Vreese, our Chairman.

     Our initial product was the RemeCure curing light offered to professional dentists in Europe. However, after just three years, we have broadened our product line to include a full line of professional dental and retail "Over-The-Counter" tooth whitening products.

                          -----------------------------

     Our principal executive offices are located at Xavier de Cocklaan 42, 9831 Deurle, Belgium. Our telephone number is 011-32-9-321-7080. Our website is at http://www.remedent.be.



                                Offering Summary

Common Stock outstanding before the offering....................................12,857,645

Common Stock offered by the Selling Stockholders
not underlying the Warrants (the "Offered Common Stock")........................2,767,959

Common Stock offered by the Selling Stockholders
after the exercise of all the Warrants..........................................6,090,052

Common Stock outstanding after the offering
assuming no Warrants are exercised and all Offered Common
Stock is sold...................................................................12,857,645

Common Stock outstanding after the offering assuming
all warrants are exercised and all Offered Common Stock
is sold.........................................................................16,179,738

Use of Proceeds.................................................................We will not receive any proceeds from the sale of common stock by the
                                                                                Selling Stockholders.  Proceeds we
                                                                                may receive from the exercise of
                                                                                warrants will be used for working
                                                                                capital.

Over-The-Counter Bulletin Board Symbol..........................................REMI.OB



                        Summary of Financial Information

     The following table sets forth certain summary financial data. The summarized financial data for the year end March 31, 2005 and March 31, 2004 have been derived from our audited consolidated financial statements, and the summarized financial data for the three month periods ended June 30, 2005 and June 30, 2004 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this Prospectus.


Consolidated Statements of Operations                 For the years ended              For the three month period ended
Data                                                                                                              June 30,
                                                       March 31,          March 31,       June 30,                  2004
                                                         2005               2004            2005                (Unaudited)
                                                       (Audited)         (Restated)      (Unaudited)             (Restated)
                                                     --------------     ------------   ------------           -------------

Net sales                                             $ 7,072,300       $ 5,234,855     $ 1,378,308             $ 1,756,641

Gross profit                                            4,089,985         2,820,935        $747,623                $945,792

Income (loss) from operations                             887,763           718,589     $ (972,467)                $312,177

Minority interest in Remedent N.V.                       (587,273)         (591,318)    $        -              $  (238,738)
                                                      -------------     ------------   ------------            -------------

Net income (loss)                                     $ (103,428)          $ 16,149    $(1,012,388)             $    51,382
                                                      =============     ============   =============           =============

Income (loss) per share
  Basic                                                 $  (0.05)           $  0.01        $ (0.32)                $ (0.03)
                                                        =========           =======        ========                ========
  Fully diluted                                         $  (0.05)           $  0.01        $ (0.32)                $ (0.02)
                                                        =========           =======        ========                ========
Weighted average shares outstanding
  Basic                                                 2,047,470         1,963,927       3,164,856               1,978,958
                                                        =========         =========       =========               =========
  Fully diluted                                         2,047,470         2,448,856       3,164,856               2,067,708
                                                        =========         =========       =========               =========


Consolidated Balance Sheet Data                                      March 31, 2005            June 30, 2005
                                                                     --------------            -------------
                                                                          (Audited)              (Unaudited)
                                                                          ---------              -----------
Cash and cash equivalents                                               $    40,442               $   23,433

Total assets                                                            $ 2,712,615              $ 2,495,844
                                                                       ============              ===========

Total current liabilities                                               $ 1,807,935              $ 1,665,659
                                                                       ------------              -----------
Minority interest in Remedent N.V.                                      $ 1,178,590                        -

Total stockholders' equity (deficit)                                    $ ( 273,910)             $   757,974
                                                                     --------------              -----------


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe," and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this Prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, plans and objectives, our product release schedules, our ability to design, develop, manufacture and market products, our intentions with respect to strategic acquisitions, the ability of our products to achieve or maintain commercial acceptance and our ability to obtain financing for our obligations. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this Prospectus, for the reasons, among others, described within the various sections of this Prospectus, specifically the section entitled "Risk Factors" on page 4. You should read this Prospectus carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this Prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this Prospectus or to reflect the occurrence of unanticipated events.

     The risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the trading price of our common stock could decline.

                                  RISK FACTORS

     Investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this Prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we are a holding company with substantial operations in Belgium and are subject to legal and regulatory environments that in many respects differ from that of the United States. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. This discussion contains forward-looking statements.

                         Risks Relating To Our Business

We have a history of losses and we could suffer losses in the future.

     With the exception of a small profit of $16,149 on revenue of $5,234,855 for the fiscal year ended March 31, 2004, we have incurred substantial losses. Our losses were $1,963,806 on revenue of $733,853 for the fiscal year ended March 31, 2002; $1,006,374 on revenue of $1,969,144 for the fiscal year ended March 31, 2003; and $103,428 on revenues of $7,072,300 for the fiscal year ended March 31, 2005.

     Although we have experienced substantial growth in our revenues since 2002, we cannot assure you that we will attain sustainable profitability on a quarterly or annual basis in the future. We expect to continue to incur increasing cost of revenues, research and development expenses, sales and marketing and general and administrative expenses commensurate with our growth in revenue. In order to achieve and sustain profitability, we will need to generate and sustain increased revenues.

Our quarterly sales and operating results may fluctuate in future periods and we may fail to meet expectations, which may cause the price of our common stock to decline.

     Our quarterly sales and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. Factors that might cause quarterly fluctuations in our sales and operating results include, but are not limited by the following:

     o variation in demand for our products, including variation due to seasonality;
     o our ability to research, develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;
     o    our ability to control costs;
     o    the  size,  timing,   rescheduling  or  cancellation  of  orders  from
          distributors;
     o    the introduction of new products by competitors;
     o    long sales cycles and fluctuations in sales cycles;
     o the availability and reliability of components used to manufacture our products; o changes in our pricing policies or those of our suppliers and competitors, as well as increased price competition in general;
     o    the  risks  and   uncertainties   associated  with  our  international
          business;
     o costs associated with any future acquisitions of technologies and businesses;
     o    developments  concerning the protection of our proprietary rights; and
     o general global economic, political, international conflicts, and acts of terrorism.

     During  the  quarter   ending  June  30,  2005,   we  recorded  a  non-cash
restructuring expense of approximately $764,151 relating to the issuance of shares and warrants to our financial advisor for services rendered in connection with our corporate restructuring and an additional non-cash interest expense of $100,000 in connection with the conversion of a convertible note that will have a substantial adverse affect on our net income for the period.

The government extensively regulates our products and failure to comply with applicable regulations could result in fines, suspensions, seizure actions, product recalls, injunctions and criminal prosecutions.

     Before most medical devices can be marketed in the United States, they are required by the United States Food and Drug Administration ("FDA") to secure either clearance of a pre-market notification pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act ("FDC Act") (a "510(k) Clearance") or approval of a pre-market approval application ("PMA"). Obtaining approval of a PMA application can take several years. In contrast, the process of obtaining 510(k) Clearance generally requires a submission of substantially less data and generally involves a shorter review period. As discussed more specifically under the subsection title "Regulatory Issue," most Class I and Class II devices enter the market via the 510(k) Clearance procedure, while new Class III devices ordinarily enter the market via the more rigorous PMA procedure. Approval of a PMA application for a new medical device usually requires, among other things, extensive clinical data on the safety and effectiveness of the device. PMA applications may take years to be approved after they are filed. In addition to requiring clearance or approval for new medical devices, FDA rules also require a new 510(k) filing and review period, prior to marketing a changed or modified version of an existing legally marketed device, if such changes or modifications could significantly affect the safety or effectiveness of that device. FDA prohibits the advertisement or promotion of any approved or cleared device for uses other than those that are stated in the device's approved or cleared application.

     We have received approval from the FDA to market our RemeCure dental curing lamp in the United States. We submitted our application for approval on FDA Form 510(k) on October 30, 2002 and received FDA approval for this product on January 9, 2003. None of our other products have FDA approval for marketing in the United States. Although we intend to file applications for FDA approval for the following products: MetaTray(TM) and iWhite(TM) this fiscal year, if such approval is required, there is no assurance that our applications will be approved by the FDA in such an event. If we are unable to obtain FDA approval, if required, we will be unable to sell our products in the United States. However, we believe that our products: MetaTray(TM) and iWhite(TM) will not require a 510(k) submission because the products fall within an exemption under the 510(k) regulation.

     International sales of medical devices are also subject to the regulatory requirements of each country. In Europe, the regulations of the European Union require that a device have a CE Mark, a mark that indicates conformance with European Union laws and regulations before it can be sold in that market. The regulatory international review process varies from country to country. We rely upon our distributors and sales representatives in the foreign countries in which we market our products to ensure we comply with the regulatory laws of such countries. Failure to comply with the laws of such country could have a material adverse effect on our operations and, at the very least, could prevent us from continuing to sell products in such countries.

We may not have effective internal controls if we fail to remedy any deficiencies we may identify in our system of internal controls.

     In preparation for the annual report of management regarding our evaluation of our internal controls that is required to be included in our annual report for the year ended March 31, 2007 by Section 404 of the Sarbanes-Oxley Act of 2002, we will need to assess the adequacy of our internal control, remediate any weaknesses that may be identified, validate that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls. We may discover deficiencies that require us to improve our procedures, processes and systems in order to ensure that our internal controls are adequate and effective and that we are in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. If the deficiencies are not adequately addressed, or if we are unable to complete all of our testing and any remediation in time for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the SEC rules under it, we would be unable to conclude that our internal controls over financial reporting are designed and operating effectively, which could adversely affect our investor confidence in our internal controls over financial reporting.

The loss of or a substantial reduction in, or change in the size or timing of, orders from distributors could harm our business.

     Our international sales are principally comprised of sales through independent distributors, although we sell products in certain European countries through direct sales representatives. A significant amount of our sales may consist of sales through distributors. The loss of a substantial number of our distributors or a substantial reduction in, cancellation of or change in the size or timing of orders from our current distributors could harm our business, financial condition and results of operations. The loss of a key distributor could affect our operating results due to the potential length of time that might be required to locate and qualify a new distributor or to retain direct sales representatives for the territory.

A control group of customers account for a significant portion of our sales and since we do not have long term purchase commitments from our customers our revenues will be adversely affected by any loss of such customers.

     We have one controlled group of customers whose sales have exceeded 30% of our total revenues for the last two fiscal years. This number represents the collective sales for the group Omega Pharma, which includes Omega Pharma NV (Belgium), Chefaro UK, Ltd, Chefaro Espanola SA, Chefaro Nederland BV, Chefaro Portuguesa and Deutsche Chefaro Pharma GmbH. Our customers generally do not provide us with firm, long-term volume purchase commitments. We make significant decisions based on our estimates of customer requirements. No assurances can be given that our distributors will continue to purchase our products or will perform as expected and we may experience lengthy delays and incur substantial costs if we are required to replace distributors in the future. If we lose any of our significant customers, our revenues and results of operations could be adversely affected.

We do not have long term commitments from our suppliers and manufacturers.

     We may experience shortages of supplies and inventory because we do not have long-term agreements with our suppliers or manufacturers. The success of our Company is dependent on our ability to provide our customers with our products. Although we manufacture most of our products, we are dependent on our suppliers for component parts which are necessary for our manufacturing operations. In addition, certain of our present and future products and product components are (or will be) manufactured by third party manufacturers. Since we have no long-term contracts or other contractual assurances with these manufacturers for continued supply, pricing or access to component parts, no assurance can be given that such manufacturers will continue to supply us with adequate quantities of products at acceptable levels of quality and price. While we believe that we have good relationships with our suppliers and our manufacturers, if we are unable to extend or secure manufacturing services or to obtain component parts or finished products from one or more manufacturers on a timely basis and on acceptable terms, our results of operations could be adversely affected.

We face intense competition, and many of our competitors have substantially greater resources than we do.

     We  operate  in  a  highly  competitive   environment.   In  addition,  the
competition in the market for teeth whitening products and services may intensify in the future as we enter into the United States market. There are numerous well-established companies and smaller entrepreneurial companies based in the United States with significant resources who are developing and marketing products and services that will compete with our products. In addition, many of our current and potential competitors have greater financial, technical, operational and marketing resources. These resources may make it difficult for us to compete with them in the development and marketing of our products, which could harm our business.

Our success will depend on our ability to update our technology to remain competitive.

     The dental device and supply industry is subject to technological change. As technological changes occur in the marketplace, we may have to modify our products in order to become or remain competitive. While we are continuing our research and development in new products in efforts to strengthen our competitive advantage, no assurances can be given that we will successfully implement technological improvements to our products on a timely basis, or at all. If we fail to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer demands, or if there are any significant delays in product development or introduction, our revenues and profit margins may decline which could adversely affect our cash flows, liquidity and operating results.

We depend on market acceptance of the products of our customers. If our products do not gain market acceptance, our ability to compete will be adversely affected.

     We launched our MetaTray(TM) products in August 2005 and are working on launching two new products: iWhite(TM) and RemeSmile(TM). Our success will depend in large part on our ability to successfully market our line of products and our ability to receive all regulatory approvals. Although we intend to differentiate our products from our competitors by targeting different channels of distribution, no assurances can be given that we will be able to successfully market our products or achieve consumer acceptance. Moreover, failure to successfully develop, manufacture and commercialize our products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in our targeted market segments. In addition, medical and dental insurance policies generally do not cover teeth whitening procedures, including our products, which may have an adverse impact upon the market acceptance of our products.

Failure to meet customers' expectations or deliver expected performance of our products could result in losses and negative publicity, which will harm our business.

     If our products fail to perform in the manner expected by our customers, then our revenues may be delayed or lost due to adverse customer reaction, negative publicity about us and our products, which could adversely affect our ability to attract or retain customers. Furthermore, disappointed customers may initiate claims for substantial damages against us, regardless of our responsibility for such failure.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

     Although we have not been a party to any product liability lawsuits and are currently not aware of any anticipated product liability claims with respect to our products, the nature of our business exposes us to product liability lawsuits arising out of the commercialization of our products. In the future, an individual may bring a liability claim against us if one of our products causes, or merely appears to have caused, an injury. If we cannot successfully defend ourselves against the product liability claim, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

         o      decreased demand for our products;
         o      injury to our reputation;
         o      costs of related litigation;
         o      substantial monetary awards to customers;
         o      product recalls;
         o      loss of revenue; and
         o      the inability to commercialize our products.

We may have difficulty managing our growth.

     We have been experiencing significant growth in the scope of our operations and the number of our employees. This growth has placed significant demands on our management as well as our financial and operational resources. In order to achieve our business objectives, we anticipate that we will need to continue to grow. If this growth occurs, it will continue to place additional significant demands on our management and our financial and operational resources, and will require that we continue to develop and improve our operational, financial and other internal controls. Further, to date our business has been primarily in

Europe and were we to launch sales and distribution in the United States, we would further increase the challenges involved in implementing appropriate operational and financial systems, expanding manufacturing capacity and scaling up production, expanding our sales and marketing infrastructure and capabilities and providing adequate training and supervision to maintain high quality standards. The main challenge associated with our growth has been, and we believe will continue to be, our ability to recruit and integrate skilled sales, manufacturing and management personnel. Our inability to scale our business appropriately or otherwise adapt to growth would cause our business, financial condition and results of operations to suffer.

It may be difficult to enforce a United States judgment against us, our officers and directors and some of the experts named in this Prospectus, or to assert United States securities laws claims in Belgium and to serve process on substantially all our of our directors and officers and these experts.

     A majority of our directors and our executive officers and some of the experts named in this Prospectus are nonresidents of the United States. A substantial portion of our assets and all or a substantial portion of the assets of these officers and directors and experts are located outside of the United States. As a result, it may be difficult to effect service of process within the United States with respect to matters arising under the United States securities laws or to enforce, in the United States courts, judgments predicated upon civil liability under the United States securities laws. It also may be difficult to enforce in Belgium, in original actions or in actions for enforcement of judgment of United States courts, civil liabilities predicated upon United States securities laws.

If we are unable to protect our intellectual property rights or our intellectual property rights are inadequate, our competitive position could be harmed or we could be required to incur expenses to enforce our rights.

     Our future success will depend, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. In part, we rely on patents to establish and maintain proprietary rights in our technology and products. While we hold licenses to a number of issued patents and have other patent applications pending on our products and technology, we cannot assure you that any additional patents will be issued, that the scope of any patent protection will be effective in helping us address our competition or that any of our patents will be held valid if subsequently challenged. Other companies also may independently develop similar products, duplicate our products or design products that circumvent our patents.

     In addition, if our intellectual property rights are inadequate, we may be exposed to third-party infringement claims against us. Although we have not been a party to any infringement claims and are currently not aware of any anticipated infringement claim, we cannot predict whether third parties will assert claims of infringement against us, or whether any future claims will prevent us from operating our business as planned. If we are forced to defend against third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation. If an infringement claim is determined against us, we may be required to pay monetary damages or ongoing royalties. In addition, if a third party successfully asserts an infringement claim against us and we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, then our business could suffer.

If we are unable to meet customer demand or comply with quality regulations, our sales will suffer.

     We manufacture many of our products at our Deurle, Belgium production facilities. In order to achieve our business objectives, we will need to significantly expand our manufacturing capabilities to produce the systems and accessories necessary to meet demand. We may encounter difficulties in scaling-up production of our products, including problems involving production capacity and yields, quality control and assurance, component supply and shortages of qualified personnel. In addition, our manufacturing facilities are subject to periodic inspections by foreign regulatory agencies. Our success will depend in part upon our ability to manufacture our products in compliance with regulatory requirements. Our business will suffer if we do not succeed in manufacturing our products on a timely basis and with acceptable manufacturing costs while at the same time maintaining good quality control and complying with applicable regulatory requirements.

We are dependent on Guy De Vreese, our Chairman, and/or Robin List, our Chief Executive Officer, and any loss of such key personnel could result in the loss of a significant portion of our business.

     Our success is highly dependent upon the key business relations and expertise of Guy De Vreese, our Chairman, and/or Robin List, our Chief Executive Officer. Unlike larger companies, we rely heavily on a small number of officers to conduct a large portion of our business. The loss of service of our Chairman and/or Chief Executive Officer along with the loss of their numerous contacts and relationships in the industry would have a material adverse effect on our business. We do not have employment agreements with Guy De Vreese or Robin List.

Substantially all of our assets are secured under a credit facility with Fortis Bank, a bank located outside of the United States, and in the event of default under the credit facility we may lose all of our assets.

     On October 8, 2004, Remedent, N.V. obtained a new line of credit facility with Fortis Bank, a Belgian bank, which consisted of a (Euro) 800,000 (US $1,037,200) credit line based on the eligible accounts receivable and a (Euro) 250,000 (US $324,125) general line of credit. This line of credit facility was secured by the assets of the Company. As of May 3, 2005, the Company and the bank agreed to increase the general line of credit to (Euro) 500,000 ($648,250) and decrease the credit line based on the eligible accounts receivable to (Euro) 550,000 ($713,075). As of March 31, 2005, Remedent N.V. had no advances outstanding under this line of credit facility. Although we do not anticipate defaulting on the credit facility, upon the occurrence of an event of default, Fortis Bank will have a right to foreclose on all of the assets of the Company.

We may not be able to secure additional financing to meet our future capital needs.

     We anticipate needing significant capital to introduce new products, further develop our existing products, increase awareness of our brand names and expand our operating and management infrastructure as we grow sales in Europe, Asia and South America and potentially launch sales and distribution activities in the United States. We may use capital more rapidly than currently anticipated. Additionally, we may incur higher operating expenses and generate lower revenue than currently expected, and we may be required to depend on external financing to satisfy our operating and capital needs. We may be unable to secure additional debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, such as the debt covenants under our secured credit facility, which could place limitations on our operations including our ability to declare and pay dividends. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

Our results of operations may be adversely impacted by currency fluctuations.

     We currently have operations in Belgium and distributors in Europe, the Middle East, South America and Asia. A significant portion of our revenue is in currencies other than United States dollars, primarily in Euros. Because our financial statements are reported in United States dollars, fluctuations in Euros against the United States dollar may cause us to recognize foreign currency transaction gains and losses, which may be material to our operations and impact our reported financial condition and results of operations.

Substantially all of our operations are located outside of the United States, substantially all of our sales are generated outside of the United States and substantially all of our assets are located outside of the United States, subjecting us to risks associated with international operations.

     Our operations are in Belgium and 99% of our sales for the fiscal year end March 31, 2005 were generated from customers outside of the United States. The international nature of our business subjects us to the laws and regulations of the jurisdictions in which we operate and sell our products. In addition, we are subject to risks inherent in international business activities, including:

     o difficulties in collecting accounts receivable and longer collection periods,
     o    changes in overseas economic conditions,
     o    fluctuations in currency exchange rates,
     o    potentially weaker intellectual property protections,
     o    changing and conflicting local laws and other regulatory requirements,
     o    political and economic instability,
     o    war, acts of terrorism or other hostilities,
     o    potentially adverse tax consequences,
     o    difficulties in staffing and managing foreign operations, or
     o    tariffs or other trade regulations and restrictions.

If we cannot build and maintain strong brand loyalty our business may suffer.

     We believe that the importance of brand recognition will increase as more companies produce competing products. Development and awareness of our brands will depend largely on our ability to advertise and market successfully. If we are unsuccessful, our brands may not be able to gain widespread acceptance among consumers. Our failure to develop our brands sufficiently would have a material adverse effect on our business, results of operations and financial condition.

                       Risks Relating To Our Common Stock

There is a limited public trading market for our common stock.

     Our Common Stock presently trades on the Over-The-Counter Bulletin Board under the symbol "REMI.OB." We cannot assure you, however, that such market will continue or that you will be able to liquidate your shares acquired in this offering at the price you paid or otherwise. We also cannot assure you that any other market will be established in the future. The price of our common stock may be highly volatile and your liquidity may be adversely affected in the future.

The ownership of our stock is highly concentrated in our management.

     As of October 17, 2005, our present directors and executive officers, and their respective affiliates beneficially owned approximately 65% of our outstanding common stock, including underlying options that were exercisable or which would become exercisable within 60 days of October 17, 2005. As a result of their ownership, our directors and executive officers and their respective affiliates collectively are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control.

We have a substantial number of shares authorized but not yet issued.

     Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our Board of Directors has the authority to issue additional shares of common stock and preferred stock and to issue options and warrants to purchase shares of our common stock and preferred stock without stockholder approval. Future issuance of common stock and preferred stock could be at values substantially below current market prices and therefore could represent further substantial dilution to our stockholders. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

We have historically not paid dividends and do not intend to pay dividends.

     We have historically not paid dividends to our stockholders and management does not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future. The Company intends to retain future earnings, if any, for use in the operation and expansion of our business.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common shares by the Selling Stockholders. We will receive gross proceeds of approximately $5,677,132 if all of the outstanding warrants are exercised by the Selling Stockholders for cash. Any proceeds from the cash exercise of warrants will be used for working capital.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

     Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "REMI.OB." As of October 13, 2005, the number of stockholders of record was approximately 216, not including beneficial owners whose shares are held by banks, brokers and other nominees. As of October 17, 2005, we had a total of 3,848,091 shares of our common stock underlying outstanding options and warrants.

     The following table shows the range of the high and low bid for our common stock as reported by the Over-The-Counter Bulletin Board for the time periods indicated giving effect to a 20 for 1 reverse stock split effective June 3, 2005.

                                                           High           Low
                                                          -----          -----
         Quarter ended June 30, 2003                      $0.60          $0.60
         Quarter ended September 30, 2003                 $2.40          $2.40
         Quarter ended December 31, 2003                  $1.60          $1.60
         Quarter ended March 31, 2004                     $2.00          $2.00
         Quarter ended June 30, 2004                      $2.40          $1.40
         Quarter ended September 30, 2004                 $2.40          $1.06
         Quarter ended December 31, 2004                  $1.40          $0.60
         Quarter ended March 31, 2005                     $2.20          $0.84
         Quarter ended June 30, 2005                      $3.00          $0.94
         Quarter ended September 30, 2005                 $4.00          $1.78

Dividend Policy

     We have paid no dividends on our common stock since our inception and may not do so in the future.

Securities Authorized for Issuance under Equity Compensation Plans

     As of March 31, 2005, we had one equity compensation plan in place, our Incentive and Nonstatutory Stock Option Plan enacted in 2001. The following table contains information regarding this stock option plan as of March 31, 2005:


------------------------------- -------------------------- -------------------------- ----------------------------
                                                                                         Number of securities
                                                                                        remaining available for
                                  Number of securities                                   future issuance under
                                    to be issued upon          Weighted-average           equity compensation
                                 exercise of outstanding       exercise price of           plans (excluding
                                  options, warrants and      outstanding options,        securities reflected
        Plan Category                    rights               Warrants and rights           in column (a))
------------------------------- -------------------------- -------------------------- ----------------------------
Equity Compensation                      222,500                     $1.29                      27,500
Plans approved
by security holders
------------------------------- -------------------------- -------------------------- ----------------------------
Equity Compensation
Plans not approved                         -0-                        -0-                         -0-
by security holders
------------------------------- -------------------------- -------------------------- ----------------------------
Total                                    222,500                     $1.29                      27,500
------------------------------- -------------------------- -------------------------- ----------------------------

     In February and December 2004, in an action taken by written consent of the holders of a majority of the issued and outstanding shares of our common stock, we authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan, following the implementation of the reverse stock split (so as not to be affected by the reverse stock split), reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries. This action became effective June 3, 2005. To date, options to purchase 400,000 shares of Common Stock have been issued to Judd Hoffman under the 2004 Incentive and Statutory Stock Option Plan.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Except for statements of historical facts, this section contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including "believes," "considers," "intends," "expects," "may," "will," "should," "forecast," or "anticipates," or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors." This section should be read in conjunction with our consolidated financial statements.

     The discussion and financial statements contained herein are for the fiscal years ended March 31, 2005 and 2004, and the three month periods ended June 30, 2005 and 2004. The following discussion regarding our financial statements should be read in conjunction with the financial statements included in this Prospectus.

Overview

     During the quarter ended March 31, 2002, through our Belgium based subsidiary, Remedent N.V., we initiated our entrance into the high technology dental equipment market, with the introduction of the RemeCure high-speed dental curing light. Since that time, the majority of our operations have been conducted through our subsidiary, Remedent N.V. In just three years, we capitalized on our initial success with the RemeCure curing light and broadened our product line to include a full line of professional dental and retail "Over-The-Counter" tooth whitening products. We expanded our distribution to encompass over 35 countries throughout Europe, Asia and South America.

     For the last three fiscal years, substantially all of our revenue has been generated by our Belgian subsidiary, Remedent N.V., which has experienced substantial growth in its revenues. Because the controlling stockholders of Remedent N.V. consist of our executive officers or companies owned by our executive officers, we have always had effective "control" over Remedent N.V., as defined by APB 51"Consolidated Financial Statements," even though we had owned only twenty two percent (22%) of this subsidiary.

     On June 3, 2005, we consummated the acquisition of the remaining 78% of our subsidiary, Remedent N.V., and issued 7,715,703 post -split shares of our restricted common stock in exchange for all of the issued and outstanding shares of Remedent N.V. owned or controlled by our executive officers. As a result of this acquisition, Remedent N.V. is now our wholly-owned subsidiary.

     In connection with our restructuring for the quarter ended June 30, 2005, we recorded a non-cash restructuring expense of $764,151 relating to the issuance of shares and warrants to MDB Capital Group, LLC, our financial advisor, for services rendered in connection with our corporate restructuring and an additional non-cash interest expense of $100,000 in connection with the conversion of a convertible note held by MDB Capital Group, LLC into 197,839 shares of our common stock.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis for Presentation

     Our financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the

United States of America. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

     Sales are recorded when products are shipped to customers. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period that related sales are recorded. We recognize revenue in accordance with Staff Accounting Bulletin 101.

Impairment of Long-Lived Assets

     Long-lived assets consist primarily of property and equipment and patents. The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value, less any costs associated with the final settlement. As of June 30, 2005, we believed there was no impairment of our long-lived assets.

Pervasiveness of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate estimates and judgments, including those related to revenue, bad debts, inventories, investments, fixed assets, intangible assets, income taxes, and contingencies. Estimates are based on historical experience and on various other assumptions that we believe reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Accounts Receivable and Allowance for Doubtful Accounts

     We sell professional dental equipment to various companies, primarily to distributors located in Western Europe and Asia. The terms of sales vary by customer, however, generally are 2% 10 days, net 30 days. Accounts receivable is reported at net realizable value and net of allowance for doubtful accounts.

Research and Development Costs

     We expense research and development costs as incurred.

Inventories

     We purchase certain of our products in components that require assembly prior to shipment to customers. All other products are purchased as finished goods ready to ship to customers.

     We write down inventories for estimated obsolescence to estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required.

Patents

     Patents consist of the costs incurred to purchase patent rights and costs incurred to internally develop patents are reported net of accumulated amortization. Patents are amortized using the straight-line method over a period based on their contractual lives.

Conversion of Foreign Currencies

     The reporting currency for our consolidated financial statements is the United States dollar. The functional currency for our European subsidiary, Remedent N.V. is the Euro. We translate foreign currency statements to the reporting currency in accordance with FASB 52. The assets and liabilities whose functional currency is other that the United States dollar are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting period. The statements of income are translated at the average exchange rates during the applicable period. Translation gains or losses are accumulated as a separate component of stockholders' deficit.

Results of Operations

For the Three Month Period Ended June 30, 2005 and June 30, 2004

     The following table presents our consolidated statements of income (loss), as a percentage of sales, for the periods indicated.

                                                      Three Months Ended
                                                          June 30,
                                              -------------------------------
                                                   2005             2004
                                              --------------   --------------
   NET SALES                                     100.00%          100.00%
   COST OF SALES                                  45.76%           46.16%
                                                 -------          -------
   GROSS PROFIT                                   54.24%           53.84%
                                                 -------           ------
   OPERATING EXPENSES
      Research and development                     3.76%            1.68%
      Sales and marketing                          7.90%            4.40%
      General and administrative                  56.74%           29.60%
      Non cash restructuring expense              55.44%            0.00%
      Depreciation and amortization                0.95%            0.39%
                                                 -------           ------
      TOTAL OPERATING EXPENSES                   124.80%           36.07%
                                                 -------           ------
   INCOME (LOSS) FROM OPERATIONS                 (70.56%)          17.77%
                                                 --------          -------
      Other income (expense)                      (4.65%)
    (1.26%)
                                                 --------          -------
   INCOME (LOSS) BEFORE INCOME
     TAXES AND MINORITY INTEREST                 (75.20%)          16.52%
      Minority interest                            0.00%          (13.59%)
      Income tax benefit (expense)                 1.75%            0.00%
                                                 --------          -------
   NET INCOME (LOSS)                             (73.45%)           2.93%
                                                 ========          =======

     Net sales decreased for the three months ended June 30, 2005 by $378,333, or 21.5%, to $1,378,308 as compared to $1,756,641 for the three months ended June 30, 2004. The decrease in net sales for the three months is substantially the result of a sixty day delay in launching of our new MetaTray(TM) products. This delay is the result of startup manufacturing issues. We began to ship MetaTray(TM) products in August 2005. In addition, further contributing to the decline in sales,, our retail customers have begun reducing their on hand inventories of our existing CleverWhite(TM) product in anticipation of the launch of our iWhite(TM) products scheduled to begin towards the end of calendar year 2005.

     Cost of sales decreased for the three months ended June 30, 2005 by $180,164, or 22.2%, to $630,865 as compared to $810,849 for the three months ended June 30, 2004. The decrease in cost of sales is attributable to the reduction in sales revenue and volume during the initial three months of the current fiscal year as described above. Cost of sales as a percentage of net sales remained constant at 46% for three months ended June 30, 2005 and 2004.

     Gross profit decreased by $198,169 to $747,623 for the three month period ended June 30, 2005 as compared to $945,792 for the three month period ended June 30, 2004. Gross profit as a percentage of net sales remained constant at 54% for the three month periods ended June 30, 2005 and 2004. The leveling off of our gross profit percentage as compared to the improvements recognized in the three previous quarters is the result of the higher percentage of total sales being from the sales of professional dentist products, as opposed to the higher margin retail products, which were lower due to the anticipated launch of the iWhite(TM) product.

     Research and development expenses increased $22,312, or 75.6%, to $51,814 for the three months ended June 30, 2005 as compared to $29,502 for the three months ended June 30, 2004, due primarily to our continuing efforts to expand and improve our product line as well as accelerated development costs related to our MetaTray(TM) launched in August 2005 and iWhite(TM) products anticipated to launch in November 2005.

     Sales and marketing costs for the three months ended June 30, 2005 and 2004 were $108,886 and $77,205, respectively, representing an increase of $31,681, or 41%. The increase during the three months ended June 30, 2005 is primarily the result of marketing and promotional materials developed and purchased to support the launching of the MetaTray(TM) products.

     General and administrative costs for the three months ended June 30, 2005 and 2004 were $782,096 and $519,986, respectively, representing an increase of $262,110 or 41%. The increase in actual costs for the three months ended June 30, 2005 as compared to the prior year is the result of our investment in corporate governance and instituting improvements in financial reporting and internal controls resulting in increased expenditures for legal and financial consulting expenditures of $42,000, an additional $110,000 in additional personnel costs for the three months ended June 30, 2005 as compared to the prior year related to increased personnel in product development, sales and manufacturing activities, effectively increasing our employee count from 10 employees as of June 30, 2004 to 21 employees as of June 30, 2005. Also contributing to the increase in general and administrative costs was an increase in travel costs of $80,000 related to our startup manufacturing activities, our increased sales force and our efforts to raise additional capital as well as prepare the foundation for our establishment of operations in the United States.

     In conjunction with our corporate restructuring as of June 3, 2005, MDB Capital Group, LLC ("MDB") received for financial advisory services rendered to us, shares of our common stock equal to 2.5% of our issued and outstanding shares as of June 3, 2005 and five year common stock purchase warrants equal to another 2.5% of our outstanding shares as of June 3, 2005 that will be exercisable beginning ninety (90) days after June 3, 2005 with an exercise price of $1.20 per share. Accordingly, as of June 3, 2005, we issued to MDB or its designee, 247,298 shares of the Company's common stock and 247,298 five year common stock purchase warrants. The market value of our common stock on June 3, 2005 was $1.60 per share, resulting in a value attributable to the stock issued to MDB of $395,677. The value of the warrants, determined in accordance with the Black-Scholes pricing model utilizing an historic volatility factor of 1.52, a risk free interest rate of 6.0% and an expected life for the warrants of five years, is $1.49 per warrant, for a total of $368,474 for the warrants. Accordingly, recognized a non-cash restructuring expense as of June 3, 2005 of $764,151.

     Net interest expense increased by $80,735 to $102,792 from $22,057 during the three months ended June 30, 2005 over the comparable three months ended June 30, 2004. Included in interest expense for the three months ended June 30, 2005 is $100,000 of non-cash interest equal to the value of the beneficial conversion feature on a $100,000 note payable that was converted to common stock on June 3, 2005 computed by taking the difference between the effective conversion price, $0.56 per share (based upon $100,000 in principal and $11,173 in accrued interest, divided by 197,839 shares, the amount of shares required to be issued) and the fair market value of our common stock as of the date of the note was issued ($1.60 per share as of March 23, 2004) times 197,839 shares issued in conversion of the note, not to exceed the original principal value of the convertible note. Not including the $100,000 non cash interest described in the preceding sentence, interest expense decreased $19,265 as a result of our improved cash position resulting in decreased utilization of our available bank credit lines as well as conversion into our common stock of convertible debentures totaling $127,580 in principal at December 31, 2004.

For the Year Ended March 31, 2005 and March 31, 2004

     Comparative details of results of operations for the years ended March 31, 2005 and 2004 as a percentage of sales are as follows:

                                                    2005           2004
                                               --------------- --------------
NET SALES                                           100.00%        100.00%
COST OF SALES                                        42.17%         46.58%
                                                    ------         ------
GROSS PROFIT                                         57.83%         53.42%
                                                    ------         ------
OPERATING EXPENSES
   Research and development                           3.72%          1.73%
   Sales and marketing                                4.60%          3.05%
   General and administrative                        36.44%         34.46%
   Depreciation and amortization                      0.52%          0.45%
                                                     ------         ------
   TOTAL OPERATING EXPENSES                          45.28%         39.69%
                                                     ------         ------
INCOME FROM OPERATIONS                               12.55%         13.73%
                                                     ------         ------
   Other expense                                     -0.58%         -2.12%
                                                     ------         ------
INCOME BEFORE INCOME
  TAXES AND MINORITY INTEREST                        11.98%         11.60%
   Minority interest                                 -8.30%        -11.30%
   Income tax expense                                -5.13%          0.00%
                                                     ------        ------
NET INCOME (LOSS)                                    -1.46%          0.31%
                                                     ======        =======

     Net sales increased by approximately 35% to $7,072,300 in the year ended March 31, 2005 as compared to $5,234,855 in the year ended March 31, 2004. The increase in sales was due to the result of continuing sales efforts and growing market acceptance in: (a) the dental market for our high-speed curing light, as well as after-market products, including accessories, repair services, and proprietary whitening products used with the curing lights and; (b) the consumer market for our tooth whitening products, inclusive of the launch during the latter part of the quarter ended December 31, 2004 of our new CleverWhite Stick product which contributed approximately $675,000 in revenues for the year ended March 31, 2005.

     Cost of sales increased approximately 24% to $2,982,315 in the year ended March 31, 2005 as compared to $2,413,920 in the year ended March 31, 2004. The increase in cost of sales is attributable to the increase in sales for the current fiscal year offset in part by our efforts to reduce components costs as well as perform an increasing amount the manufacturing and assembly functions in house as opposed to outsourcing these functions to third parties. Accordingly, cost of sales, as a percentage of net sales, decreased from 46% for the year ended March 31, 2004 to 42% for the year ended March 31, 2005.

     Gross profit was $4,089,985 in 2005 as compared to $2,820,935 in 2004, an increase of $1,269,050 or 45%. Gross profit as a percentage of sales increased 5%, from 53% of sales for the year ended March 31, 2004 to 58% of sales for the year ended March 31, 2005. The increase in gross profit is the result of our increased sales of the RemeCure curing light which is now assembled and packaged in-house at a lower cost than the previously outsourced product, coupled with a substantial increase in the sales of our higher-margin teeth whitening products which we began assembling and packaging in house in September 2004.

     Research and development expenses were $263,137 for the year ended March 31, 2005 as compared to $90,700 for the year ended March 31, 2004, an increase of $172,437, or 190%, over the prior fiscal year. This increase is attributable to the development costs associated with our new MetaTray(TM) product planned for launch in the coming year targeted primarily at the professional dentist tooth whitening market. We expect to continue to increase our investment in research and development in future periods as we develop other products for both the dental equipment and Over-The-Counter market.

     Sales and marketing costs for the years ended March 31, 2005 and 2004 were $325,175 and $159,723 respectively, which represents an increase of $165,452 or 104%. As a percentage of sales, sales and marketing expenses increased from 3% to 5% for the years ended March 31, 2005 and March 31, 2004. The increase in sales and marketing expenses are related to the increase in overall sales activity resulting from expansion of our product lines as well as marketing costs associated with the launch of our CleverStick product.

     General and administrative costs for the years ended March 31, 2005 and 2004 were $ 2,578,274 and $1,828,383 respectively, an increase of $749,891 or 41%. As a percentage of sales, general and administrative expenses increased from 35% of sales for the year ended March 31, 2004 to 36% of sales for the year ended March 31, 2005. The increase in general and administrative costs as a percentage of net sales reflects our investment in corporate governance and instituting improvements in financial reporting and internal controls resulting in increased expenditures for legal and financial consulting of $90,000. In addition, the increase in general and administrative costs included an additional $482,000 in personnel costs for the year ended March 31, 2005 related to expanded product development and sales activities as compared the personnel costs for the year ended March 31, 2004. Also, travel expenditures increased $90,000 for the year ended March 31, 2005 as compared to the year ended March 31, 2004 as a result of increasing sales and corporate management activities.

     Net interest expense was $66,390 for the year ended March 31, 2005 as compared to $130,422 for the year ended March 31, 2004, a decrease of $64,032, or 76%. The decrease in interest expense is the result of our improved cash position resulting in decreased utilization of our available bank credit lines as well as conversion into our common stock of convertible debentures totaling $127,580 in principal at December 31, 2004.

     Inflation has not had a material effect on our revenue and income from continuing operations in the past two years. We do not expect inflation to have a material future effect.

Liquidity and Capital Resources

     For the last three years, the majority of our operations were conducted by our subsidiary based in Belgium, Remedent N.V. In order for Remedent N.V. to continue the expansion of its product line and customer base, as well as allow our other companies to establish operations in markets other than Europe, including establishment of a sales and distribution capability in the United States we required additional financing either in the form of additional debt or through the sale of additional equity securities.

     On July 20, 2005 we completed a private placement of 2,520,661 Units for an aggregate offering price of $3,780,976 (the "Offering"). Each Unit consists of one share of restricted Common Stock (the "Shares") and one Common Stock Purchase Warrant (the "Warrants") at a price of $1.50 per Unit. The Warrants are exercisable for a period of five years and entitle the holder to purchase one share of restricted Common Stock (the "Warrant Shares") for $1.75 per Warrant Share. We also have the right to redeem the Warrants for $0.01 per Warrant Share covered by the Warrants if the Shares trade on the Over-The-Counter Bulletin Board or similar market above $3.50 per share for 30 consecutive trading days based upon the closing bid price for the Shares for each trading day (the "Redemption Right"), provided, however, that the Warrant Shares have been registered with the Securities and Exchange Commission (the "Commission"). Once the Redemption Right vests, we have the right, but not the obligation, to redeem the Warrants for $0.01 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants. The Units were offered and sold by us to accredited investors in reliance on Section 506 of Regulation D of the Securities Act of 1933, as amended.

     We engaged MDB Capital Group, LLC, as our exclusive agent to offer the Units (the "Placement Agent"). The Placement Agent was entitled to a fee equal to ten percent (10%) of the gross proceeds derived from the sale of the Units together with a five year warrant to purchase up to ten percent (10%) of the number of Units sold in the Offering at an exercise price of $1.50 per Unit. In addition, we agreed to reimburse the Placement Agent for its out-of-pocket expenses related to the Offering and to register the Placement Agent's warrants together with the Shares and Warrant Shares to be registered in connection with the Offering. We have also agreed to indemnify the Placement Agent against various liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Placement Agent may be required to make in respect of any of those liabilities.

     Our strategy is to utilize the funds from the private placement of the Units to launch new products for the professional dentist teeth whitening and Over-The-Counter markets for which development has been substantially completed. These product launches will include our existing markets in Europe and Asia, as well as an initial introduction of our products in the United States market.

Three Month Period Ended June 30, 2004 and June 30, 2005

     Our balance sheet at June 30, 2005 reflects cash and cash equivalents of $23,433 as compared to $40,442 as of March 31, 2005, a decrease of $17,009. Net cash provided from operations decreased by $521,797 to $129,957 for the three months ended June 30, 2005 as compared to net cash provided from operations of $651,474 for the three months ended June 30, 2004. The decrease in net cash provided from operations for the three months ended June 30, 2005 as compared to the three months ended June 30, 2004 is attributable to the increase in net loss before minority interest of $1,326,667 offset by the non cash items included in net loss for the three months ended June 30, 2005 of $395,677 in common stock and $368,474 in warrants issued to MDB for consulting fees related to our restructuring and $100,000 in non cash interest on the beneficial conversion of a $100,000 note payable to the Christopher T. Marlett Living Trust as well as currency exchange losses on net asset balances at March 31, 2005 as a result of the 7% reduction in value of the Euro against the US Dollar during the three months ended June 30, 2005.

     Net cash used in investing activities increased $234,661 to $237,943 for the three months ended June 30, 2005 as compared to net cash used in investing activities of $3,282 for the three months ended June 30, 2004. The increase in net cash used in investing activities is attributable to the purchase of $237,943 in manufacturing and office equipment and during the three months ended June 30, 2005 as a result of our expansion of our manufacturing capabilities and corporate infrastructure.

     Net cash provided by financing activities increased by $719,318 to $120,047 for the three months ended June 30, 2005 as compared to net cash used in investing activities of $599,271 for the three months ended June 30, 2004. The increase in net cash provided from financing activities is attributable to our net borrowings under our line of credit during the three months ended June 30, 2005 as compared with our net repayments under our line of credit during the three months ended June 30, 2004, as well as our additional borrowings for capital leases for manufacturing equipment totaling $89,320 for the three months ended June 30, 2005.

     During the three months ended June 30, 2005, we recognized a reduction in cash and cash equivalents of $29,069 from the effect of exchange rates between the Euro and the US Dollar as a result of the strengthening of the US Dollar of approximately 7% during the three months ended June 30, 2005. During the six months ended June 30, 2004, the effect of exchange rates between the Euro and the US Dollar resulted in a reduction of cash and cash equivalents of $9,758.

For the Year Ended March 31, 2005 and March 31. 2004

     In August 2005, we received a letter from the Securities and Exchange Commission regarding questions and comments related to our annual report on Form 10-KSB for the year ended March 31, 2005 filed on July 14, 2005. The letter addressed an issue related to our presentation of the effect of exchange rate changes on cash and cash equivalents and our compliance with SFAS 95 which discusses presentation of foreign currency exchange rate changes on the Statement of Cash Flows. Upon investigation, it was determined that we had not properly presented the effect of exchange rate changes on cash and cash equivalents for the year ended March 31, 2005 resulting in an overstatement of the effect of exchange rate changes on cash and cash equivalents of $34,991. In addition, as a result of the restatement, for the year ended March 31, 2005 net cash provided by operations increased by $50,178, net cash provided by investing activities increased $24,768 and net cash used by financing activities increased $39,956. The primary effects of the restatement are discussed in "Notes to Consolidated Financial Statements--Note 3--Restatement- March 31, 2005." The following discussion and analysis gives effect to the restatement.

     Our balance sheet at March 31, 2005 reflects cash and cash equivalents of $40,442 as compared to $172,382 as of March 31, 2004, a decrease of $131,940. Net cash provided by operations was $633,908 for the year ended March 31, 2005 as compared to net cash used in operations of $536,471 for the year ended March 31, 2004. The increase in net cash provided from operations for the year ended March 31, 2005 as compared to the year ended March 31, 2004 is attributable primarily to the reductions in the amount of cash generated by current period operating income required to support accounts receivable and inventory balances. This is evidenced by an increase in accounts receivable of $115,185 during the year ended March 31, 2005 as compared to an increase in accounts receivable of $1,106,336 for the year ended March 31, 2004, and an increase in inventories during the year ended March 31, 2005 of $101,318 as compared to an increase in inventories of $343,165 during the year ended March 31, 2004. Partially offsetting the foregoing reductions in cash resources to support accounts receivable and inventories was an increase in prepaid expenses of $166,473 for the year ended March 31, 2005 as compared to a decrease in prepaid expenses of $17,301 for the year ended March 31, 2004, primarily the result of increases in recoverable VAT taxes ($76,493), prepaid Belgium income taxes ($64,825) and prepayments to suppliers for components and other services ($18,827).

     Net cash provided by investing activities was $36,749 for the year ended March 31, 2005 as compared to net cash used in investing activities of $68,558 for the year ended March 31, 2004. On October 8, 2004, we obtained a new line of credit facility with a new Belgian bank which no longer required the (Euro) 235,000 ($288,651 at March 31, 2004) in fixed income securities that had collateralized our previous line of credit. This investment was sold at cost during the quarter ended March 31, 2005 and the proceeds used for general working capital purposes. Cash used in investing activities included $70,299 for the purchase of manufacturing equipment used to expand our manufacturing and assembly capabilities as well as office equipment for additional personnel hired during the year. In addition, in October 2004, we invested $65,000 to acquire from the inventor the exclusive, perpetual license to two issued United States patents which are applicable to several teeth whitening products currently under development. In September 2004, we paid to Lident N.V., a company controlled by Mr. De Vreese, our Chairman, a refundable deposit of (Euro) 100,000 ($129,650) in consideration for an option, exercisable through December 31, 2005, to license a patent and worldwide manufacturing and distribution rights for a potential new product which Lident had rights to prior to Mr. De Vreese' association with us. This advance is subject to our due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, will be assigned to us for additional consideration of (Euro) 100,000 ($129,650) and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not viable, the deposit will be repaid in full by Lident. The consideration we had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors. Consequently, Lident will not profit from the exercise of the option. Furthermore, at a meeting of our Board of Directors on July 13, 2005, the Board accepted Lident's offer to facilitate an assignment of Lident's intellectual property rights to the technology to us in exchange for the reimbursement of
Lident's actual costs incurred relating to the intellectual property. Consequently, if we exercise the option, it is anticipated that all future payments, other than the reimbursement of costs, would be paid directly to the original inventors and not to Lident.

     Net cash used by financing activities was $866,945 for the year ended March 31, 2005 as compared to net cash provided by financing activities of $767,681 for the year ended March 31, 2004. The increase in net cash used in financing activities is attributable to our improved cash flow which allowed us to reduce our bank line of credit by $822,097 for year ended March 31, 2005 as well as reduce the balance due on three loans payable to unrelated parties by $197,111 and make repayments under new loans borrowed during the year ended March 31, 2005 of $105,535. These reductions in outstanding debt were partially offset by our obtaining a two installment loans from a Belgium bank including one in October 2004 in the original principal amount of (Euro) 150,000 ($201,750) payable in 12 equal monthly installments of (Euro) 12,783 ($17,193) and one in January 2005 in the original principal amount of (Euro) 50,000 ($64,825) payable in 12 equal monthly installments of (Euro) 4,166 ($5,402).

     On October 8, 2004, we obtained a new line of credit facility with a new Belgian bank for (Euro) 1,050,000 (US $1,361,325 at March 31, 2005) line of credit, replacing our prior facility, which no longer required as collateral the fixed income securities or the guarantee of Mr. De Vreese, the Company's Chairman. This new line of credit consisted of a (Euro) 800,000 ($1,037,200) credit line based on the eligible accounts receivable and a (Euro) 250,000 ($324,125) general line of credit. Advances are approved by the bank based upon dated bills of exchange issued and signed by the customer for shipped goods. These advances are discounted at a rate of 2.125%. As of March 31, 2005, we had no advances outstanding under this line of credit facility. Interest chargeable on the general line of credit was 4.61% at March 31, 2005. As of May 3, 2005, the bank agreed to increase the general line of credit to (Euro) 500,000 ($648,250) and decrease the credit line based on the eligible accounts receivable to (Euro) 550,000 ($713,075). All other terms and conditions remained unchanged.

     On March 23, 2004, we borrowed $100,000 from the Christopher T. Marlett Living Trust pursuant to the terms of a Convertible Promissory Note and Security Agreement with the Christopher T. Marlett Living Trust. Interest accrues on the loan balance at the rate of 10% per annum, compounding annually. The Note was scheduled to mature on September 30, 2004 and was secured by a Financing Statement on Form UCC-1 on all of our assets. Upon completion of a successful restructuring, the debt was to convert into two percent of our outstanding shares immediately following such restructuring. Upon successful completion of our restructuring on June 3, 2005, this $100,000 convertible note payable automatically converted to 197,839 shares of common stock. As of June 3, 2005, accrued interest on the note was $11,173, resulting in an effective conversion price of $0.57 per share. In accordance with Emerging Issues Task Force ("EITF") consensus on Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", we will recognize the value of the beneficial conversion feature equal to the difference between the effective conversion price, $0.56 per share, and the fair market value of our common stock as of the date of the note was issued ($1.60 per share as of March 23, 2004) as additional interest expense as of the date of the conversion, not to exceed the amount of the proceeds received from the note. Accordingly, we will record $100,000 in additional non cash interest expense as of June 3, 2005.

     Also upon completion of the restructuring, MDB, for financial advisory services rendered to us, was entitled to receive shares of our common stock equal to 2.5% of our issued and outstanding shares as of June 3, 2005 and five year common stock purchase warrants equal to another 2.5% of our outstanding shares as of June 3, 2005 that will be exercisable beginning ninety (90) days after June 3, 2005 with an exercise price of $1.20 per share. Accordingly, as of June 3, 2005, we were obligated to issue to MDB or its designee, 247,298 shares of the Company's common stock and 247,298 five year common stock purchase warrants. The market value of our common stock on June 3, 2005 was $1.60 per share, resulting in a value attributable to the stock issued to MDB Capital of $395,677. The value of the warrants, determined in accordance with the Black-Scholes pricing model utilizing an historic volatility factor of 1.52, a risk free interest rate of 6.0% and an expected life for the warrants of five years, is $1.49 per warrant, for a total of $368,474 for the warrants. Accordingly, we will recognize a non-cash restructuring expense as of June 3, 2005 of $764,151.

                             DESCRIPTION OF BUSINESS

Background

     We were originally incorporated under the laws of Arizona in September 1996 under the name Remedent USA, Inc. In October 1998, we were then acquired by Resort World Enterprises, Inc., a Nevada corporation ("RWE") in a share exchange and RWE immediately changed its name to Remedent USA, Inc. The share exchange was a "reverse acquisition" and accounted for as if we acquired RWE and then recapitalized our capital structure. On July 1, 2001, we formed three wholly-owned subsidiaries, Remedent Professional Holdings, Inc., Remedent Professional, Inc. and Remedent N.V., and began developing high-technology dental equipment. Remedent Professional, Inc. and Remedent Professional Holdings, Inc. are both wholly-owned subsidiaries and have been inactive since inception. In June 2005, we formed Remedent Asia Pte Ltd, a wholly-owned subsidiary formed under the laws of Singapore.

     In December 2002, as a result of losses incurred during its start-up period, Remedent N.V.'s shareholder equity fell below that which is required under Belgium law. In accordance with Belgium law, Remedent N.V. retained the

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

services of an independent Belgium certified accountant to determine the amount of additional capital contribution necessary to bring Remedent N.V.'s balance sheet into compliance. As a result of this analysis, it was determined that additional capital of 310,000 Euros ($321,687 as of December 2002) would be required and, further, that Remedent N.V.'s valuation prior to such capital contribution was 88,500 Euros. In as much as we lacked the financial resources to provide the additional capital required, Remedent N.V. elected to issue 7,171 shares of its common stock to Lausha N.V., a company controlled by Guy De
Vreese, in exchange for conversion of 50,000 Euros in notes payable and contribution of the 235,000 Euros in fixed income marketable securities owned by Mr. De Vreese that had been used as collateral for a credit line, both as an irrevocable capital contribution to Remedent N.V. In addition, Remedent N.V. issued 629 shares to Robin List in exchange for conversion of 25,000 Euros in notes payable as an irrevocable capital contribution to Remedent N.V. Until June 30, 2003, we had a unilateral right to repurchase the shares issued to Lausha N.V. and Robin List at the same price that the shares were sold to these parties however we were unable to obtain the required resources to accomplish this. As a result of this transaction, our ownership in our subsidiary was diluted from 100% to 22%.

     For the last three fiscal years, substantially all of our revenue has been generated by our subsidiary, Remedent N.V., which has experienced substantial growth in its revenues and has achieved positive operating income for the fiscal year ending on March 31, 2005.

     In February and December 2004, in an action taken by written consent of the holders of a majority of the issued and outstanding shares of our common stock, we; (i) increased the number of our authorized shares to 60,000,000 shares, consisting of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock, (ii) approved implementation of a one-for-twenty reverse stock split with consideration for fractional shares to be issued in the form of scrip, and (iii) changed our name from "Remedent USA, Inc." to "Remedent, Inc." The written consent also authorized acquisition of the remaining 78% of our subsidiary, Remedent N.V., that we did not own in exchange for 7,715,703 post-split shares of our common stock in a transaction involving from Messrs. Guy De Vreese and Robin List, our Chairman and Chief Executive Officer respectively. Lastly, the written consent authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan, following the implementation of the reverse stock split (so as not to be affected by the reverse stock split), reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries.

     On June 3, 2005, we consummated the acquisition of Remedent N.V. and issued 7,715,703 post- split shares of its restricted common stock to the Lausha N.V., a company controlled by Guy De Vreese, and to Robin List in exchange for all of the issued and outstanding shares of Remedent N.V. owned by Lausha N.V. and Robin List. As a result of this acquisition, Remedent N.V. is our wholly owned subsidiary.

     Also, on June 3, 2005, we amended our Articles of Incorporation pursuant to the filing of the Amended and Restated Articles of Incorporation with the Nevada Secretary of State. The Amended and Restated Articles of Incorporation (i) changed our name from "Remedent USA, Inc." to "Remedent, Inc." (ii) increased the number of authorized shares to 60,000,000 shares consisting of 50,000,000 shares of common stock and 10,000,000 shares of Preferred Stock, and (iii) effected a one-for-twenty reverse stock split.

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

Current Products and Business Strategy

     Beginning in 2002, our initial focus was on the needs of the professional dentist market in Western Europe. Leveraging our knowledge of regulatory requirements regarding dental products in each market and our management's experience in understanding the needs of the professional dental community, development was completed on the RemeCure plasma curing light. The key differentiating advantages built into the RemeCure light were the ability to have a single device utilized for two applications: 1) curing dental composite materials in only seconds and; 2) for single appointment, in-office whitening in less than forty minutes.

     Starting in Belgium and the Netherlands, the RemeCure light was launched utilizing our proprietary Distributor Assisted Marketing programs. First, we identified an established dealer in each market with a well developed sales force familiar with sales of capital equipment to the professional dentist community. Second, we developed aggressive lead generation programs and other marketing techniques which served as a blue print for the dealers to implement. The combination of a well-trained dealer force and a dealer assisted marketing and lead generation programs has proven to be far more effective than utilizing a direct sales approach, which is much slower and more costly to establish. As a result of this approach, in just three years we have established dealers in 35 countries encompassing, Europe, Asia, Latin America, the Pacific Rim and the Middle East.

     Leveraging on our early success with the RemeCure light, in 2003, we introduced the RemeWhite In Office Whitening System. Based upon the initial RemeCure light, a new light, called the RemeCure CL-15, was developed featuring new enhancements to the hardware and software enabling this light to be fully automated thereby eliminating the need for the dentist to hold the light during whitening treatments. In addition, a proprietary gel was formulated to be used with the system as well as a time saving method to apply the gel. An additional benefit of the RemeWhite system is the repeat sales of the gel to users of the system providing ongoing revenue streams that we anticipate will continue to grow annually. In 2004, the RemeWhite Home Maintenance Kit was introduced to be sold by dentists to their patients, featuring 16 pre-filled trays with a level of whitening agent safe for home use yet stronger than most Over-The-Counter products.

     Also introduced in September 2004 was Formulation+, a new whitening gel for use primarily for patients with serious discolorations. Additional benefits of this new gel are prolonged shelf life, up to 14 months, as well as increased resistance to temperature fluctuations in storage and transport.

     Initially, all of the manufacturing related to the above products was conducted through third party manufacturers under our supervision thereby minimizing demands on capital resources. Beginning in 2003, parts of the manufacturing and the majority of the final assembly of our products were brought in house, thereby improving control over product quality while significantly reducing product costs.

     In July 2003 we launched our first product developed for distribution through Over-The-Counter retail outlets, specifically pharmacies. CleverWhite(TM) features a unique non-peroxide formula, thereby overcoming the European Union regulatory ban on Over-The-Counter sales of peroxide compounds, the active ingredient typically found in all United States tooth whitening products. Combining a mouth tray with a unique gel delivery system that requires no mixing, no syringes or even filling the tray, CleverWhite utilizes pre-filled pouches that are placed in the mouth tray and activate once in the mouth with no dripping or other discomfort often associated with tray based whitening systems.

     CleverWhite's initial entrance into the Over-The-Counter market was in Holland and Belgium, in both cases through local distributors. Our initial success soon drew the attention of Omega Pharma, one of Europe's largest distributors of branded products for pharmacies. In October 2002, we entered

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

into a distribution agreement with Omega Pharma granting Omega Pharma exclusive distribution rights to CleverWhite in Spain, Portugal, Belgium, Germany, and the Netherlands. In January 2005, the original agreement expired and we began conducting business with each of the Omega Pharma companies in the local countries individually, as opposed to centralized purchasing through Omega Pharma headquarters. In doing so, we were able to strengthen our business relationship at the local level, lessen our dependency on a single office as the decision maker for the Omega Group and, in some cases, broaden our product lines distributed by the companies within the Omega Group to include professional dentist products as well as our Over-The-Counter products.

     Duplicating the model we learned in the professional dental segment, our retail strategy has been to focus on product development and marketing and to rely on our distributor network assisted by our internally developed marketing programs for servicing our customers in each market. This same model has been expanded beyond Western Europe to include Asia, the Middle East and Latin America.

     CleverWhite was initially manufactured by third party manufacturers under the supervision of our own personnel. In the last eighteen months, we have been expanding our internal manufacturing capabilities at our headquarters in Belgium. Today, CleverWhite is completely manufactured in-house except for foam trays, thereby reducing cost and lead time, improving margins and enabling us to improve product quality.

     CleverWhite's introduction in Europe represented one of the first Over-The-Counter whitening products in many European markets. To date, many of the countries in Europe prohibit the use of peroxide based compounds in Over-The-Counter retail whitening products and, where permitted, it is often in concentrations too low to maintain satisfactory levels of efficacy. Furthermore, we have not targeted our Over-The-Counter products at the supermarket channels, where we would face price competition from United States whitening products such as Crest Whitestrips, but rather at the specialty pharmacy market that still thrives throughout Europe. As a result, CleverWhite is able to maintain higher perceived value and visibility within its target market.

     Capitalizing on the CleverWhite's initial success, we launched our second Over-The-Counter product in the fourth quarter of calendar year 2004. CleverWhite Day & Night sticks offer a portable, easy to use, whitening solution at what we believe to be a very affordable price. Initial sales for this new product exceeded our expectations and has helped to solidify retail shelf space and market share.

Research and Development

     During  the  year  ended  March  31,  2005 we  expanded  our  research  and development resources by the hiring of a PhD in Chemistry and additional pharmacists with expertise in the European regulatory authorities and additional collaborating with additional outside consultants who specialize in the technologies of teeth whitening. Research and development expenses were $263,137 for the year ended March 31, 2005 as compared to $90,700 for the year ended March 31, 2004, an increase of $172,437, or 190%, over the prior fiscal year. As a result of this investment, we believe that our subsidiary, Remedent N.V., fully complies with all applicable regulations regarding Over-The-Counter teeth whitening products. We expect to continue to increase our investment in research and development in future periods as we develop other products for both the dental equipment and Over-The-Counter market.

New Product Development

     We have been active in the development of new products for both the professional dental and retail segment which, for the first time, include proprietary technology that will enable Remedent to pursue new markets with

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

products that we believe feature unique advantages in efficacy, convenience and affordability.

     For the last several years, professional teeth whitening administered by professional dentists has been a rapidly expanding component of the total revenue of dental practices worldwide and particularly in the United States. Regardless of the specific products used by the dentist, the procedure always required three key components:

     o Application of a peroxide based compound in concentrations five to ten times that found in Over-The-Counter products. Frequently these compounds drip and run out of the patient's mouth and can cause irritation to the gums if not properly administered.

     o Stimulation of the whitening abilities of that compound by applying a combination of light and heat to the surface of the teeth. This process usually takes between 15 and 30 minutes of time.

     o Utilization of the dentist's chair during the procedure. As a result, the dentist is precluded from working on other patients which in turn increases the cost the dentist needs to charge for the procedure.

     To address these issues, we developed Meta Tray(TM), a completely self contained whitening system that can be administered by dentists that:

     o    Does not require chair time.

     o    Incorporates all the benefits of heat and light for activating gel.

     o Introduces a proprietary gel delivery system that eliminates dripping and running while enhancing protection for surrounding gums and tissue.

     The MetaTray(TM) kit consists of a proprietary, reusable mouthpiece that has embedded in the mouthpiece both a heating element and an electroluminescent mesh that are powered by a rechargeable 9 volt power source providing heat and light similar to that which is delivered to the teeth by conventional dental lights.

     The system also will introduce a proprietary foam strip that is unique in the manner in which it releases peroxide to the tooth surface without dripping or running. The MetaTray(TM) kit is easy to handle, to store, and to discard. It works by a gradual release. As the mouth is producing more saliva - the saliva is absorbed by the foam and is pushing the peroxide out of the foam in a chemical reaction. This also prolongs the release of peroxide allowing for a more gradual treatment thus minimizing irritation to the gums and surrounding tissue. Most importantly, since the MetaTray(TM) kit can be used at home by the patient, foam strips with the appropriate concentration of peroxide can be provided by the dentist thereby generating a continuing revenue stream for the dentist while achieving high levels of patient satisfaction.

     In addition to MetaTray(TM), we have also completed development for a retail version of this product called iWhite(TM), which, when combined with lower concentrations of the whitening agent, we anticipate marketing as an Over-The-Counter product in conjunction with CleverWhite.

     We further anticipate that both iWhite(TM) and MetaTray(TM) will be manufactured using third party manufacturing facilities due to the tooling, assembly and volume requirements expected for these new products and

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

technologies. We have identified these manufacturers, who are located in China, and have begun tooling and preproduction prototypes.

     Another rapidly growing segment in dental practices within the United States is what is known as veneers or bondings to achieve a complete "smile makeover". With bonding, a dentist adheres a composite material directly on the tooth which lasts about 3 to 6 years and tends to discolor. Porcelain veneers, though a more lasting solution (ten years or more), require a significantly more invasive procedure to install which is irreversible, requires a very high level of training and skill from the dentist and can cost from $700 to $2,000 per tooth.

     Irrespective of the cost of bondings and veneers, we believe that demand for these procedures continues to grow fueled by television programs such as "Extreme Makeover" which emphasize the transformation that can be achieved by a new smile. For two years, we have been in development of a new methodology for the manufacture and application of veneers utilizing new synthetic materials that exhibit attributes we believe are superior to porcelain.

     Branded as RemeSmile(TM), this new procedure is based upon patent pending technology that enables the veneers to actually be manufactured as a single unit and placed in a customized tray that enables dentists with only minimal training to quickly and easily apply up to six teeth in one 30 - 45 minute application.

     Because of the high level of automation engineered into the process combined with the relative speed of application, we anticipate that the cost for these veneers will be a fraction of traditional veneers and bondings while offering the patient reversibility, durability, comfort and outstanding appearance. Patents have been applied for in Europe covering the RemeSmile(TM) veneers which we then expect to follow with United States patent applications.

     With the development of our new products, we believe we are now poised to launch in the United States, the largest teeth whitening market in the world. We anticipate that the initial launch will focus on MetaTray(TM) in the professional dental segment. We have initiated discussions with several major dental products distributors for this market segment. As was the case in Europe and Asia, we expect the launch will be supported by our marketing efforts focused on targeted print trade advertising, trade show attendance, direct mailing of DVD demonstration video's and a significant public relations effort.

Intellectual Property

     In October 2004, we acquired from the inventor the exclusive, perpetual license to two issued United States patents which are applicable to the MetaTray(TM) kit. Pursuant to the terms of the license agreement, we were granted an exclusive, worldwide, perpetual license to manufacture, market, distribute and sell the products contemplated by the patents subject to; 1) the payment of $65,000 as reimbursement to the patent holder for legal and other costs associated with obtaining the patents, which was paid in October 2004, and royalties for each unit sold subject to an annual minimum royalty of $100,000 per year. We anticipate that these patents will provide protection against potential competition for the MetaTray(TM) product within the United States and we intend to pursue worldwide applications for these patents.

     We have filed two European patent applications related to the RemeSmile(TM) product and four international patents applications related to the MetaTray(TM) and iWhite(TM) products which are pending, including patent applications related to the foam strip technology utilized in these products.

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

     We also have ongoing research and development efforts to improve and expand our current technology and to develop new teeth whitening products. We intend to continue to apply for patents when we believe it is in our interest to do so and as advised by patent counsel. We rely and will continue to rely on trade secrets, know-how and other unpatented proprietary information in our business. Certain of our key employees and consultants are required to enter into confidentiality and/or non-competition agreements to protect our confidential information.

     We also own the rights to registered trademarks and service marks in the United States and in several foreign countries including, but not limited to, "CleverWhite." We have filed applications to register trademarks and service marks in the United States and in several foreign countries including but not limited to "iWhite(TM)", "MetaTray(TM)" and "Remedent."

Major Customers

     We currently have one major group of customers, Omega Pharma, which includes Omega Pharma NV (Belgium), Chefaro UK, Ltd, Chefaro Espanola SA, Chefaro Nederland BV, Chefaro Portuguesa and Deutsche Chefaro Pharma GmbH, whose continued sales were 37% and 45% of total revenues for the fiscal years ended March 31, 2005 and March 31, 2004, respectively.

Competition

     International markets including Europe, Asia and Latin America have followed the United States' lead in expanding offerings in the areas of tooth whitening. Leading the way in both the professional dentist and retail segments have been United States based companies seeking to expand their distribution. Impeding these efforts has been the inability of many of these companies to fully understand the differences from both a distribution and a regulatory standpoint that apply in each of the European and Asian markets. Notwithstanding the formation of the European Union and its efforts to standardize regulatory and business practices throughout Europe, these practices in reality vary widely from country to country. In addition, unlike the United States market where pharmacies and supermarkets have become homogenized as to retail product offerings and pricings, most companies in Europe need to distinguish between the locally owned pharmacy and the supermarket chains with regard to product brands and pricing offered. We have not targeted our Over-The-Counter products at the supermarket channels, where our products would face price competition from United States whitening products such as Crest Whitestrips, but rather at the specialty pharmacy market that's still thrives throughout Europe. As a result, we believe that CleverWhite is able to maintain higher perceived value within its target market.

     Competition in the professional dentist products comes primarily from the larger United States based competitors including Brite-Smile, Rembrandt (now a subsidiary of Gillette Company, Inc.), Discuss Dental, Inc. and Zoom. All of these companies offer light and whitening solutions to the professional dentist community. Despite our competition's advantage with respect to size, resources and name recognition, we have continued to build market share for the following reasons:

     o Better combined pricing strategy than the competition when considering net cost for whitening materials and initial cost of light.
     o    Dual purpose light to maximize value of initial investment.
     o    Ease of use from  automated  functionality  of  light,  speed  and gel
          application   method.
     o Superior gel formulation which maximizes performance while minimizing sensitivity.
     o    Home maintenance kit for improved patient satisfaction.

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

Regulatory Issues

     As we market dental products which are legally defined to be medical devices, we are considered to be a medical device manufacturer and as such we are subject to the regulations of, among other governmental entities, the United States Food and Drug Administration (the "FDA") and the corresponding agencies of the states and foreign countries in which we sell our products. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacture and labeling of medical devices, the maintenance of certain records and the reporting of potential product problems and other matters. A failure to comply with such regulations could have material adverse effects on our business.

     The Federal Food, Drug and Cosmetic Act ("FDC Act") regulates medical devices in the United States by classifying them into one of three classes based on the extent of regulation believed necessary to ensure safety and effectiveness. Class I devices are those devices for which safety and effectiveness can reasonably be ensured through general controls, such as device listing, adequate labeling, pre-market notification and adherence to the Quality System Regulation ("QSR") as well as medical device reporting, labeling and other regulatory requirements. Some Class I medical devices are exempt from the requirement of pre-market approval or clearance. Class II devices are those devices for which safety and effectiveness can reasonably be ensured through the use of special controls, such as performance standards, post-market surveillance and patient registries, as well as adherence to the general controls provisions applicable to Class I devices. Class III devices are devices that generally must receive pre-market approval by the FDA pursuant to a pre-market approval application ("PMA") to ensure their safety and effectiveness. Generally, Class III devices are limited to life sustaining, life supporting or implantable devices; however, this classification can also apply to novel technology or new intended uses or applications for existing devices.

     Before most medical devices can be marketed in the United States, they are required by the FDA to secure either clearance of a pre-market notification pursuant to Section 510(k) of the FDC Act (a "510(k) Clearance") or approval of a PMA. Obtaining approval of a PMA can take several years. In contrast, the process of obtaining 510(k) Clearance generally requires a submission of substantially less data and generally involves a shorter review period. Most Class I and Class II devices enter the market via the 510(k) Clearance procedure, while new Class III devices ordinarily enter the market via the more rigorous PMA procedure. In general, approval of a 510(k) Clearance may be obtained if a manufacturer or seller of medical devices can establish that a new device is "substantially equivalent" to a predicate device other than one that has an approved PMA. The claim for substantial equivalence may have to be supported by various types of information, including clinical data, indicating that the device is as safe and effective for its intended use as its legally marketed equivalent device. The 510(k) Clearance is required to be filed and cleared by the FDA prior to introducing a device into commercial distribution. Market clearance for a 510(k) Notification submission may take 3 to 12 months or longer. If the FDA finds that the device is not substantially equivalent to a predicate device, the device is deemed a Class III device, and a manufacturer or seller is required to file a PMA. Approval of a PMA for a new medical device usually requires, among other things, extensive clinical data on the safety and effectiveness of the device. PMA applications may take years to be approved after they are filed. In addition to requiring clearance or approval for new medical devices, FDA rules also require a new 510(k) filing and review period prior to marketing a changed or modified version of an existing legally marketed device if such changes or modifications could significantly affect the safety or effectiveness of that device. FDA prohibits the advertisement or promotion of any approved or cleared device for uses other than those that are stated in the device's approved or cleared application.

     We have received approval from the FDA to market our RemeCure CL15 dental curing lamp in the United States. We submitted our application for approval on FDA Form 510(k) on October 30, 2002 and received FDA approval for this product

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

on January 9, 2003. None of our other products have FDA approval for marketing in the United States. We intend to file applications for approval on FDA Form 510(k) for MetaTray(TM), iWhite(TM) and RemeSmile(TM) during our fiscal year ending March 31, 2006, if such approval is required under the FDA. We believe that our products: MetaTray(TM), iWhite(TM) and RemeSmile(TM) will not require a 510(k) submission because the products fall within an exemption under the 510(k) regulation.

     International sales of medical devices are also subject to the regulatory requirements of each country. In Europe, the regulations of the European Union require that a device have a CE Mark, a mark that indicates conformance with European Union laws and regulations before it can be sold in that market. The regulatory international review process varies from country to country. We rely upon our distributors and sales representatives in the foreign countries in which we market our products to ensure we comply with the regulatory laws of such countries.

Costs and Effects of Compliance with Environmental Laws and Regulations

     We are not involved in a business which involves the use of materials in a manufacturing stage where such materials are likely to result in the violation of any existing environmental rules and/or regulations. Further, we do not own any real property which could lead to liability as a landowner. Therefore, we do not anticipate that there will be any substantial costs associated with the compliance of environmental laws and regulations.

Employees

     We currently retain 21 full-time employees in Belgium. We currently have one employee in the United States. We currently have employment agreements with Philippe Van Acker, our Chief Financial Officer, and Judd Hoffman, our Vice-President of Worldwide Sales and Operations. We believe that our employee relationships are satisfactory. Long term, we will attempt to hire additional employees as needed based on our growth rate.

                             DESCRIPTION OF PROPERTY

     We lease a 26,915 square foot office and warehouse facility in Deurle, Belgium from an unrelated party pursuant to a nine year lease commencing December 20, 2001 at a base rent of (Euro) 6,560 per month ($8,505 per month at March 31, 2005). In addition, we are responsible for the payment of annual real estate taxes on the property that totaled (Euro) 3,245 ($4,207) for calendar year 2004.

                                LEGAL PROCEEDINGS

     We are not a party to any material legal proceeding.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

     The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became one of our directors or executive officers. Our executive officers are elected annually by the Board of Directors. Each year our stockholders elect the board of directors. Our executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors.

There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer.

      ---------------------- ------- -----------------------------------------------------------
      Person                   Age   Position
      ---------------------- ------- -----------------------------------------------------------
      Guy De Vreese             50   Chairman
      ---------------------- ------- -----------------------------------------------------------
      Robin List                34   Director and Chief Executive Officer
      ---------------------- ------- -----------------------------------------------------------
      Philippe Van Acker        41   Chief Financial Officer and Assistant Secretary
      ---------------------- ------- -----------------------------------------------------------
      Stephen Ross              46   Director and Secretary
      ---------------------- ------- -----------------------------------------------------------
      Fred Kolsteeg             62   Director
      ---------------------- ------- -----------------------------------------------------------
      Judd Hoffman              31   Vice President of Worldwide Sales and Operations
      ---------------------- ------- -----------------------------------------------------------


     Guy De Vreese, Chairman. From April 1, 2002, Mr. De Vreese has served as our Chairman of the Board. From June 2001 Mr. De Vreese has also served as President of Remedent N.V. Mr. De Vreese served as President of DMDS, Ltd., a European subsidiary of Dental & Medical Systems, Inc. DMDS, Ltd. developed and marketed high-tech dental equipment. In August 1996, Mr. De Vreese founded DMD N.V., a Belgian company that was the independent European distributor for DMDS products and was its Chief Executive Officer until DMD purchased its distribution rights in April 1998. From 1998 to the present , Mr. De Vreese has worked as CEO of Lident, N.V., a Belgian company that merged with DMD. From October 2002 to the present, Mr. De Vreese has served as director of Lident, N.V. and Lausha, N.V. Mr. De Vreese also served as a consultant providing services to DMDS, Ltd. from February 1999 to June 2001.

     Robin List, Director and Chief Executive Officer. From April 1, 2002, Mr. List has served as our CEO and as a director. From April 2001, Mr. List has served a director of Remedent N.V. From January 1998 through April 2001, Mr. List was a director of New BitSnap N.V., a Belgian company. In this position Mr. List consulted for DMDS Ltd., a European subsidiary of Dental & Medical Diagnostic Systems, Inc. DMDS, Ltd. developed and marketed high-tech dental equipment. From August 1995 to January 1998 Mr. List served as commercial director for WAVE Imaging B.V. a Dutch based company that provided digital services. Mr. List resides in Belgium.

     Philippe Van Acker, Chief Financial Officer and Assistant Secretary. Mr. Van Acker was appointed as our Chief Financial Officer as of March 30, 2005. From July 2001 to March 30, 2005, Mr. Van Acker has served as a director of the Company's subsidiary, Remedent N.V. where he has also served as financial controller. From 1999 to 2001, Mr. Van Acker served as Director of Finance for DMDS, Ltd., a European subsidiary of Dental & Medical Diagnostic Systems, Inc., a company that developed and marketed high-tech dental equipment. From 1992 to 1999, Mr. Van Acker held various positions with Pfizer Medical Technology Group. The Company has an employment agreement with Mr. Van Acker dated as of June 8, 2001.

     Stephen Ross, Director and Secretary. Mr. Ross has served as a director and Chief Financial Officer of the Company since August 2001 and as our Secretary since April 2002. From February 1998 through January 2001, Mr. Ross was CFO of Dental & Medical Diagnostic Systems, Inc., a company that developed and marketed high-tech dental equipment and declared bankruptcy in July 2001. Commencing in 1996 and terminating February 1998, Mr. Ross served as a senior management consultant with Kibel and Green, a corporate restructuring and management firm. Prior to working for Kibel and Green, Mr. Ross served as CFO and co-founder of a personal care company, and as tax manager with an accounting firm. Mr. Ross resides in Los Angeles, California. Since April 2003, Mr. Ross has worked as CEO of IMDS, LLC, which is a United States distributor for the Company.

     Fred Kolsteeg, Director. Mr. Kolsteeg has served as a director of the Company since May 2002. Since 1996, Mr. Kolsteeg has served as the president of WAVE Communications, a Dutch based advertising agency. Prior to founding WAVE in

1996, he founded several other advertising agencies such as ARA, Team and Team Saatchi. Mr. Kolsteeg has also worked at Phillips and Intermarco Publicis. Mr. Kolsteeg is the Chief Executive Officer and director of Kolsteeg Beleggingsmaatschappij B.V. and PureWhite International BV. Mr. Kolsteeg resides in Holland.

     Judd Hoffman, Vice President of Worldwide Sales and Operations. Mr. Hoffman was appointed our Vice President of Worldwide Sales and Operations in October 2005. Mr. Hoffman was the Executive Director of Global Operations of Discus Dental, Inc., a manufacturer and distributor of dental supplies from February 2003 to October 2005. From January 2002 to February 2003, he worked as an independent consultant for various multi-national companies supervising the growth and management of offices worldwide. From 1998 to 2002, he was the Chief Operating Officer, Senior Vice President of Global Business Development and Co-Founder of Junroo Netcommunications, Inc., an international privately-managed internet protocol network and services company. Mr. Hoffman earned his bachelor's degree in Biology and Psychology from the University of Georgia.

Audit Committee Financial Expert

     Our Board of Directors has not established a separate audit committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Instead, our entire Board of Directors acts as the audit committee within the meaning of Section 3(a)(58)(B) of the Exchange Act. In addition, no director on our Board of Directors currently meets the definition of an "audit committee financial expert" within the meaning of
Item 401(e) of Regulation SB. We are currently seeking candidates for outside directors and for a financial expert to serve on a separate audit committee when we establish one. Due to our small size and limited resources, it has been difficult to recruit outside directors and financial experts, especially due to the fact that we do not have directors and officer's liability insurance to offer suitable candidates.

                             EXECUTIVE COMPENSATION

Summary Compensation

     The following table and attached notes sets forth the compensation of our executive officers and directors during each of the last three fiscal years. The remuneration described in the table does not include our costs of benefits furnished to the named executive officers, including premiums for health insurance, reimbursement of expense, and other benefits provided to such individual that are extended in connection with the ordinary conduct of our business. The value of such benefits cannot be precisely determined, but the executive officers named below did not receive other compensation in excess of the lesser of $25,000 or 10% of such officer's cash compensation:




                                                  Annual Compensation                   Long Term Compensation
                                                -------------------------               ----------------------
                                                                                     Awards               Payouts
                                                                                     ------               -------
                                                               Other        Restricted     Securities       LTIP
         Name and                                             Annual           stock       Underlying       pay-       All other
        Principal                    Salary     Bonus      compensation      award(s)       Options/        outs     compensation
         Position           Year      ($)        ($)            ($)             ($)         SARs (#)         ($)           ($)
------------------------------------------------------------------------------------------------------------------------------------

Guy De Vreese,(1)           2005          $-0-     $-0-               $-0-          $-0-             -0-      $-0-     $225,000(2)
Chairman, CEO               2004          $-0-     $-0-               $-0-          $-0-             -0-      $-0-     $214,000(2)
of Remedent N.V.            2003          $-0-     $-0-               $-0-          $-0-             -0-      $-0-     $132,000(2)

Robin List,(3) Director     2005      $188,000     $-0-               $-0-          $-0-             -0-      $-0-           $-0-
CEO                         2004      $169,000     $-0-               $-0-          $-0-             -0-      $-0-           $-0-
                            2003      $110,000     $-0-               $-0-          $-0-             -0-      $-0-           $-0-

Philippe Van Acker,         2005      $105,000     $-0-               $-0-          $-0-             -0-      $-0-           $-0-
CFO(6)                      2004      $ 94,000     $-0-               $-0-          $-0-             -0-      $-0-           $-0-
                            2003      $ 83,000     $-0-               $-0-          $-0-             -0-      $-0-           $-0-

Stephen F.  Ross,(5)        2005          $-0-     $-0-               $-0-          $-0-             -0-      $-0-           $-0-
Director,                   2004       $60,000     $-0-               $-0-          $-0-             -0-      $-0-           $-0-
Secretary                   2003       $28,951     $-0-               $-0-          $-0-       50,000(4)      $-0-           $-0-


(1) In March 2002, prior to Mr. De Vreese becoming an officer or director of the Company, he was issued options to purchase 50,000 shares of our common stock, which vested on March 29, 2002 and have an exercise price of $1.00 (fair market value at date of grant) per share.

(2) These amounts are consulting fees paid by Remedent N.V. to Lausha, N.V. and Lident N.V., both companies controlled by Mr. De Vreese, pursuant to an oral consulting agreement between these companies and Remedent N.V.

(3) In March 2002, prior to Mr. List becoming an officer or director of the Company, he was issued options to purchase 50,000 shares of our common stock which vested on March 29, 2002 and have an exercise price of $1.00 (fair market value at date of grant) per share, however Mr. List was not an officer of the Company during fiscal year 2002.

(4) In March 2002, Mr. Ross was issued options to purchase 50,000 shares of our common stock which vested on March 29, 2002 and have an exercise price of $1.00 (fair market value at date of grant) per share.

(5)  In March 2005, Mr. Ross resigned his position as Chief Financial Officer.

(6) In March 2005, Mr. Van Acker was appointed as the Company's Chief Financial Officer. In March 2002, prior to Mr. Van Acker becoming an officer of the Company, he was issued options to purchase 10,000 shares of our common stock which vested on March 29, 2002 and have an exercise price of $1.00 (fair market value at date of grant) per share, however Mr. Van Acker was not an officer of the Company during fiscal year 2002.

Employment Agreements

     We currently have employment agreements with Mr. Philippe Van Acker, our Chief Financial Officer, and Mr. Judd Hoffman, our Vice President of Worldwide Sales and Operations. We do not currently have any other employment agreements with our executive officers. However, we anticipate having employment contracts with executive officers and key personnel as necessary, in the future.

Compensation of Directors

     Our directors do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors' meetings. However, at the discretion of our Board of Directors, we may periodically issue stock options under our stock option plan to directors.

Stock Option Plan

     On May 29, 2001, our Board of Directors adopted an Incentive and Nonstatutory Stock Option Plan ("2001 Plan"), reserving 250,000 shares underlying options for issuance under this stock option plan. There is a restriction that no more than 50,000 options may be granted to any one individual or entity in any one calendar year under the stock option plan. As of October 13, 2005, 222,500 options were outstanding under the 2001 Plan.

     In February and December 2004, in an action taken by written consent of the holders of a majority of the issued and outstanding shares of our common stock, we authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan, following the implementation of the reverse stock split (so as not to be affected by the reverse stock split), reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries. This action became effective June 3, 2005. As of October 19, 2005, 400,000 options under the 2004 Incentive and Nonstatutory Stock Option Plan were outstanding.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of October 17, 2005 certain information relating to the ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of the class of equity security, (ii) each of our Directors, (iii) each of the our executive officers, and (iv) all of our executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned.



------------------------------------------------------ ----------------------- ----------------------
                                                        Shares Beneficially         Percentage
                Beneficial owner (1)                           Owned            Beneficially Owned
------------------------------------------------------ ----------------------- ----------------------
Guy De Vreese, Chairman (2)                                  7,456,919                57.73%
Xavier de Cocklaan 42
9831 Deurle, Belgium
------------------------------------------------------ ----------------------- ----------------------
Robin List, CEO, Director (3)                                 782,827                  6.06%
Xavier de Cocklaan 42
9831 Deurle, Belgium
------------------------------------------------------ ----------------------- ----------------------
Philippe Van Acker, CFO (4)                                    10,000                   *%
Xavier de Cocklaan 42
9831 Deurle, Belgium
------------------------------------------------------ ----------------------- ----------------------
Stephen Ross, Secretary, Director (5)
1921 Malcolm #101
Los Angeles, CA 90025                                          64,495                   *%
------------------------------------------------------ ----------------------- ----------------------

                                       35

------------------------------------------------------ ----------------------- ----------------------
                                                        Shares Beneficially         Percentage
                Beneficial owner (1)                           Owned            Beneficially Owned
------------------------------------------------------ ----------------------- ----------------------
Fred Kolsteeg (6)
Managelaantje 10
3062 CV Rotterdan
The Netherlands                                               110,000                   *%
------------------------------------------------------ ----------------------- ----------------------
Judd Hoffman
702A N. Juanita Avenue
Redondo Beach, CA 90277                                           -                       -
------------------------------------------------------ ----------------------- ----------------------
All Officers and Directors as a Group (5 persons)            8,424,241                64.53%
------------------------------------------------------ ----------------------- ----------------------
Austin W. Marxe and David M. Greenhouse (7)                  3,333,334                22.95%
153 East 53rd Street, 55th FL
New York, NY 10022
------------------------------------------------------ ----------------------- ----------------------
MDB Capital Group LLC (8)
401 Wilshire Blvd.  Suite 1020
Santa Monica, CA  90401                                        507,972                 3.83%
------------------------------------------------------ ----------------------- ----------------------
Christopher A. Marlett (9)
401 Wilshire Blvd.  Suite 1020
Santa Monica, CA  90401                                      1,059,409                 7.84%
------------------------------------------------------ ----------------------- ----------------------
*    Less than one percent

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) Guy De Vreese holds 53,000 shares in his own name, including 50,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share; 239,248 shares of common stock held in the name of Lident N.V., a Belgian company controlled by Guy De Vreese, including warrants to purchase 1,320 shares of common stock with the exercise price of $10.00; 7,164,671 shares of common stock held in the name of Lausha N.V., a Belgian company controlled by Guy De Vreese, including 8,670 shares of common stock underlying warrants which became exercisable on August 21, 2002 and have the exercise price of $10.00 per share.

(3) Includes 50,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share.

(4) Includes 10,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share.

(5) Includes 50,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share and 12,500 shares of common stock underlying options which vested on April 8, 2004 and have an exercise price of $2.00 per share.

(6) Consists of 50,000 shares of common stock held in his own name, including 5,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share, 60,000 shares of common stock held by Kolsteeg Beleggingsmaatschappij B.V., a Dutch company of which Fred Kolsteeg is the principal, including 10,000 shares of common stock underlying warrants held by Kolsteeg Beleggingsmaatschappij B.V. with an exercise price of $10.00 per share.

(7) Consists of 1,666,667 shares of common stock of the Company held by Special Situations Private Equity Fund, L.P. ("SSF Private Equity") and warrants to purchase 1,666,667 shares of common stock held by SSF Private Equity. MG Advisers, L.L.C. ("MG) is the general partner and investment adviser to SSF Private Equity. Austin W. Marxe and David M. Greenhouse are the principal owners of MG. Through their control of MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of SSF Private Equity.

(8)  Consists of 111,286  shares of common  stock and  111,286  shares of common stock underlying warrants to purchase the Company's common stock exercisable for five years at an exercise price of $1.20 per share issued for financial advisory services in connection with the restructuring of the Company completed on June 3, 2005 and; 285,400 shares of common stock underlying warrants (representing 10% of the units subscribed to date of July 20, 2005) authorized to be issued in conjunction with a private placement each unit exercisable at $1.50 per Unit consisting of one share of the Company's common stock and a warrant exercisable for five years to purchase an additional share of the Company's common stock at an exercise price of $1.75.

(9) Consists of 197,839 shares of common stock held in the name of the Christopher Marlett Living Trust acquired by conversion of a $100,000 note payable on June 3, 2005 which required automatic conversion contingent upon successful completion of any corporate restructuring, 100,155 shares of common stock and 100,155 shares of common stock underlying warrants to purchase the Company's common stock exercisable for five years at an exercise price of $1.20 per share issued for financial advisory services in connection with the restructuring of the Company completed on June 3, 2005, 153,288 shares of common stock underlying warrants (representing 10% of the units subscribed to date of July 20, 2005) authorized to be issued in conjunction with a private placement each unit exercisable at $1.50 per Unit consisting of one share of the Company's common stock and a warrant exercisable for five years to purchase an additional share of the Company's common stock at an exercise price of $1.75 and the amounts shown in (8) above in as much as Mr. Marlett is the Managing Principal of MDB Capital LLC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 14, 2002, we entered into an Asset Purchase Agreement with Famcare 2000, LLC, a Nevada limited liability company, owned and operated by Rob Hegemann, the son of Ken Hegemann, who was one of our directors, selling our Remedent Toothbrush division to Famcare 2000, LLC. The agreement provided for the sale of our old Remedent Toothbrush business, which accounted for approximately $50,000 in revenues for the fiscal year ended March 31, 2002. The business, which engages in the worldwide distribution of the Remedent Toothbrush, had been our sole activity since 1996. As a condition of the sale, Famcare 2000 agreed to assume responsibility for the liabilities relating to the toothbrush business, which liabilities exceeded the value of the toothbrush business by approximately $310,000. Therefore the terms of the agreement called for us to issue 37,500 shares of our common stock to Famcare 2000 in consideration of Famcare 2000 taking over the toothbrush business and assuming responsibility for the related liabilities. Famcare 2000 received an effective price of $8.20 per share, representing an approximate 400% premium over the Company's market value at the time. This transaction was not consummated until September 2002, 20 days following the mailing to our stockholders of a Definitive Information Statement on Schedule 14C for that transaction.

     On February 11, 2002, we, through our subsidiary, Remedent N.V., established a line of credit with ING (formerly Bank Brussel Lambert) for
(euro)250,000 ($218,100 at March 31, 2002). Due to insufficient assets maintained by Remedent N.V. as of the date of the line of credit, ING imposed two requirements for the extension of credit; (1) Mr. De Vreese personally guarantee the line of credit, and (2) Remedent N.V. use the line of credit repay in full the (euro)125,000 outstanding balance on BBL's existing line of credit to Dental Marketing Development N.V. ("DMD"), a company owned and operated by Guy De Vreese. Accordingly, Guy De Vreese personally guaranteed the
(euro)250,000 BBL line of credit, including pledging as collateral specific investments owned by Mr. De Vreese valued at approximately $250,000, and Remedent N.V. drew (euro)125,000 from this line of credit to advance to DMD and booked this amount as an interest-free loan to DMD. DMD must repay this loan (i) if the line of credit is cancelled by BBL due to insufficient security, (ii) if Remedent N.V. finds other facilities to secure payment of Guy De Vreese's funds and no longer needs the line of credit, or (iii) Remedent N.V. is still using the line of credit but has found other facilities to secure payment of Guy De Vreese's funds. Remedent N.V. did not take any procedural steps to insure fairness in the terms of this transaction to the Company or to Remedent N.V. DMD later merged with Lident N.V. Effective July 13, 2005, our Board of Directors approved the repayment of the advance to DMD in exchange for 93,533 shares of our common stock at $1.50 per share, based upon a principal amount of
(euro)115,000 and a conversion rate of $1.22 to the Euro. The transaction was approved by the disinterested directors with Mr. De Vreese abstaining from the vote.

     In May 2003 we advanced (Euro) 5,400 ($7,001) to Pure White International in exchange for a 30% interest in this company. Pure White International is a related party as a result of its principal being the spouse of Mr. Fred Kolsteeg, one of our directors. As anticipated, in July 2005, this investment was repurchased by Pure White International for (Euro) 5,400 ($7,001). Pure White International BV was our former distributor for the CleverWhite tooth whitening kits for the Dutch market prior to our licensing these distribution rights to Omega Pharma.

     On March 23, 2004, we issued 100,000 shares of our common stock to Lident N.V., a Belgium corporation partly owned and controlled by Guy De Vreese, our Chairman of the Board, and 50,000 shares of common stock to Robin List, our Chief Executive Officer. These shares were issued pursuant to an agreement dated March 20, 2002 with New BitSnap, N.V., a predecessor company of Lident N.V., who was to receive 150,000 shares of our common stock in repayment of a debt of $240,000 owed to New BitSnap, N.V. consisting of $201,000 in consulting services and $39,000 in advanced expenses from March 1, 2001 through March 31, 2002. The consulting services consisted of the set-up and implementation of Remedent N.V. and were provided pursuant to an oral agreement, prior to Mr. De Vreese becoming an officer and director of Remedent USA, Inc. At the request of Lident N.V., 20,000 of the shares due to Lident N.V. were issued to Mr. List to satisfy debts between Lident N.V. and Mr. List.

     On March 23, 2004, pursuant to an agreement dated March 20, 2002, we issued 35,625 shares of our common stock to Robin List, our Chief Executive Officer, in repayment of $57,000 in accrued fees for consulting services by Mr. List from March 1, 2001 to March 31, 2002. The consulting services consisted of the set-up and implementation of Remedent N.V. and were provided pursuant to an oral agreement, prior to Mr. List becoming an officer and director of Remedent USA, Inc.

     On March 23, 2004, we also issued 25,000 shares of our common stock to Mr. List pursuant to an oral agreement for consulting services valued at $22,700 related to developing the IMDS business concept. The consulting services were for providing Dutch dentists to serve as customers of IMDS and Belgium dentists to work in the Netherlands.

     Also pursuant to the March 20, 2002 agreement, on March 23, 2004, we issued 3,000 shares of our common stock to Mr. De Vreese, our Chairman of the Board, in repayment of $30,000 in accrued fees for consulting services by Mr. De Vreese from March 1, 2001 to March 31, 2002. The consulting services were provided prior to Mr. De Vreese becoming an officer and director of Remedent USA, Inc. and pursuant to an oral agreement and consisted of the set-up and implementation of Remedent N.V.

     On March 23, 2004, we issued 62,500 shares of our common stock to Lausha N.V., a Belgian company controlled by Guy De Vreese, our Chairman of the Board. Lausha N.V. purchased these shares for $1.60 per share for a total price of $100,000 on January 11, 2002. We used this capital to fund the operations of Remedent N.V.

     On March 23, 2004, we issued 1,996 shares of our common stock to Stephen Ross, our Chief Financial Officer at the time, in repayment of a debt consisting of $19,959 and unpaid salary as of March 31, 2003 for his services as Chief Financial Officer.

     On March 23, 2004,  we issued  47,250 shares of our common stock to Kenneth
J. Hegemann, a former director, in repayment of $472,500 of debts owed to Mr. Hegemann and parties affiliated with him. These debts consisted of $195,975 owed to Mr. Hegemann in unpaid salary, $179,473 owed to his wife and our former Chief Executive Officer, Rebecca Inzunza, in unpaid salary, $8,914 owed to his son, Robert Hegemann in unpaid salary, $23,353 owed to Mr. Hegemann in interest on these debts, $26,010 owed to CRA Labs, a company controlled by Mr. Hegemann, for expenses advanced by CRA Labs on our behalf, and $26,245 owed to Famcare 2000, a company affiliated with Mr. Hegemann, in connection with the sale of the Remedent Toothbrush division.

     Guy De Vreese, our Chairman of the Board, is the managing director of our subsidiary, Remedent N.V. Mr. De Vreese provides his services as Remedent N.V.`s Managing Director through two companies, Lausha, N.V. and Lident N.V. Lausha, N.V. and Lident N.V. have consulting arrangements with Remedent N.V. that provide Mr. De Vreese's services and are both companies controlled by Mr. De Vreese. Lausha N.V. and Lident N.V. received a combined total of $214,000 paid in cash and stock as compensation for these services. We expect to pay these companies an aggregate of approximately $ 214,000 in consulting fees for services in fiscal year 2005.

     On March 23, 2004, we borrowed $100,000 from the Christopher T. Marlett Living Trust pursuant to the terms of a Convertible Promissory Note and Security Agreement with the Christopher T. Marlett Living Trust. Interest accrues on the unpaid principal at the rate of 10% per annum, compounding annually. The Note matured on September 30, 2004 and is secured by all of our assets. The Note is convertible into common stock as follows: (i) It will automatically convert into that number of shares that will equal two percent of our outstanding shares calculated on a fully diluted basis automatically on the completion of our planned restructuring; or (ii) if on the maturity date, if our planned restructuring is not completed, the note holder, in its discretion, may elect to have the debt converted into that number of shares that will equal two percent (2%) of our outstanding shares as calculated on a fully diluted basis immediately following our planned restructuring. Our planned restructuring consisted of an acquisition of the remaining seventy-eight percent (78%) of Remedent N.V. not owned by us, a one-for-twenty reverse stock split, the working-out of past due obligations for stock and/or cash and the implementation of a stock option plan. Mr. Marlett, the trustee of the Christopher T. Marlett Living Trust, is a partner of MDB Capital Group LLC, a NASD registered broker-dealer that has provided advice to us regarding our restructuring. We used the proceeds of this loan for development expenses associated with the tray-based teeth whitening system and for legal expenses. On June 3, 2005, following completion of our restructuring, we converted the $100,000 note payable to Christopher T. Marlett Living Trust into 197,839 shares of common stock.

     In September 2004, we entered into an agreement with Lident N.V., a company controlled by Mr. De Vreese, our Chairman, to obtain an option, exercisable through December 31, 2005, to license a patent and worldwide manufacturing and distribution rights for a potential new product for which Lident had been assigned certain rights by the inventors of the products, who are unrelated parties, prior to Mr. De Vreese's association with us. The agreement required us to advance to the inventors through Lident a fully refundable deposit of (Euro) 100,000 ($129,650) subject to our due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, will be assigned to us for additional consideration to the inventors of (Euro) 100,000 ($129,650) and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not viable, the deposit will be repaid in full to us by Lident. The consideration we had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors. Consequently, Lident will not profit from the exercise of the option. Furthermore, at a meeting of our Board of Directors on July 13, 2005, we accepted Lident's offer to facilitate an assignment of Lident's intellectual property rights to the technology to us in exchange for the reimbursement of
Lident's actual costs incurred relating to the intellectual property. Consequently, if we exercise the option, it is anticipated that all future payments, other than the reimbursement of costs, would be paid directly to the original inventors and not to Lident.

     As part of our corporate restructuring, holders of our debentures in the principal amount of $127,500 agreed to convert this principal plus accrued interest into 695,340 shares of our common stock. These agreements were effective December 31, 2004. The conversion price for this transaction was $.05 per share and the closing bid price for our shares on December 31, 2004 was $.08 and March 22, 2005 was $.04, respectively. The following debenture holders received shares in the conversion of their debt: Edward Quincy (2,030,980 shares); Leon Grothe (143,340 shares); Dr. Timothy Peiper (420,820 shares) and Lee Dahl (100,200 shares). Since the conversion took place prior to the reverse stock split, the numbers reflected in this paragraph are on a pre-reverse stock split basis.

     In February and December 2004, in an action taken by written consent of the holders of a majority of the issued and outstanding shares of our common stock, we authorized the acquisition of the remaining 78% of our subsidiary, Remedent N.V., that we did not own from Messrs. Guy De Vreese and Robin List, our Chairman and Chief Executive Officer respectively (the "Exchanging Stockholders"), through the issuance of shares of our common stock equal to 78% of our issued and outstanding shares following the completion of the transaction. Mr. De Vreese held his shares in Remedent N.V. in Lausha, N.V., a company he controls. On June 3, 2005, we consummated the acquisition of Remedent N.V. and issued 7,715,703 post- split shares of its restricted common stock to the Exchanging Stockholders in exchange for all of the issued and outstanding shares of Remedent N.V. owned by the Exchanging Stockholders. As a result of this acquisition, Remedent N.V. is a wholly owned subsidiary of the Company as of June 3, 2005.

     Since the inception of IMDS, Inc. ("IMDS") in April, 2003, IMDS, a distributor of our products, has purchased inventory valued at approximately $140,000 from us. All inventory was purchased at standard pricing and as of July 31, 2005, approximately $10,000 remains outstanding. Mr. Stephen Ross, one of our directors, is also the Chief Executive Officer of IMDS.

     Upon completion of our corporate restructuring, MDB Capital Group LLC, for financial advisory services rendered to us, was entitled to receive shares of our common stock equal to 2.5% of our issued and outstanding shares as of June 3, 2005 and five year common stock purchase warrants equal to another 2.5% of our outstanding shares as of June 3, 2005 that will be exercisable beginning ninety (90) days after June 3, 2005 with an exercise price of $1.20 per share. Accordingly, as of June 3, 2005, we were obligated to issue to MDB Capital Group LLC, or its designee, 247,298 shares of our common stock and 247,298 five year common stock purchase warrants.

     In connection with our private placement of 2,520,661 Units consisting of one share of our common stock and one common stock purchase warrant in July 2005 (the "Units"), we engaged MDB Capital Group LLC, as our exclusive agent to offer the Units ("MDB"). MDB is entitled to a placement agent's fee equal to ten percent (10%) of the gross proceeds derived from the sale of the Units together with a five year warrant to purchase up to ten percent (10%) of the number of Units sold in the Offering at an exercise price of $1.50 per Unit. Moreover, we agreed to reimburse MDB for its out-of-pocket expenses related to the sale of the Units and to register with the Commission our shares underlying MDB's warrants.

     In connection with the employment of Mr. Hoffman, we issued Mr. Hoffman options to purchase 400,000 shares of our common stock at an exercise price of $4.00 in October 2005. The options were granted pursuant to our 2004 Incentive and Nonstatutory Stock Option Plan. One-third of the options are scheduled to vest on each annual anniversary of Mr. Hoffman's employment. As of the date of this Prospectus, none of the options have vested.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On March 17, 2005, our Board of Directors received written notice of Farber & Hass, LLP's decision not to stand for reappointment as our independent accountants.

     Farber & Hass, LLP's report on our consolidated financial statements for the fiscal year ended March 31, 2004 did not contain an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles. Farber & Hass, LLP's report on our consolidated financial statements for the fiscal year ended March 31, 2003 and March 31, 2002 did not contain an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles, however, they were modified to include an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

     During the years ended March 31, 2002, 2003 and 2004 and through March 17, 2005, there were no disagreements with Farber & Hass, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Farber & Hass, LLP's satisfaction, would have caused them to make reference to the subject matter of such disagreements in connection with their report on our consolidated financial statements for such years.

     On March 30, 2005, we engaged PKF Bedrijfsrevisoren, Antwerp, Belgium ("PKF") as our new independent accountants to audit our financial statements for the fiscal year ending March 31, 2005. The decision to change our independent accountants to PKF was considered and approved by our Board of Directors. Neither us, nor anyone acting on our behalf, consulted PKF regarding any matters specified in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-B.

                              SELLING STOCKHOLDERS

     The following table identifies the Selling Stockholders, as of October 17, 2005, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the Selling Stockholder, (ii) the number of common shares that may be offered for the Selling Stockholder's account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the Selling Stockholders assuming the sale of all of the common shares covered hereby by the Selling Stockholders. The term "beneficially owned" means common shares owned or that may be acquired within 60 days. Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Stockholder's percentage ownership of outstanding shares. The Selling Stockholders may sell some, all, or none of their common shares. The number and percentages set forth below under "Shares Beneficially Owned After Offering" assumes that all offered shares are sold.


                                                 Shares Beneficially Owned       Shares to be          Shares Beneficially
                                                     Prior to Offering             Offered            Owned After Offering
                                               ------------------------------  -----------------    --------------------------
Name of Selling Stockholder                        Number      Percentage           Number            Number     Percentage
---------------------------                        ------      ----------           ------            ------     ----------
Special Situations Private Equity Fund L.P.(1)   3,333,334       22.95%           3,333,334             -0-         -0-

                                                  260,000         2.00%            260,000              -0-         -0-
Lewin Investments LLC(2)
Stephen M. Walker(3)                              133,334         1.03%            133,334              -0-         -0-
                                                   73,334           *               73,334              -0-         -0-
Ponte Vedra Partners Ltd(4)
                                                   73,332           *               73,332              -0-         -0-
Peter A. Massaniso(5)
                                                   73,334           *               73,334              -0-         -0-
Pinnacle Asset Management Inc.(6)
Massaniso & Co, Inc.(7)                            73,334           *               73,334              -0-         -0-

London Family Trust(8)                            333,332         2.56%            333,332              -0-         -0-

Russmir Capital Inc. (9)                           40,000           *               40,000              -0-         -0-

Gary Cohen(10)                                     33,334           *               33,334              -0-         -0-

Edwin L. Bertolas Revocable Living Trust(11)       40,000           *               40,000              -0-         -0-

John Micek(12)                                     93,336           *               93,336              -0-         -0-

Peter Micek(13)                                    13,334           *               13,334              -0-         -0-

Silicon Prairie Partners, L.P(14)                  66,668           *               66,668              -0-         -0-

Maurice J. Micek(15)                               26,668           *               26,668              -0-         -0-

James P. Tierney(16)                               80,000           *               80,000              -0-         -0-

Robert C. Hannah(17)                               36,000           *               36,000              -0-         -0-

Soh Eng Yeong(18)                                  33,980           *               33,980              -0-         -0-

Richard Clarkson(19)                               33,334           *               33,334              -0-         -0-

Richard L. Clarkson TTEE, Joanne M. Clarkson       33,334           *               33,334              -0-         -0-
TTEE U/A/O 6/13/91(20)

Lisa Gordon(21)                                    14,000           *               14,000              -0-         -0-

Steven Mintz(22)                                   36,000           *               36,000              -0-         -0-

                                                              42

                                                 Shares Beneficially Owned       Shares to be          Shares Beneficially
                                                     Prior to Offering             Offered            Owned After Offering
                                               ------------------------------  -----------------    --------------------------
Name of Selling Stockholder                        Number      Percentage           Number            Number     Percentage
---------------------------                        ------      ----------           ------            ------     ----------

Michel Van Gerven(23)                              40,000           *               40,000              -0-         -0-

Joel T. Leonard Trust(24)                          68,000           *               68,000              -0-         -0-

MDB Capital Group LLC(25)                         507,972         3.83%            507,972              -0-         -0-

Christopher Marlett(26)                           551,437         4.01%            353,598            197,839      1.54%

Dyana Marlett(27)                                  39,288           *               39,288              -0-         -0-

Aaron Grunfeld(28)                                 49,458           *               49,458              -0-         -0-

Karen Simi(29)                                     33,334           *               33,334              -0-         -0-
Gary Cohen(30)                                      666             *                666                -0-         -0-
Anthony Di Giandomenico(31)                        1,334            *               1,334               -0-         -0-
Greg Bailey(32)                                    13,080           *               13,080              -0-         -0-
Michael Williams(33)                               50,000           *               50,000              -0-         -0-


Footnotes to Table
------------------

*         Less than 1%

(1) Includes warrants to purchase 1,666,667 shares of common stock. MG is the general partner of and investment adviser to SSF Private Equity. Austin W. Marxe and David M. Greenhouse are the principal owners of MG. Through their control of MG, Messrs. Marxe and Greenhouse share voting and investment control, over the portfolio securities of SSF Private Equity.

(2)  Includes warrants to purchase 130,000 shares of common stock.

(3)  Includes warrants to purchase 66,667 shares of common stock.

(4) Includes warrants to purchase 36,667 shares of common stock. Peter A. Massaniso is the manager of Ponte Vedra Partners Ltd.

(5) Includes warrants to purchase 36,666 shares of common stock. Peter A Massaniso is the manager of Ponte Vedra Partners Ltd., the President of Pinnacle Asset Management Ltd. and the President of Massaniso & Co., Inc.

(6) Includes warrants to purchase 36,667 shares of common stock. Peter A. Massaniso is the President of Pinnacle Asset Management Ltd.

(7) Includes warrants to purchase 36,667 shares of common stock. Peter A. Massaniso is the President of Massaniso & Co, Inc.

(8)  Includes warrants to purchase 166,666 shares of common stock.

(9)  Includes  warrants to purchase 20,000 shares of common stock.

(10) Includes warrants to purchase 16,667 shares of common stock.

(11) Includes warrants to purchase 20,000 shares of common stock.

(12) Includes warrants to purchase 33,334 shares of common stock held in the name of John Micek; 6,667 shares of common stock and warrants to purchase 6,667 shares of common stock held in the name of John Micek as custodian for Gabriel Micek, under the California Uniform Transfer to Minor Act, and 6,667 shares of common stock and warrants to purchase 6,667 shares of common stock held in the name of John Micek as custodian for Jordan Micek under the California Uniform Transfer to Minor Act.

(13) Includes warrants to purchase 6,667 shares of common stock.

(14) Includes warrants to purchase 33,334 shares of common stock. John Micek is the Managing Partner of Silicon Prairie Partners, L.P.

(15) Includes warrants to purchase 13,334 shares of common stock.

(16) Includes warrants to purchase 40,000 shares of common stock.

(17) Includes warrants to purchase 18,000 shares of common stock.

(18) Includes warrants to purchase 16,990 shares of common stock.

(19) Includes warrants to purchase 16,667 shares of common stock.

(20) Includes warrants to purchase 16,667 shares of common stock.

(21) Includes warrants to purchase 7,000 shares of common stock.

(22) Includes warrants to purchase 18,000 shares of common stock.

(23) Includes warrants to purchase 20,000 shares of common stock.

(24) Includes warrants to purchase 34,000 shares of common stock.

(25) Includes warrants to purchase 396,686 shares of common stock.

(26) Includes   warrants  to  purchase  253,443  shares  of  common  stock.  Mr.
     Christopher Marlett is a principal of MDB Capital Group LLC. Excludes ownership disclosed in (25).

(27) Includes warrants to purchase 28,160 shares of common stock.

(28) Includes warrants to purchase 24,729 shares of common stock.

(29) Includes warrants to purchase 33,334 shares of common stock.

(30) Includes warrants to purchase 666 shares of common stock.

(31) Includes warrants to purchase 1,334 shares of common stock.

(32) Includes warrants to purchase 13,080 shares of common stock.

(33) Includes warrants to purchase 50,000 shares of common stock.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

     The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

     -    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     -    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     -    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     -    privately negotiated transactions;

     - short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

     - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     - broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

     -    a combination of any such methods of sale.

     The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

     In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

     The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

     The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

     The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act.

     To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

     We have agreed with the Selling Stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

                            DESCRIPTION OF SECURITIES

     We are authorized by our Amended and Restated Articles of Incorporation to issue 50,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value. As of October 13, 2005, there were 12,857,645, shares of common stock outstanding and no shares of preferred stock outstanding. Holders of shares of common stock have full voting rights, one vote for each share held of record. Stockholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, preemptive or subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and all the shares of common stock issued by us upon the exercise of outstanding warrants will, when issued, be fully paid and nonassessable.

     On June 3, 2005, we effected a one-for-twenty reverse stock split. In connection therewith, we did not issue any fractional shares of our common stock. Instead, all shares of our common stock held by a stockholder were aggregated into a single certificate and, on June 3, 2005, we issued scrip for any fractional shares resulting from the reverse stock split. Until June 3, 2006, all fractional shares represented by scrip consisting of a whole share may be combined and delivered to us in exchange for a whole share. Thereafter, all outstanding scrip will be void and all holders of scrip will have no rights thereunder. The Holders of scrip do not have the right to vote, the right to receive dividends or to participate in any of our assets upon liquidation or any other rights as one of our stockholders.

                      DISCLOSURE OF COMMISSION POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Under the Nevada General Corporation Law and our Amended and Restated Articles of Incorporation, our directors will have no personal liability to us or our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director involving any act or omission of any such director. This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct, fraud or knowing violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption under Section 78.300 of the Nevada Revised Statutes. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

     The effect of this provision in our Amended and Restated Articles of Incorporation, is to eliminate our rights and the rights of our stockholders (through stockholder's derivative suits on our behalf) to recover damages against a director for breach of his fiduciary duties as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate our rights or any stockholder's rights to seek equitable relief such as an injunction or rescission in the event of a breach of a director's fiduciary duties. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. In addition, our Amended and Restated Bylaws authorizes us to indemnify our directors and officers in cases where our officer or director acted in good faith and in a manner reasonably believed to be in our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In connection with our engagement of MDB Capital Group LLC, as our exclusive agent for the offering of up to 2,666,667 units consisting of one share of our common stock and one common stock purchase warrant, we have agreed to indemnify MDB Capital Group LLC against various liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments it may be required to make in respect of any of those liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by the Selling Stockholders will be passed on by the law firm of Bullivant Houser Bailey PC, Sacramento, California.

                                     EXPERTS

     PKF bedrijfsrevisoren, independent registered public accounting firm, audited our consolidated financial statements as of and for the year ended March 31, 2005. Farber & Hass LLP, independent registered public accounting firm, audited our consolidated financial statements as of and for the year ended March 31, 2004. We have included our financial statements in the Prospectus and elsewhere in the registration statement in reliance on Farber and Hass LLP's and PKF bedrijfsrevisoren reports given on their authority as experts in accounting and auditing.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., located at 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, with the same mailing address and telephone number (801) 272-9294.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the Securities and Exchange Commission. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

                         REMEDENT, INC. AND SUBSIDIARIES
                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS
                                -----------------

                                                                                                            Page

For the Three Months Ended on June 30, 2005 and June 30, 2004
(Unaudited)

     Condensed Consolidated Balance Sheet at June 30, 2005 and March 31, 2005.................................F-1

     Condensed Consolidated Statements of Income (Loss) for the Three Months Ended
     June 30, 2005 and June 30, 2004 (Restated)...............................................................F-2

     Condensed Consolidated Statements of Shareholders Equity (Deficit) for
     the Three Months Ended June 30, 2005.....................................................................F-3

     Condensed Consolidated Statements of Comprehensive Income (Loss) for
     the Three Months Ended June 30, 2005 and June 30, 2004 (Restated)........................................F-4

     Condensed Consolidated Statements of Cash Flows for the Three
     Months Ended June 30, 2005 and June 30, 2004 (Restated)..................................................F-5

     Supplemental Non-Cash Investing and Financing Activities.................................................F-6

     Notes to Interim Condensed Consolidated Financial Statements for the Three
     Months Ended June 30, 2005 and June 30, 2004.............................................................F-7


For the Years Ended March 31, 2005 and March 31, 2004 (Audited)

     Reports of Independent Registered Public Accounting Firm.................................................F-23

     Consolidated Balance Sheets at March 31, 2005 and March 31, 2004 (Restated)..............................F-25

     Consolidated Statements of Operations for the Year Ended March 31, 2005 and
     March 31, 2004 (Restated) ...............................................................................F-26

     Consolidated Statements of Shareholders Deficit for the Year Ended March 31, 2005
     and March 31, 2004 ......................................................................................F-27

     Consolidated Statements of Cash Flows for the Year Ended March 31, 2005 (Restated)
     and March 31, 2004 (Restated) ...........................................................................F-28

     Supplemental Non-Cash Investing and Financing Activities.................................................F-29

     Consolidated Statements of Comprehensive Income (Loss) for the Year Ended
     March 31, 2005 and March 31, 2004........................................................................F-30

     Notes to Consolidated Financial Statements...............................................................F-31



                         REMEDENT, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET


                                                                                       June 30, 2005             March 31, 2005
                                                                                       -------------             --------------
ASSETS                                                                                   (Unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                                                            $     23,433             $     40,442
   Accounts receivable, net of allowance for doubtful accounts of
     $70,571 at June 30, 2005 and $80,194 at March 31, 2005                                  892,599                1,488,296

   Due from related party                                                                    144,986                  156,099

   Inventories, net                                                                          640,631                  558,335

   Prepaid expense                                                                           258,561                  192,306

   Other prepayments                                                                         120,420                  129,650
                                                                                       -------------            -------------
       Total current assets                                                                2,080,630                 2,565,128
                                                                                       -------------            -------------

PROPERTY AND EQUIPMENT, NET                                                                  291,367                   85,737
OTHER ASSETS

   Deferred offering costs                                                                    63,722                        -

   Patents, net                                                                               60,125                   61,750
                                                                                       -------------            -------------

                                                                                             123,847                   61,750
                                                                                       -------------            -------------
TOTAL ASSETS                                                                          $    2,495,844           $    2,712,615
                                                                                     ===============           ==============

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Current portion, long term debt                                                      $     12,378               $        -

   Line of Credit                                                                            150,525                        -

   Notes payable                                                                             121,636                  294,322

   Accounts payable                                                                          762,585                  889,668

   Accrued liabilities                                                                       399,358                  367,854

   Due to related parties                                                                     58,958                   58,958

   Deferred revenue                                                                           17,521                   18,864

   Income taxes payable                                                                      142,698                  178,269
                                                                                       -------------            -------------
       Total current liabilities                                                           1,665,659                1,807,935
                                                                                       -------------            -------------
LONG TERM DEBT                                                                                72,211                        -

MINORITY INTEREST IN REMEDENT N.V.                                                                 -                1,178,590
STOCKHOLDERS' DEFICIT:
   Preferred Stock $0.001 par value (10,000,000 shares     authorized,
     none issued and outstanding)                                                                  -                        -
   Common stock, $0.001 par value; (50,000,000 shares authorized,
     10,337,065 shares issued and outstanding at
      June 30, 2005 and 2,176,225 shares issued and outstanding
      at March 31, 2005 )                                                                     10,337                    2,176

   Additional paid-in capital                                                              7,571,871                5,427,289

   Accumulated deficit                                                                    (6,776,637)              (5,764,249)
   Accumulated other comprehensive income (loss)

     (foreign currency translation adjustment)                                              (47,597)                  60,874
                                                                                       -------------            -------------

       Total stockholders' equity (deficit)                                                 757,974                 (273,910)
                                                                                       -------------            -------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)                                                                     $    2,495,844           $    2,712,615
                                                                                     ===============          ===============
                      See notes to the financial statements

                         REMEDENT, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                   FOR THE THREE MONTHS JUNE 30, 2005 AND 2004
                                   (UNAUDITED)


                                                                               June 30, 2005                June 30, 2004
                                                                               -------------                -------------
                                                                                                              (Restated)
                                                                                                              ----------

Net sales                                                                     $   1,378,308                $   1,756,641
Cost of sales                                                                       630,685                      810,849
                                                                              -------------                --------------
         Gross profit                                                               747,623                      945,792

Operating Expenses
   Research and development                                                          51,814                       29,502
   Sales and marketing                                                              108,886                       77,205
   General and administrative                                                       782,096                      519,986

   Non cash restructuring expense                                                   764,151                            -
   Depreciation and amortization                                                     13,143                        6,922
                                                                              -------------                --------------
         TOTAL OPERATING EXPENSES                                                 1,720,090                      633,615
                                                                              -------------                --------------

INCOME (LOSS) FROM OPERATIONS                                                      (972,467)                     312,177

OTHER INCOME (EXPENSES)

   Interest expense                                                                (102,792)                     (22,057)

   Other income                                                                      38,712                          -
                                                                              -------------                --------------
         TOTAL OTHER INCOME (EXPENSES)                                              (64,080)                     (22,057)
                                                                              -------------                --------------
INCOME (LOSS) BEFORE INCOME TAXES                                                (1,036,547)                      290,120

Income tax benefit                                                                   24,159                            -

MINORITY INTEREST IN REMEDENT N.V.                                                      -                       (238,738)
                                                                              -------------                --------------
NET INCOME (LOSS)                                                              $ (1,012,388)                 $    51,382
                                                                              ==============                =============

INCOME (LOSS) PER SHARE
  Basic                                                                        $      (0.32)                 $      0.03
                                                                              ==============                =============
  Fully diluted                                                                $      (0.32)                 $      0.02
                                                                              ==============                =============
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                                                           3,164,856                    1,978,958
                                                                              ==============                =============
  Fully diluted                                                                   3,164,856                    2,067,708
                                                                              ==============                =============

                      See notes to the financial statements

                        REMEDENT , INC. AND SUBSIDIARIES
        CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY (DEFICIT)
                       FOR THE THREE MONTHS JUNE 30, 2005
                                   (UNAUDITED)


                                                                            Additional
                                                                              Paid in       Accumulated
                                                     Shares       Amount      Capital          Deficit        Other         Total
                                                   ----------  ----------    -----------    -------------   ----------   -----------

Balance, March 31, 2005                             2,176,225    $ 2,176     $5,427,289     $(5,764,249)     $60,874     $ (273,910)
Common stock issued for 78% equity interest in
Remedent NV                                         7,715,703      7,716      1,170,876               -            -      1,178,592
Common Stock issued for conversion of $100,000
note payable including $10,000 accrued interest
and $100,000 non cash interest as a result of the
beneficial conversion feature                         197,839        198        209,802               -            -        210,000
Common Stock issued to MDB Capital Group, LLC for
consulting fees                                       247,298        247        395,430               -            -        395,677
Warrants issued to MDB Capital Group, LLC for
consulting fees                                                                 368,474                                     368,474
Cumulative translation
adjustment                                                  -          -              -               -     (108,471)      (108,471)
                                                   ----------  ----------    -----------    -------------   ----------   -----------
Net loss                                                    -          -               -      (1,012,388)           -    (1,012,388)
                                                   ----------  ----------    -----------    -------------   ----------   -----------
Balance, June 30, 2005                             10,337,065     $10,337    $ 7,571,871      $(6,776,637)   $(47,597)   $  757,974
                                                   ==========  ===========   ===========    ==============   =========   ===========

                      See notes to the financial statements

                         REMEDENT, INC. AND SUBSIDIARIES
        CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                FOR THE THREE MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)


                                                              June 30, 2005             June 30, 2004
                                                              -------------             -------------
                                                                                          (Restated)
                                                                                          ----------
Net Income (Loss)                                            $  (1,012,388)              $    51,382

OTHER COMPREHENSIVE
  INCOME (LOSS):

      Foreign currency translation adjustment                     (108,471)                  (9,758)
                                                             --------------             ------------

Comprehensive income (loss)                                  $  (1,120,859)               $  41,624
                                                             ==============             ============


                      See notes to the financial statements



                         REMEDENT INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE THREE MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)

                                                                                        June 30, 2005               June 30, 2004
                                                                                        -------------               -------------
                                                                                                                      (Restated)
                                                                                                                      ----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                                 $   (1,012,388)             $      51,382
Adjustments to reconcile net loss
  to net cash provided by operating activities
     Depreciation and amortization                                                              14,368                     6,769
     Inventory reserve                                                                               -                     (378)
     Allowance for doubtful accounts                                                           (4,133)                     (281)
     Non cash interest on beneficial conversion
          of $100,000 note payable                                                             100,000                         -
     Common Stock issued to MDB Capital Group, LLC for consulting fees                         395,677                         -
     Warrants issued to MDB Capital Group, LLC for consulting fees                             368,474                         -
Minority Interest                                                                                    -                   238,738
Changes in operating assets and liabilities:
                                                                                                                               -
     Accounts receivable                                                                       521,266                   591,996
     Due from related party                                                                   (11,113)                     1,517
     Inventories                                                                             (128,871)                    99,344
     Prepaid expenses                                                                         (79,262)                  (14,631)
     Other current assets                                                                            -                         -
     Accounts payable                                                                         (77,532)                 (222,740)
     Accrued liabilities                                                                        67,629                  (99,962)
     Deferred revenue                                                                                -                        -
     Income taxes payable                                                                     (24,159)                        -
                                                                                     -----------------              ----------------
        Net cash provided by operating activities                                             129,957                   651,754
                                                                                     -----------------              ----------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Investments                                                                                    -                     2,961
     Purchases of equipment                                                                 (237,943)                   (6,243)
     Notes receivable-related party                                                                 -                         -
                                                                                     -----------------              ----------------
       Net cash used by investing activities                                                (237,943)                   (3,282)
                                                                                     -----------------              ----------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Increase in deferred offering costs                                                     (63,722)                         -
     Proceeds from notes and debentures                                                             -                    55,619
     Note payments-unrelated parties                                                         (64,495)                 (197,689)
     Proceeds from (repayments of) line of credit                                             158,944                 (457,201)
     Proceeds from installment note payable                                                    89,320                         -
                                                                                     -----------------              ----------------
        Net cash provided (used) by financing activities                                      120,047                  (599,271)
                                                                                     -----------------              ----------------
     NET (DECREASE) INCREASE IN CASH
                                                                                               12,060                    49,201
     Effect of exchange rate changes
       on cash and cash equivalents                                                          (29,069)                   (9,758)
CASH AND CASH EQUIVALENTS, BEGINNING                                                           40,442                   172,382
                                                                                     -----------------              ----------------
CASH AND CASH EQUIVALENTS, ENDING                                                       $      23,433               $   211,825
                                                                                     =================              ================
Supplemental Information:
     Interest paid                                                                      $       2,290               $    22,057
                                                                                     =================              ================
     Income taxes paid                                                                  $           -               $         -
                                                                                     -----------------              ----------------

                    See notes to the financial statements and
                  supplemental disclosures on following page.


SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:

During September 2004, the Company issued 12,500 shares of stock to an unrelated third party for the settlement of consulting fees for a total of $2,500.

During the quarter ended December 31, 2004, the Company executed agreements effective as of December 31, 2004 which converted convertible debentures totaling $127,580 in principal plus $62,187 in interest into 184,767 shares of common stock.

On June 3, 2005, the Company issued 7,715,703 shares of its common stock in exchange for 78% of the stock of Remedent NV, a commonly controlled subsidiary and the $1,178,590 minority interest associated with this 78% interest as of the closing of the transaction was recorded by the Company as additional paid in capital.

On June 3, 2005 a $100,000 note payable issued by the Company on March 23, 2004 the Christopher T. Marlett Living Trust ("Marlett Note") converted to 197,839 shares of common stock pursuant to its terms which required automatic conversion contingent upon successful completion of the Company's corporate restructuring. The Company recognized the value of the beneficial conversion feature of the Marlett Note equal to the difference between the effective conversion price, $0.57 per share, and the fair market value of the Company's common stock as of the date of the Marlett Note was issued ($1.60 per share as of March 23, 2004) as additional interest expense as of the date of the conversion, not to exceed the amount of the proceeds received from the Marlett Note. Accordingly, the Company recorded $100,000 in additional non-cash interest expense as of June 3, 2005.

On June 3, 2005, the Company issued to MDB Capital Group, LLC ("MDB") for consulting fees related to the Company's corporate restructuring 247,298 shares of the Company's common stock and 247,298 five year common stock purchase warrants that will be exercisable beginning ninety (90) days after June 3, 2005 with an exercise price of $1.20 per share. The market value of the Company's common stock on June 3, 2005 was $1.60 per share, resulting in a value attributable to the stock issued to MDB of $395,677. The value of the warrants, determined in accordance with the Black-Scholes pricing model is$1.49 per warrant, for a total for the warrants of $368,474. Accordingly the Company recognized a non-cash restructuring expense as of June 3, 2005 of $764,151.

                         REMEDENT, INC. AND SUBSIDIARIES
                           NOTES TO INTERIM CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005
                                   (UNAUDITED)

1.   BACKGROUND AND BUSINESS ACTIVITIES

     The Company was originally incorporated under the laws of Arizona in September 1996 under the name Remedent USA, Inc. In October 1998, the Company was acquired by Resort World Enterprises, Inc., a Nevada corporation ("RWE") in a share exchange and RWE immediately changed its name to Remedent USA, Inc. The share exchange was a "reverse acquisition" and accounted for as if the Company acquired RWE and then recapitalized its capital structure. On July 1, 2001, the Company formed three wholly-owned subsidiaries, Remedent Professional Holdings, Inc., Remedent Professional, Inc. and Remedent N.V.(a Belgium corporation). Remedent Professional, Inc. and Remedent Professional Holdings, Inc. are both wholly-owned subsidiaries and have been inactive since inception.

     During the quarter ended March 31, 2002, through the Company's Belgium based subsidiary, Remedent N.V., the Company initiated its entrance into the high technology dental equipment market. Since that time, the majority of the Company's operations have been conducted through its subsidiary, Remedent N.V. For the last three fiscal years, substantially all of the Company's revenue has been generated by Remedent N.V., which has become a leading provider of cosmetic dentistry products, including a full line of professional dental and retail "Over-The-Counter" tooth whitening products in Europe. Because the controlling stockholders of Remedent N.V. consisted of the Company's executive officers or companies owned by these executive officers, the Company has always had effective "control" over Remedent N.V., as defined by APB 51"Consolidated Financial Statements," even though it owned only twenty two percent (22%) of this subsidiary.

     On June 3, 2005, the Company consummated the acquisition of the remaining 78% of Remedent N.V., and issued 7,715,703 shares of the Company's common stock in exchange for the 78% of the common stock of Remedent N.V. not owned by the Company. As a result of this acquisition, Remedent N.V. is now our wholly-owned subsidiary.

     In addition, on June 3, 2005, the Company amended its Articles of Incorporation pursuant to the filing of the Amended and Restated Articles of Incorporation with the Nevada Secretary of State. The Amended and Restated Articles of Incorporation (i) changed the name of the Company from "Remedent USA, Inc." to "Remedent, Inc." (ii) increased the number of authorized shares to 60,000,000 shares consisting of 50,000,000 shares of common stock and 10,000,000 shares of Preferred Stock, and (iii) effected a one-for-twenty reverse stock split (collectively, the "Amendments"). The consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the effects of the reverse split and authorization of 10,000,000 shares of Preferred Stock.

2.   RESTATEMENT

     In November, 2004, the Company detected errors in certain previously issued financial statements including the financial statements for the period ended June 30, 2004 included herein. The errors relate to the classification of certain assets, minority interest and paid in capital.

     In March 2003 the Company did not properly record a capital contribution to its subsidiary, Remedent N.V. by two of the Company's officers. The capital contribution was the value of certain fixed income securities which were assigned and irrevocably transferred to Remedent N.V on March 5, 2003 (the "Transfer Date") as well as forgiveness of 75,000 Euros ($77,827) in notes payable from the same officers. The initial value of the securities on the

     Transfer Date was 235,000 Euros ($243,860). These securities were collateral for a bank line of credit and had previously been shown as restricted investments on the Company's balance sheet. The $321,687 historical value of the fixed income securities and notes payable has been recorded and credited to additional paid in capital.

     This foregoing capital contribution occurred as a result of the sale by Remedent N.V of 7,200 shares of Remedent N.V stock, representing 78% of the outstanding shares of Remedent N.V. after conclusion of the sale. In December 2002, as a result of losses incurred during its start-up period, Remedent N.V.'s shareholder equity fell below that which is required under Belgium law. In accordance with Belgium law, Remedent N.V. retained the services of an independent Belgium certified accountant to determine the amount of additional capital contribution necessary to bring Remedent N.V.'s balance sheet into compliance. As a result of this analysis, it was determined that additional capital of 310,000 Euros ($321,687 as of December 2002) would be required and, further, that Remedent N.V.'s valuation prior to such capital contribution was 88,500 Euros. In as much as Remedent lacked the financial resources to provide the additional capital required, Remedent N.V. elected to issue 7,171 shares of its common stock to Lausha N.V., a company controlled by Guy De Vreese in exchange for conversion of 50,000 Euros in notes payable and contribution of the 235,000 Euros in fixed income marketable securities discussed above, both as an irrevocable capital contribution to Remedent N.V.. In addition, Remedent NV issued 629 shares to Robin List in exchange for conversion of 25,000 Euros in notes payable as an irrevocable capital contribution to Remedent N.V. Mr. De Vreese and Mr. List are both officers and directors of Remedent N.V. and Remedent, Inc. As a result of this transaction, as previously reported in earlier filings, we then owned 22% of our subsidiary, Remedent N.V.

     In connection with the same transaction, the Company did not correctly record the Minority Interest related to the previously mentioned 78% ownership of the Company's subsidiary, Remedent N.V. The foregoing was the result of an error in the recording of Minority Interest that originally occurred as of March 31, 2003. The effect of these errors had been to overstate the value of the Minority Interest by $112,756 as of June 30, 2004.

     The effect on other accounts related to the foregoing error as of June 30, 2004 were to understate investments by $285,690; understate additional paid in capital by $321,687; overstate accumulated deficit by $47,940 and overstate the accumulated other comprehensive loss from foreign currency translation by $28,819.

     In addition to the foregoing, other errors related to the classification of certain liabilities as of June 30, 2004, were discovered resulting in decreases to notes payable, unrelated parties of $183,179 with offsetting increases to the line of credit.

     In the process of preparing the foregoing restatement as of June 30, 2004, the Company determined that, in addition to the changes required in the Statement of Cash Flows resulting from the foregoing, there were other classification errors in the Statement of Cash Flows which have been corrected. There were no changes required to the Consolidated Statements of Income for the three months ended June 30, 2004. The following tables set forth the amounts as previously filed and the restated amounts for the Condensed Balance Sheet and the Condensed Statement of Cash Flows for the three months ended June 30, 2004.


                                                    CONDENSED BALANCE SHEETS
                                                           (UNAUDITED)
                                                                                         June 30, 2004              June 30, 2004
                                                                                         -------------              -------------
ASSETS                                                                                        As Filed                   Restated
                                                                                              --------                   --------
CURRENT ASSETS:
  Cash and cash equivalents                                                              $     211,825              $     211,825
  Investments, restricted                                                                            -                    285,690
  Accounts receivable, net                                                                     755,898                    755,898
  Due from related party                                                                       146,370                    146,370
  Inventories, net                                                                             332,348                    332,348
  Prepaid expense                                                                               36,373                     36,373
  Other current assets                                                                              -                          -
                                                                                          ------------              -------------

      Total current assets                                                                   1,482,814                  1,768,504
                                                                                          ------------              -------------

PROPERTY AND EQUIPMENT, NET                                                                     43,790                     43,790
                                                                                          ------------              -------------
TOTAL ASSETS                                                                              $  1,526,604              $   1,812,294
                                                                                          ============              =============

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Line of Credit                                                                          $    151,963              $     335,142
  Notes payable                                                                                184,857                    184,857
  Accounts payable                                                                             445,221                    445,221
  Accrued liabilities                                                                          248,529                    248,529
  Due to related parties                                                                       127,960                    127,960
  Due to non-related parties                                                                   238,798                     55,619
                                                                                          ------------              -------------
Total current liabilities                                                                    1,397,328                  1,397,328
                                                                                          ------------              -------------

MINORITY INTEREST IN REMEDENT N.V.                                                             942,812                    830,056
STOCKHOLDERS' DEFICIT:
  Preferred Stock $0.001 par value (10,000,000 shares
       authorized, none issued and outstanding)                                                     -                          -
  Common stock, $0.001 par value; (50,000,000 shares authorized,
       1,958,958 shares issued and outstanding at June 30, 2004 )                                1,958                      1,958
  Additional paid-in capital                                                                 4,918,907                  5,240,594
  Accumulated deficit                                                                      (5,657,379)                (5,609,439)
  Common stock subscribed (18,641 shares as of June 30, 2004)                                       19                         19
  Accumulated other comprehensive income (loss)

    (foreign currency translation adjustment)                                                 (77,041)                   (48,222)
                                                                                          ------------              -------------
      Total stockholders' deficit                                                            (813,536)                  (415,090)
                                                                                          ------------              -------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                               $  1,526,604              $   1,812,294
                                                                                          ============              =============


                        CONDENSED STATEMENT OF CASH FLOW
                                   (UNAUDITED)

                                                  June 30, 2004    June 30, 2004
                                                    As Filed          Restated

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                      $   51,382       $   51,382
Adjustments to reconcile net loss
  to net cash used by operating activities
     Depreciation and amortization                      6,769            6,769
     Inventory reserve                                   (378)            (378)
     Allowance for doubtful accounts                     (281)            (281)
Minority Interest                                     238,738          238,738
Changes in operating assets and liabilities:
     Accounts receivable                              591,996          591,996
     Due from related party                             1,517            1,517
     Inventories                                       99,344           99,344
     Prepaid expenses                                 (14,631)         (14,631)
     Accounts payable                                (222,740)        (222,740)
     Accrued liabilities                             (605,536)         (99,962)
                                                   -------------    -----------
        Net cash used by operating activities         357,655          651,754
                                                   -------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Investments                                      (39,657)           2,961
     Purchases of equipment                            (6,243)          (6,243)
                                                   -------------    -----------
        Net cash used by investing activities         (45,900)          (3,282)
                                                   -------------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from notes and debentures                     -           55,619
     Note payments-unrelated parties                        -         (197,689)
     Proceeds from (repayments of) line of credit     (93,697)        (457,201)
                                                   -------------    -----------
        Net cash provided by financing activities     (93,697)        (599,271)
                                                   -------------    -----------
     NET (DECREASE) INCREASE IN CASH                  218,058           49,201
     Effect of exchange rate changes
       on cash and cash equivalents                    (6,797)          (9,758)
CASH AND CASH EQUIVALENTS, BEGINNING                      564           172,382
                                                   -------------    -----------
CASH AND CASH EQUIVALENTS, ENDING                  $  211,825       $   211,825
                                                   =============    ===========

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization

     The accompanying consolidated financial statements include the accounts of Remedent, Inc. (formerly Remedent USA, Inc.), a Nevada corporation, and its three subsidiaries, Remedent N.V. (Belgian corporation) located in Deurle, Belgium, Remedent Professional, Inc. (incorporated in California) and a subsidiary of Remedent Professional Holdings, Inc. (collectively, the "Company"). Remedent, Inc. is a holding company with headquarters in Deurle, Belgium. Remedent Professional, Inc. and Remedent Professional Holdings, Inc. have been dormant since inception. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

     Interim Financial Information

     The interim consolidated financial statements of Remedent, Inc. and Subsidiaries (the "Company") are condensed and do not include some of the information necessary to obtain a complete understanding of the financial data. Management believes that all adjustments necessary for a fair presentation of results have been included in the unaudited consolidated financial statements for the interim periods presented. Operating results for the three months ended June 30, 2005, are not necessarily indicative of the results that may be expected for the year ended March 31, 2006. Accordingly, your attention is directed to footnote disclosures found in the March 31, 2005 Annual Report on Form 10KSB, and particularly to Note 1, which includes a summary of significant accounting policies.

     Basis for Presentation

     The Company's financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Principles of Consolidation

     All  inter-company  balances  and  transactions  have  been  eliminated  in
     consolidation.   Corporate   administrative  costs  are  not  allocated  to
     subsidiaries.

     Revenue Recognition

     Sales are recorded when products are shipped to customers. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period that related sales are recorded. The Company recognizes revenue in accordance with Staff Accounting Bulletin 104.

     Impairment of Long-Lived Assets

     Long-lived  assets  consist  primarily  of  property  and  equipment.   The
     recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value, less any costs associated with the final settlement. As of June 30, 2005, management believes there was no impairment of the Company's long-lived assets. Accounts Receivable and Allowance for Doubtful Accounts

     The Company sells professional dental equipment and consumer dental products to various companies, primarily to distributors located in Western Europe. The terms of sales vary by customer, however, generally are 2% 10 days, net 30 days. Accounts receivable is reported at net realizable value and net of allowance for doubtful accounts. The Company uses the allowance method to account for uncollectible accounts receivable. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable.

     Prepaid Expense

     Included in the Company's prepaid expenses are prepayments to suppliers for inventory purchases and to the Belgium customs department, to obtain an exemption of direct VAT payments for imported goods out of the European Union ("EU"). This prepayment serves as a guarantee to obtain the facility to pay VAT at the moment of sale and not at the moment of importing goods at the border.

     Property and Equipment

     Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

     The Company depreciates its property and equipment for financial reporting purposes using the straight-line method based upon the following useful lives of the assets:

             Tooling                                  3 Years
             Manufacturing Equipment                  4 Years
             Furniture and fixtures                   4 Years

     Research and Development Costs

     The Company expenses research and development costs as incurred.

     Warranties

     The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its basic warranty programs. The specific warranty terms and conditions vary depending upon the product sold but generally include technical support, repair parts, labor for periods up to 18 months. Factors that affect the Company's warranty liability include the number of installed units currently under warranty, historical and anticipated rates of warranty claims on those units, and cost per claim to satisfy the Company's warranty obligation. Based upon the foregoing, we have recorded as of June 30, 2005 a provision for potential future warranty costs of $18,063.

     Impact of New Accounting Standards

     In July 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 04-8, "Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share" ("EITF No. 04-8"). The Task Force reached a consensus that contingently convertible debt instruments should be included in the computation of diluted earnings per share under the if-converted method regardless of whether the market price trigger (or other contingent feature) has been met. The EITF 04-8 consensus must be applied by retroactive restatement based on the term in effect on the last day of the fiscal period in which the consensus becomes effective. This consensus became effective for all financial statements issued after December 15, 2004. Accordingly, the Company retroactively restated all earnings per share measures for all periods to reflect the consensus as it relates to a $100,000 note payable contingently convertible into two percent (2%) of the Company's outstanding common stock upon successful completion of a restructuring (see Note 4) and $147,580 in principal plus interest in convertible debentures issued by the Company from April 2000 through February 2001 of which $127,580 converted (plus accrued interest of $57,187) as of December 31, 2004.

     In November 2004, the FASB issued SFAS 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4.". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company will adopt this statement for the fiscal year beginning April 1, 2006.

     In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share Based Payment" ("SFAS 123R"), a revision to SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123R supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and amends SFAS No. 95, "Statement of Cash Flows". SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 or January 1, 2006. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The Company is currently evaluating the potential effect that the adoption of SFAS 123R will have on the Company's financial statement presentation and disclosures. Until such time, the Company has determined that it will continue to account for stock-based employee compensation in accordance with APB No. 25.

     In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment to APB Opinion No. 29" ("SFAS 153"). SFAS 153 amends Accounting Principles Board Opinion No. 29, "Accounting for Nonmonetary Transactions", to require that exchanges of nonmonetary assets be measured and accounted for at fair value, rather than at carryover basis, of the assets exchanged. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS 153 is effective for nonmonetary exchanges entered into in fiscal periods beginning after June 15, 2005. Company is currently evaluating the potential effect that the adoption of SFAS No. 153 will have on the Company's financial statement presentation and disclosures.

     Computation of Earnings per Share

     Basic net income (loss) per common share is computed by dividing net income
     (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income (loss) per common share attributable to common stockholders assuming dilution is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. Potential common shares related to stock options and stock warrants are excluded from the computation when their effect is antidilutive.

     Conversion of Foreign Currencies

     The reporting currency for the consolidated financial statements of the Company is the U.S. dollar. The functional currency for the Company's European subsidiary, Remedent N.V. is the Euro. The functional currency for Remedent Professional, Inc. is the U.S. dollar. The Company translates foreign currency statements to the reporting currency in accordance with FASB 52. The assets and liabilities of companies whose functional currency is other that the U.S. dollar are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting period. The statements of income of such companies are translated at the average exchange rates during the applicable period.

     Translation gains or losses are accumulated as a separate component of stockholders' deficit. The Company reports the reporting currency equivalent of foreign currency cash flows using an appropriately weighted average exchange rate for the period and reports the effect of exchange rate changes on cash balances held in foreign currencies as a separate part of the reconciliation of the change in cash and cash equivalents during the period.

4.   CORPORATE RESTRUCTURING

     Action by Unanimous Written Consent

     In February and December 2004, in an action taken by written consent of the holders of a majority of the issued and outstanding shares of the Company's common stock, and without a meeting pursuant to Section 78.320 of the Nevada Revised Statute, the Company: (i) increased the number of authorized shares to 60,000,000 shares, consisting of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock, (ii) implemented a one-for-twenty reverse stock split with consideration for fractional shares to be issued in the form of scrip, and (iii) changed the name of the Company from "Remedent USA, Inc." to "Remedent, Inc." The Written Consent also authorized acquisition of the remaining 78% of the Company's subsidiary, Remedent N.V., that the Company did not own from Messrs. Guy De Vreese and Robin List, the Chairman and Chief Executive Officer respectively, through the issuance of shares of the Company's common stock equal to 78% of the Company's issued and outstanding shares following the completion of the transaction. Lastly, the written consent authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan, following the implementation of the reverse stock split (so as not to be affected by the reverse stock split), reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries. These actions were disclosed in an Information Statement on Schedule 14C mailed on May 9, 2005 to all stockholders of record as of the close of business on February 1, 2005 and became effective June 3, 2005.

     On June 3, 2005, the Company amended its Articles of Incorporation pursuant to the filing of the Amended and Restated Articles of Incorporation with the Nevada Secretary of State. The Amended and Restated Articles of Incorporation (i) changed the name of the Company from "Remedent USA, Inc." to "Remedent, Inc." (ii) increased the number of authorized shares to 60,000,000 shares consisting of 50,000,000 shares of common stock and 10,000,000 shares of Preferred Stock, and (iii) effected a 1 for 20 reverse stock split (collectively, the "Amendments").

     Acquisition of Minority Interest

     Also on June 3, 2005 the Company entered into an agreement ("Exchange Agreement") with Remedent N.V. the Company's Belgium based consolidated subsidiary, Lausha NV, a Belgian company that is controlled by Guy De Vreese who is Chairman of the Company ("Lausha"); and Robin List, a director and the Chief Executive Officer of the Company ("Mr. List"). Mr. List and Lausha are collectively referred to as the "Exchanging Stockholders." Prior to the exchange contemplated by the Exchange Agreement, the Company owned 2,200 shares of Remedent N.V. representing a twenty-two percent (22%) ownership interest in Remedent N.V. and the Exchanging Stockholders collectively owned 7,800 shares of Remedent N.V. representing a seventy-eight percent (78%) ownership interest of Remedent N.V.. Under the terms of the Exchange Agreement, the Company agreed to issue 7,715,703 of its restricted common stock (representing a 78%
     ownership interest in the Company) giving effect to a one for twenty reverse stock split (the "Reverse Stock Split"), in exchange for all of the issued and outstanding shares of Remedent N.V. owned by the Exchanging Stockholders (the "Acquisition"). The number of shares to be issued, as a percentage of the Company's outstanding shares, in consideration for the Acquisition of the seventy eight percent (78%) of the shares of Remedent N.V. was based on an evaluation by MDB Capital Group, LLC ("MDB"), a NASD registered broker dealer retained by the Company to render advice with regard to the Company's restructuring. MDB concluded that the Company's twenty two percent (22%) interest in Remedent N.V. was the Company's only asset and therefore, as consideration for their seventy eighty percent

     (78%) interest in Remedent N.V., the Exchanging Stockholders should receive an equal percentage ownership interest in the Company, therefore preserving the existing proportional indirect ownership interests in Remedent N.V. of both the Exchanging Stockholders and the existing Company stockholders.

     The Company consummated the Acquisition of Remedent N.V. as contemplated by the Exchange Agreement on June 3, 2005. In connection with the Acquisition, the Company issued 7,715,703 shares of its restricted common stock to the Exchanging Stockholders in exchange for all of the issued and outstanding shares of Remedent N.V. owned by the Exchanging Stockholders. As a result of the Acquisition, Remedent N.V. is a wholly owned subsidiary of the Company. Since the Exchanging Stockholders of Remedent N.V. are officers, directors and shareholders of the Company, the Company has determined that it has "control" of Remedent N.V., as defined by APB 51 "Consolidated Financial Statements". Accordingly, the Acquisition was recorded at predecessor basis and all assets and liabilities have been presented at historical amounts.

     Conversion of Note Payable

     Upon successful completion of the foregoing transactions, on June 3, 2005 a $100,000 note payable issued by the Company on March 23, 2004 to Marlett ("Marlett Note") converted to 197,839 shares of common stock pursuant to its terms which required automatic conversion contingent upon successful completion of any corporate restructuring in an amount equal to two percent (2.0%) of the outstanding shares of the Company at the completion of such restructuring. As of June 3, 2005, accrued interest on the Marlett Note was $11,173, resulting in an effective conversion price of $0.57 per share. In accordance with Emerging Issues Task Force ("EITF") consensus on Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", the Company recognized the value of the beneficial conversion feature equal to the difference between the effective conversion price, $0.57 per share, and the fair market value of the Company's common stock as of the date of the Marlett Note was issued ($1.60 per share as of March 23, 2004) as additional interest expense as of the date of the conversion, not to exceed the amount of the proceeds received from the Marlett Note. Accordingly, the Company recorded $100,000 in additional non-cash interest expense as of June 3, 2005.

     Non-cash Fees for Financial Advisory Services

     Also upon completion of the foregoing transactions, MDB, for financial advisory services rendered to the Company in connection with the Company's corporate restructuring, was entitled to receive shares of the Company's common stock equal to 2.5% the issued and outstanding shares as of June 3, 2005 restructuring and five year common stock purchase warrants equal to another 2.5% of the Company's outstanding shares as of June 3, 2005 that will be exercisable beginning ninety (90) days after June 3, 2005 with an exercise price of $1.20 per share. Accordingly, as of June 3, 2005, the Company is obligated to issue to MDB or its designee, 247,298 shares of the Company's common stock and 247,298 five year common stock purchase warrants. The market value of the Company's common stock on June 3, 2005 was $1.60 per share, resulting in a value attributable to the stock issued to MDB of $395,677. The value of the warrants, determined in accordance with the Black-Scholes pricing model utilizing an historic volatility factor of 1.52, a risk free interest rate of 6.0% and an expected life for the warrants of five years, is $1.49 per warrant, for a total for the warrants of $368,474. Accordingly the Company recognized a non-cash restructuring expense as of June 3, 2005 of $764,151.

5.   CONCENTRATION OF RISK

     Financial Instruments - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable.

     Concentrations of credit risk with respect to trade receivables are normally limited due to the number of customers comprising the Company's customer base and their dispersion across different geographic areas. At June 30, 2005, one customer, Chefaro UK, Ltd, accounted for 30% of the Company's trade accounts receivable and 21% of revenues for the six months ended June 30, 2005. The Company performs ongoing credit evaluations of its customers and normally does not require collateral to support accounts receivable.

     Purchases - The Company does not specifically rely upon any suppliers for key components for its products. Since the Company has begun to assemble and package its products in house, the reliance on any one supplier has diminished. The loss of any one supplier would not have a material impact on the Company's operations.

6.   ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

     A summary of accounts receivable and allowance for doubtful accounts as of June 30, 2005 and March 31, 2005 is as follows:

                                                  June 30, 2005   March 31, 2005
                                                  -------------   --------------

        Accounts receivable, gross                  $  963,170     $  1,568,490
        Less: allowance for doubtful accounts          (70,571)         (80,194)
                                                  --------------   -------------
        Accounts receivable, net                    $  892,599     $  1,488,296
                                                  ==============   =============

7.   DUE FROM RELATED PARTY

     On February 12, 2002,  Remedent  N.V.  entered  into a loan  agreement  for
     (euro) 125,000 with Lident N.V., a company owned and operated by Guy De Vreese, the Company's Chairman. The agreement was entered into in connection with a line of credit established by Remedent N.V. with a Belgian bank. Due to the insufficient assets maintained by Remedent N.V. as of inception date of the line of credit, the bank imposed two requirements for the extension of credit; (1) Mr. De Vreese personally guarantee the line of credit, and (2) Remedent N.V. use the line of credit repay in full the (euro)125,000 outstanding balance on BBL's existing line of credit to Dental Marketing Development N.V. ("DMD"), a company owned and operated by Guy De Vreese. Accordingly, Mr. De Vreese personally guaranteed the
     (euro)250,000 BBL line of credit, including pledging as collateral specific investments owned by Mr. De Vreese valued at approximately $250,000, and Remedent N.V. drew (euro)125,000 from this line of credit to advance to DMD and booked this amount as an interest-free loan to DMD. DMD would have to repay this loan (i) if the line of credit had been cancelled by BBL due to insufficient security, (ii) if Remedent N.V. found other facilities to secure payment of Mr. De Vreese's funds and no longer needed the line of credit, or (iii) Remedent N.V. was still using the line of credit but has found other facilities to secure payment of Mr. De Vreese's funds. Remedent N.V. did not take any procedural steps to insure fairness in the terms of this transaction to the Company or to Remedent N.V. DMD later merged with Lident N.V. Effective July 13, 2005, the Company's Board of Directors approved the repayment of the advance to DMD in exchange for 93,533 shares of our common stock at $1.50 per share, based upon a remaining principal amount of (euro)115,000 at June 30, 2005 ($138,483) and a conversion rate of $1.22 to the Euro as of July 13, 2005. The transaction was approved by the disinterested directors with Mr. De Vreese abstaining from the vote.

     Also included in due from related parties is a cash investment of (euro) 5,400 ($6,503) in Pure White International made May, 2003 in exchange for a 30% interest in this company. The Company anticipates this investment will be repurchased by Pure White International for (euro) 5,400 on or before August 31, 2005. Pure White International BV is the Company's former distributor for the CleverWhite tooth whitening kits for the Dutch market prior to the Company licensing these distribution rights to Omega Pharma

8.   INVENTORIES

     Inventories  are stated at the lower of cost (weighted  average) or market.
     Inventory  costs  include  material,   labor  and  manufacturing  overhead.
     Individual components of inventory are listed below as follows:

                                          June 30, 2005       March 31, 2005
                                          -------------       --------------
         Raw materials                       $   22,003         $    14,486
         Components                             555,106             496,800
         Finished goods                          99,648              85,944
                                          -------------       --------------
                                                676,757             597,230
         Less: reserve for obsolescence         (36,126)            (38,895)
                                          -------------       --------------
         Net inventory                       $  640,631         $   558,335
                                          =============       ==============

9.   PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                          June 30, 2005       March 31, 2005
                                          -------------       --------------

        Furniture & Fixtures                 $   47,976         $    39,517
        Machinery & Equipment                   160,147              75,558
        Tooling                                 124,100                   -
        Less: Accumulated Depreciation          (40,856)            (29,338)
                                          -------------       --------------
        Property & equipment, net            $  291,367         $    85,737
                                          =============       ==============

10.  OTHER PREPAYMENTS

     In September 2004, the Company entered into an agreement with Lident N.V., a company controlled by Mr. De Vreese, the Company's Chairman, to obtain an option, exercisable through December 31, 2005, to license a patent and worldwide manufacturing and distribution rights for a potential new product for which Lident had been assigned certain rights by the inventors of the products, who are unrelated parties, prior to Mr. De Vreese association with the Company. The agreement required the Company to advance to the inventors through Lident a fully refundable deposit of (euro) 100,000 ($120,420 as of June 30, 2005) subject to the Company's due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, will be assigned to the Company for additional consideration to the inventors of (euro) 100,000 ($120,420 as of June 30, 2005) and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not viable, the deposit will be repaid in full by Lident. The consideration the Company had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors. Consequently, Lident will not profit from the exercise of the option. Furthermore, at a meeting of the Company's Board of Directors on July 13, 2005, the Board accepted Lident's offer to facilitate an assignment of Lident's intellectual property rights to the technology to us in exchange for the reimbursement of Lident's actual costs incurred relating to the intellectual property. Consequently, if the Company exercises the option, it is anticipated that all future payments, other than the reimbursement of costs, would be paid directly to the original inventors and not to Lident.

11.  LICENSED PATENTS

     In October 2004, the Company acquired from the inventor the exclusive, perpetual license to two issued United States patents which are applicable to several teeth whitening products currently under development by the Company. Pursuant to the terms of the license agreement, the Company was granted an exclusive, worldwide, perpetual license to manufacture, market, distribute and sell the products contemplated by the patents subject to; 1) the payment of $65,000 as reimbursement to the patent holder for legal and other costs associated with obtaining the patents, which was paid in October 2004, and royalties for each unit sold subject to an annual minimum royalty of $100,000 per year. The Company is amortizing the initial cost of $65,000 for these patents over a ten year period.

12.  DEFERRED OFFERING COSTS

     As of July 20, 2005, the Company completed a private placement of equity securities (See Subsequent Events, Note 22). As of June 30, 2005, the Company had expended $63,722 in legal and professional fees and costs related to this private placement that were recorded as deferred offering costs. Upon closing of the private placement, these costs will be offset against the additional paid in capital received.

13.  LINE OF CREDIT

     On October 8, 2004, the Company obtained a new line of credit facility with a new Belgian bank for (euro) 1,050,000 (US $1,264,420 at June 30, 2005) Line of Credit Facility (the "Facility") with a Belgian bank , consisting of a (euro) 800,000 (US $963,360) credit line based on the eligible accounts receivable and a (euro) 250,000 (US $301,050) general line of credit. Advances are approved by the bank based upon dated bills of exchange issued and signed by the customer for shipped goods. These advances are discounted at a rate of 2.125%. As of May 3, 2005, the Company and the bank agreed to increase the general line of credit to (Euro)
     500,000 ($648,250) and decrease the credit line based on the eligible accounts receivable to (Euro) 550,000 ($713,075). All other terms and conditions remained unchanged. As of June 30, 2005, Remedent NV had $150,225 outstanding under this line of credit facility. Interest on the general line of credit was 4.61 % at June 30, 2005. There were no advances outstanding as of March 31, 2005.

14.  DUE TO RELATED PARTIES

                                                June 30, 2005     March 31, 2005

     Interest free borrowings from employees
     in the form of working capital loans       $     58,958       $     58,958
                                                =============     ==============

     Borrowings from employees and entities controlled by officers of the Company are due upon demand and bear no interest.

15.  ACCRUED LIABILITIES

     Accrued liabilities are summarized as follows:

                                                 June 30, 2005    March 31, 2005
                                                 -------------    --------------
        Accrued interest                         $   10,312      $    20,470
        Accrued audit and tax preparation fees       17,000           37,500

        Accrued consulting fees                           -            1,700
        Accrued employee benefit taxes              180,418          190,973
        Reserve for warranty costs                   18,062           19,448

        Customer prepayments                        111,466                -
        Other accrued expenses                       62,099           97,764
                                                 -------------    --------------
                                                 $  399,358      $   367,854
                                                 =============    ==============

16.  NOTES PAYABLE

     Notes payable are summarized as follows:

                                                                                June 30, 2005       March 31, 2005
                                                                                -------------       --------------
Convertible Debentures:
  Maturity Dates: September 1, 2001 thru February 8, 2002
  Interest rate: 10% per annum
  Optional  conversion  rate: 30% of the average
  trading price (average of bid and ask) for the
  30 days immediately prior to the maturity date.
  Debentures are unsecured.
  Unpaid principal balance                                                             $20,000             $20,000

Union Bank Debt:
  Maturity Dates: April 26, 2005
  Interest rate: 7.5% per annum
  Security All of the assets of the company
  Unpaid principal balance                                                              11,282              11,282

Loan Payable -Fortis Bank
Maturity: October 9, 2005,
Interest Rate: 4.09%, Unsecured
Payable in twelve equal monthly installments of 12,783 Euro ($17,193)
  Unpaid principal balance                                                              90,354             163,040

Convertible Promissory Note:
  Maturity Date: September 30, 2004
  Interest rate: 10% per annum
  Conversion rate: Balance of note converted into the number of shares necessary to provide the note holder with two percent of the Company's outstanding shares of common stock, calculated on a fully diluted basis.(See Note 4)
  Promissory note is secured by a first security interest in assets of the
  Company pursuant to the terms of the Security
   Agreement. This note converted to 197,839 shares of common  stock on
   June 3, 2005 (See Note 4)                                                                 -             100,000
                                                                                --------------       --------------
                               Notes Payable                                         $ 121,636          $  294,322
                                                                                ==============       ==============

     For the loans shown which are past their maturity dates, the company is presently in negotiation to amend the repayment terms and believes such renegotiation will be successful. No defaults have been declared by the note or debenture holders.

17.  LONG TERM DEBT

     On June 15, 2005, the Company entered into two five year capital lease agreements for manufacturing equipment totaling (euro)70, 245 ($84,589). The leases require monthly payments of principal and interest at 4.20% of
     (euro)1,258 ($1,515) and provide for buyouts at the conclusion of the five year term of (euro)2,820 ($3,396) or 4.0% of original value. Principal payable within 12 months of June 30, 2005 totals $12,378.

18.  STOCK OPTIONS

     In an Information Statement on Schedule 14C mailed on May 9, 2005 to all stockholders of record as of the close of business on February 1, 2005 and became effective June 3, 2005, the Company authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries. This plan became effective as of June 3, 2005 after the Company had completed a one for twenty reverse split however no options have been granted from this plan to date.

19.  STOCK BASED COMPENSATION

     The Company accounts for stock-based employee compensation in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25 and FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation", and complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation expense is recorded based on the difference, if any, between the fair value of the Company's stock and the exercise price on the measurement date. The Company accounts for stock options and warrants issued to non-employees in accordance with SFAS No. 123, which requires entities to recognize as expense over the service period the fair value of all stock-based awards on the date of grant and EITF 96-18, "Accounting for Equity Investments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", which addresses the measurement date and recognition approach for such transactions.

     Pro forma information regarding net income (loss) per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of such statement rather than disclosure only. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model.

     For purpose of pro forma disclosures, the estimated fair value of the options is amortized to operations over the vesting period of the options or the expected period of benefit. The Company's unaudited pro forma information is as follows:

                                              June 30, 2005      June 30, 2004
                                              -------------      -------------
     Net income (loss):
                              As reported     $ (1,012,388)         $ 51,382
                                Pro forma     $ (1,012,388)         $ 49,865
     Earnings per share:
     Basic
                              As reported        $   (0.32)         $  0.03
                                Pro forma        $   (0.32)         $  0.03
     Diluted
                              As reported        $   (0.32)         $  0.02
                                Pro forma        $   (0.32)         $  0.02

20.  SEGMENT INFORMATION

     The Company's only operating segment consists of dental products and oral hygiene products sold by Remedent NV. The other subsidiaries of the Company have been dormant since inception. Since the Company only has one segment, no further segment information is presented.

     Customers Outside of the United States

     Sales to customers outside of the United States were 99% of total sales for the three month periods ended June 30, 2005 and 2004, respectively. The sales were made mostly to customers in countries that are members of the European Union ("EU").

                            June 30, 2005            June 30, 2004
                            -------------            -------------
     U.S. sales              $     15,406            $     14,632
     Foreign sales              1,362,902               1,742,009
                            -------------            -------------
                             $  1,378,308            $  1,756,641
                            =============            =============

21.  COMMITMENTS AND CONTINGENCIES

     Real Estate Lease

     The Company leases its 26,915 square feet office and warehouse facility in Deurle, Belgium from an unrelated party pursuant to a nine year lease commencing December 20, 2001 at a base rent of (Euro) 6,560 per month ($8,505 per month at March 31, 2005). In addition, the Company is responsible for the payment of annual real estate taxes for the property which totaled (Euro) 3,245 ($4,207) for calendar year 2004. The minimum aggregate rent to be paid over the lease term based upon the conversion rate for the (Euro) at March 31, 2005 is $918,540.

     Rent expense for the foregoing lease for the three months ended June 30, 2005 and 2004 was $25,024 and $23,476 respectively.

     Equipment Lease

     In November 2004, the Company leased new computer equipment from a Belgium based Lessor pursuant to a three year operating lease with monthly payments of (Euro) 1,005 ($1,210). The aggregate rent to be paid over the lease term is $43,560.

     Minimum monthly lease payments for real estate and equipment for the next five fiscal years are as follows based upon the conversion rate for the
     (Euro) at June 30, 2005.

                March 31, 2006                    $ 109,316
                March 31, 2007                    $ 109,316
                March 31, 2008                    $ 104,476
                March 31, 2009                      $94,794
                March 31, 2010                      $94,794

22.  SUBSEQUENT EVENTS

     On July 20, 2005 the Company completed a private placement of 2,520,661 Units for an aggregate offering price of $3,780,976 (the "Offering"). Each Unit consists of one share of restricted Common Stock (the "Shares") and one Common Stock Purchase Warrant (the "Warrants") at a price of $1.50 per Unit. The Warrants are exercisable for a period of five years and entitle the holder to purchase one share of restricted Common Stock (the "Warrant Shares") for $1.75 per Warrant Share. The Company also has the right to redeem the Warrants for $0.01 per Warrant Share covered by the Warrants if the Shares trade on the Over-The-Counter Bulletin Board or similar market above $3.50 per share for 30 consecutive trading days based upon the closing bid price for the Shares for each trading day (the "Redemption Right"), provided, however, that the Warrant Shares have been registered with the Securities and Exchange Commission (the "Commission"). Once the

     Redemption Right vests, the Company has the right, but not the obligation, to redeem the Warrants for $0.01 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants.

     Under the terms of the subscription agreement/purchase agreement and the registration rights agreement, the Company is required to prepare and file with the Commission a registration statement covering the resale of the Shares and the Warrant Shares. The Company has agreed to prepare and file a registration statement covering the resale no later than 30 days of the Closing (the "Filing Deadline") and such registration was filed on August 4, 2005. In the event the Company was unable to file a registration statement by the Filing Deadline or the registration statement is not declared effective on or before 120 days from the initial closing ("Effective Deadline"), then the Company will have to pay liquidated damages equal to 1.5% of the aggregate amount invested by each investor for each month beyond the Filing Deadline until the Company files the registration statement, or in the event it is beyond the Effective Deadline then the Company will have to pay such liquidated damages until the registration statement has been declared effective by the Commission. All payments must be made in cash.

     The Company engaged MDB Capital Group, LLC, as its exclusive agent to offer the Units (the "Placement Agent"). The Placement Agent is entitled to a fee equal to ten percent (10%) of the gross proceeds derived from the sale of the Units together with a five year warrant to purchase up to ten percent (10%) of the number of Units sold in the Offering at an exercise price of $1.50 per Unit. In addition, the Company agreed to reimburse the Placement Agent for its out-of-pocket expenses related to the Offering and to register the Placement Agent's warrants together with the Shares and Warrant Shares to be registered in connection with the Offering.

     The Units were offered and sold by the Company to accredited investors in reliance on Section 506 of Regulation D of the Securities Act of 1933, as amended.

                          INDEPENDENT AUDITORS' REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Remedent, Inc.:

We have audited the accompanying consolidated balance sheet of Remedent, Inc. (formerly Remedent USA, Inc.) as of March 31, 2005 and the related consolidated statements of operations, shareholders' deficit, comprehensive income loss and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2005 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


Antwerp - Belgium,
July 13, 2005, except Note 3 as to which the date is September 22, 2005


PKF bedrijfsrevisoren
Registered Auditors
Represented by


/s/ Ria Verheyen

Ria Verheyen
Registered Auditor

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Remedent Inc. (formerly Remedent USA, Inc.):

We have audited the accompanying consolidated balance sheet of Remedent, Inc. (formerly Remedent USA, Inc.) (the "Company") as of March 31, 2004 and the related consolidated statements of operations, comprehensive income, shareholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As described in Note 2, the Company restated its consolidated financial statements as of March 31, 2004, and for the year then ended.



/s/ Farber & Hass LLP

May 28, 2004,  except Note 2
as to which the date is January 20, 2005
Camarillo, California


                                                 REMEDENT, INC. AND SUBSIDIARIES
                                                    CONSOLIDATED BALANCE SHEETS


                                                                              March 31, 2005               March 31, 2004
                                                                              --------------               --------------
ASSETS                                                                                                         (Restated)
CURRENT ASSETS:
   Cash and cash equivalents                                                    $     40,442                $     172,382
   Investments, restricted                                                                 -                      288,651
   Accounts receivable, net of allowance for doubtful accounts of $80,194 and $27,353 as of March 31, 2005 and 2004
     respectively                                                                  1,488,296                    1,347,613
   Due from related party                                                            156,099                      147,887
   Inventories, net                                                                  558,335                      431,314
   Prepaid expenses                                                                  192,306                       21,742
   Other prepayments                                                                 129,650                          -
                                                                              --------------               --------------
       Total current assets                                                        2,565,128                    2,409,589
                                                                              --------------               --------------

PROPERTY AND EQUIPMENT, NET                                                           85,737                       44,316
OTHER ASSETS
   Patents, net                                                                       61,750                          -
                                                                              --------------               --------------
TOTAL ASSETS                                                                  $    2,712,615               $    2,453,905
                                                                              ===============              ==============

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Line of credit                                                             $            -                $     792,343
   Notes payable                                                                     294,322                      382,546
   Accounts payable                                                                  889,668                      667,961
   Accrued liabilities                                                               367,854                      348,491
   Due to related parties                                                             58,958                      127,960
   Deferred revenue                                                                   18,864                            -
   Income taxes payable                                                             178,269                             -
                                                                              --------------               --------------
       Total current liabilities                                                  1,807,935                     2,319,301
                                                                              --------------               --------------

MINORITY INTEREST IN REMEDENT N.V.                                                 1,178,590                      591,318
STOCKHOLDERS' DEFICIT:
    Preferred stock  $.001 par value (10,000 shares authorized,
     none issued)                                                                          -                            -
    Common stock $0.001 par value (50,000,000 shares
     authorized; 2,176,225 shares issued and outstanding
     at March 31, 2005 and 1,978,958 shares issued and
      outstanding at March 31, 2004)                                                   2,176                        1,979
   Additional paid-in capital                                                      5,427,289                    5,240,573
    Common stock subscribed (18,641 shares as of March 31, 2004)                           -                           19
   Accumulated deficit                                                            (5,764,249)                  (5,660,821)
   Accumulated other comprehensive income (loss)
    (foreign currency translation adjustment)                                         60,874                      (38,464)
                                                                              ---------------              ---------------
       Total stockholders' deficit                                                  (273,910)                    (456,714)
                                                                              --------------               ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                   $    2,712,615               $    2,453,905
                                                                              ===============              ===============

                                              The accompanying notes are an integral part of these
                                                       consolidated financial statements.



                         REMEDENT , INC. AND SUBSIDIARES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            For the years ended
                                                                                          March 31, 2004
                                                                  March 31, 2005              (Restated)
                                                                  --------------          --------------

Net sales                                                          $   7,072,300           $   5,234,855
Cost of sales                                                          2,982,315               2,413,920
                                                                      ----------              ---------
         Gross profit                                                  4,089,985               2,820,935

Operating expenses
   Research and development                                              263,137                  90,700
   Sales and marketing                                                   325,175                 159,723
   General and administrative                                          2,578,274               1,828,383
   Depreciation and amortization                                          35,636                  23,540
                                                                  ---------------         ---------------
         Total operating expenses                                      3,202,222               2,102,346
                                                                  ---------------         ---------------

Income from operations                                                   887,763                 718,589
Other income (expenses)
   Interest expense                                                      (66,390)               (130,422)
   Other income                                                           25,544                  19,300
                                                                  ---------------         ---------------
         Total other income (expenses)                                   (40,846)               (111,122)
                                                                  ---------------         ---------------

Income before income tax expense                                         846,917                 607,467
Income tax expense                                                      (363,072)                      -
Minority interest in Remedent N.V.                                      (587,273)               (591,318)
                                                                  ---------------         ---------------
Net income (loss)                                                   $   (103,428)           $     16,149
                                                                  ===============         ===============
Income (loss) per share
  Basic                                                             $     (0.05)            $       0.01
                                                                  ===============         ===============
  Fully diluted                                                     $     (0.05)            $       0.01
                                                                  ===============         ===============
Weighted average shares outstanding
  Basic                                                               2,047,470                1,963,927
                                                                  ===============         ===============
  Fully diluted                                                       2,047,470                2,448,856
                                                                  ===============         ===============


                                      The accompanying notes are an integral part of these
                                               consolidated financial statements.

                                      F-26



                        REMEDENT , INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS DEFICIT
                   FOR THE YEARS ENDED MARCH 31, 2005 AND 2004


                                                          Additional Paid  Accumulated   Common Stock
                                      Shares      Amount    in Capital       Deficit      Subscribed       Other           Total
                                     ---------   -------  --------------   ------------  -----------    -----------    -----------
 Balance, March 31, 2003
(Restated)                           1,842,703   $ 1,843   $ 4,858,968     $ (5,676,970)   $   67      $  (48,194)     $ (864,286)
Common stock issued under
  private placements                    18,750        19             -                -       (19)              -               -
Common stock issued  in
  repayment of notes payable            20,500        21             -                -       (21)              -               -
Common stock issued in
  repayment of accrued expenses          9,255         9             -                -        (9)              -               0
Common stock issued with sale of
  toothbrush division                   37,500        38       335,672                -         -               -         335,710
Settlement of consulting services
  with related party                    25,000        25        22,675                -         -               -          22,700
Settlement of consulting services
  with unrelated parties                20,000        20        19,980                -         -               -          20,000
Purchase of 14.85% share in
  PureWhite International BV             5,250         5         3,278                -         -               -           3,283
Cumulative translation adjustment            -         -             -                -         -           9,730           9,730
Net income                                   -         -             -           16,149         -               -          16,149
                                     ---------   -------  --------------   ------------  -----------    -----------    -----------
 Balance, March 31, 2004 (Restated)  1,978,958     1,979     5,240,573       (5,660,821)       19         (38,464)       (456,714)
                                     ---------   -------  --------------   ------------  -----------    -----------    -----------

Common stock issued for services        12,500        13         2,488                -         -               -           2,500

Conversion of debentures               184,767       185       184,582                -         -               -         184,767

Subscribed stock forfeited                   -         -          (354)               -       (19)              -            (373)

Cumulative translation adjustment                                    -                -         -             99,338       99,338

Net loss                                     -         -             -         (103,428)        -               -        (103,428
                                     ---------   -------  --------------   -------------  -----------    -----------   -----------
Balance, March 31, 2005              2,176,225   $ 2,176  $  5,427,289     $ (5,764,249)  $     -        $    60,874   $ (273,910)
                                     =========   =======  =============    =============  ===========    ============  ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        REMEDENT , INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                      For the years ended
                                                                              March 31, 2005            March 31, 2004
                                                                                (Restated)                (Restated)
                                                                              --------------            -------------

CASH FLOWS FROM OPERATING ACTIVITIES
      Net income (loss)                                                       $  (103,428)               $    16,149
Adjustments to reconcile net income (loss)
  to net cash provided (used) by operating activities

      Depreciation and amortization                                                 34,628                    24,637

      Inventory reserve                                                                  -                    28,681
      Allowance for doubtful accounts                                               50,448                  (63,264)
     Subscribed stock forfeited                                                      (373)
Minority Interest                                                                  587,273                   591,318
Changes in operating assets and  liabilities:
      Accounts receivable                                                        (115,185)               (1,106,336)
      Inventories                                                                (101,318)                 (343,165)
      Prepaid expenses                                                           (166,473)                    17,301

      Other assets                                                                                             1,790
      Accounts payable                                                             184,725                   215,205
      Accrued liabilities                                                           69,833                    81,213
      Deferred revenue                                                              18,543                         -
      Income taxes payable                                                        175,234                          -
                                                                               -------------            --------------
         Net cash provided (used) by operating activities                          633,908                  (536,471)
                                                                               -------------            --------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Investments                                                                  299,490                   (32,712)
      Other prepayments                                                          (127,443)                          -
      Purchases of equipment                                                      (70,299)                   (24,907)
      Notes receivable-related party                                                     -                   (10,939)
      License of patent                                                           (65,000)                         -
                                                                               -------------            -------------
         Net cash provided (used) by investing activities                          36,749                   (68,558)
                                                                               --------------           -------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from notes and debentures                                           262,036                   280,999
      Note payments-unrelated parties                                            (306,884)                         -
      Proceeds from (repayments of) line of credit                               (822,097)                   530,771
      Proceeds from sale of common stock                                                -                     45,980
      Payments to related parties                                                       -                    (90,069)
                                                                               -------------            -------------
         Net cash provided (used) by financing activities                        (866,945)                   767,681
                                                                               -------------            -------------
     NET (DECREASE) INCREASE IN CASH                                             (196,288)                   162,652
      Effect of exchange rate changes
        on cash and cash equivalents                                               64,347                     9,730

CASH AND CASH EQUIVALENTS, BEGINNING                                              172,382                       -
                                                                               -------------            -------------
CASH AND CASH EQUIVALENTS, ENDING                                              $    40,442               $   172,382
                                                                               =============            =============
Supplemental Information:
      Interest paid                                                            $    54,390               $   111,118
      Income taxes paid                                                        $   252,330               $        -

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         SUPPLEMENTAL NON-CASH INVESTING
                            AND FINANCING ACTIVITIES:

During the quarter ended June 30, 2003, the Company issued 37,500 shares of common stock in conjunction with the sale of the Toothbrush Division pursuant to which Famcare 2000 assumed responsibility for $335,000 in liabilities.

During the quarter ended June 30, 2003, the Company issued 20,000 shares of common stock for the repayment of $20,000 in accounts payable indebtedness.

During March 2004, the Company issued 25,000 shares of common stock for the settlement of consulting fees for a total of $22,700.

On March 23, 2004,  the Company issued 5,250 shares of its common stock to three
individuals   for  the  purchase  of  an  aggregate  of  14.85%  of  Pure  White
International BV valued at $3,282.

During September 2004, the Company issued 12,500 shares of stock to an unrelated third party for the settlement of consulting fees for a total of $2,500.

During the quarter ended December 31, 2004, the Company executed agreements effective as of December 31, 2004 which converted convertible debentures totaling $127,580 in principal plus $57,187 in interest into 184,767 shares of common stock which was issued in March, 2005.

                         REMEDENT, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)


                                                     For the years ended
                                            March 31, 2005        March 31, 2004
                                            --------------        --------------
Net Income (Loss)                            $   (103,428)           $    16,149

OTHER COMPREHENSIVE
  INCOME (LOSS):

    Foreign currency translation adjustment        99,338                  9,730
                                            --------------        --------------

Comprehensive income (loss)                  $     (4,090)            $   25,879
                                            ==============        ==============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         REMEDENT INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED MARCH 31, 2005 AND 2004


1.   GENERAL

The accompanying consolidated financial statements include the accounts of Remedent, Inc. (formerly Remedent USA, Inc.), a Nevada corporation, and its three subsidiaries, Remedent N.V. (Belgian corporation) located in Deurle, Belgium, Remedent Professional, Inc. (incorporated in California) and a subsidiary of Remedent Professional Holdings, Inc. (collectively, the "Company"). Remedent, Inc. is a holding company with headquarters in Deurle, Belgium. Remedent Professional, Inc. and Remedent Professional Holdings, Inc. have been dormant since inception. At March 31, 2005, Remedent Inc. owned 22% of Remedent N.V., a manufacturer of professional dental equipment for use by dentists. Since the other shareholders of Remedent N.V. are officers of Remedent or companies owned by officers of Remedent, the Company believes that it has "control" of Remedent N.V., as defined by APB 51 "Consolidated Financial Statements". The Company has consolidated the financial position and results of operations of Remedent N.V. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

The Company is a provider of cosmetic dentistry products, primarily teeth whitening products, mainly in Europe. The Company currently manufactures many of its products in its facility in Deurle, Belgium and distributes its products using both its own internal sales force and through the use of third party distributors.

2.   RESTATEMENT - MARCH 31, 2004

In November, 2004, the Company detected errors in certain previously issued financial statements including the financial statements for the year ended March 31, 2004 included herein. The errors relate to the classification of certain assets, minority interest and paid in capital as well as mathematical errors in the Statement of Cash Flows.

In March 2003 the Company did not properly record a capital contribution to its subsidiary, Remedent N.V. by two of the Company's officers. The capital contribution was the value of certain fixed income securities which were assigned and irrevocably transferred to Remedent N.V on March 5, 2003 (the "Transfer Date") as well as forgiveness of 75,000 Euros ($77,827) in notes payable from the same officers. The initial value of the securities on the Transfer Date was 235,000 Euros ($243,860). These securities are collateral for a bank line of credit and are therefore shown as restricted investments on the Company's balance sheet. The $321,687 historical value of the fixed income securities and notes payable has been recorded and credited to additional paid in capital.

This foregoing capital contribution occurred as a result of the sale by Remedent N.V of 7,200 shares of Remedent N.V stock, representing 78% of the outstanding shares of Remedent N.V. after conclusion of the sale. In December 2002, as a result of losses incurred during its start-up period, Remedent N.V.'s shareholder equity fell below that which is required under Belgium law. In accordance with Belgium law, Remedent N.V. retained the services of an independent Belgium certified accountant to determine the amount of additional capital contribution necessary to bring Remedent N.V.'s balance sheet into compliance. As a result of this analysis, it was determined that additional capital of 310,000 Euros ($321,687 as of December 2002) would be required and, further, that Remedent N.V.'s valuation prior to such capital contribution was 88,500 Euros. In as much as Remedent USA lacked the financial resources to provide the additional capital required, Remedent N.V. elected to issue 7,171 shares of its common stock to Lausha N.V., a company controlled by Guy De Vreese in exchange for conversion of 50,000 Euros in notes payable and contribution of the 235,000 Euros in fixed income marketable securities discussed above, both as an irrevocable capital contribution to Remedent N.V.. In addition, Remedent N.V. issued 629 shares to Robin List in exchange for conversion of 25,000 Euros in notes payable as an irrevocable capital contribution to Remedent N.V. Mr. De Vreese and Mr. List are both officers and directors of Remedent N.V. and Remedent USA, Inc. As a result of this transaction, as previously reported in earlier filings, the Company currently own 22% of the Company's subsidiary, Remedent N.V.

In connection with the same transaction, the Company did not correctly record the Minority Interest related to the previously mentioned 78% ownership of the Company's subsidiary, Remedent N.V. The foregoing was the result of an error in the recording of Minority Interest that originally occurred as of March 31, 2003. The effect of these errors had been to overstate the value of the Minority Interest by $112,756 as of March 31, 2004.

In addition, as of March 31, 2004, the Company had recorded advances totaling $546,583 under its accounts receivable line of credit as due to non-related parties. These amounts have been reclassified to the current liability account entitled line of credit

The cumulative effect of these errors as of March 31, 2004 had been to understate cash by $171,818, understate investments, restricted by $116,833, understate the balance due under the line of credit by $546,583, overstate amounts due unrelated parties by $546,583, overstate minority interest by $112,756, understate the value of additional paid in capital by $321,687, understate accumulated deficit by $47,940 and overstate the accumulated loss from foreign currency translation by $31,780.

In the process of preparing the foregoing restatements, the Company determined that, in addition to the changes required in the Statement of Cash Flows resulting from the foregoing, there were mathematical errors in the Statement of Cash Flows which have been corrected. The following tables set forth the amounts as previously filed and the restated amounts for Statement of Income (Loss), the Balance Sheet and the Statement of Cash Flows:

                                                                          For the years ended
                                                                             March 31, 2004
                                                                -----------------------------------------
                                                                                              Previously
                                                                             Restated           Reported
                                                                             --------         -----------
Net Sales                                                                $  5,234,855       $  5,234,855
Cost of Sales                                                               2,413,920          2,413,920
                                                                         -------------      ------------
        Gross Profit                                                        2,820,935          2,820,935
Operating Expenses
   Research and Development                                                    90,700             90,700
   Sales and Marketing                                                        159,723            159,723
   General and Administrative                                               1,828,383          1,828,383
   Impairment loss on IMDS Goodwill                                                 -                  -
   Depreciation and Amortization                                               23,540             23,540
                                                                         -------------      ------------
        TOTAL OPERATING EXPENSES                                            2,102,346          2,102,346
                                                                         -------------      ------------
INCOME (LOSS) FROM OPERATIONS                                                 718,589            718,589

OTHER INCOME (EXPENSES)
   Interest/Other Income                                                       19,300             19,300
   Interest Expense                                                          (130,422)          (130,422)
                                                                         -------------      -------------
        TOTAL OTHER INCOME (EXPENSES)                                        (111,122)          (111,122)
                                                                         -------------      -------------
LOSS BEFORE INCOME TAXES                                                      607,467            607,467

MINORITY INTEREST IN REMEDENT N.V.                                           (591,318)          (639,258)
                                                                         -------------      -------------
NET INCOME (LOSS)                                                        $    16,149        $   (31,791)
                                                                         =============      =============

LOSS PER SHARE
  Basic                                                                   $     0.01          $    0.00
                                                                         =============      =============
  Fully diluted                                                           $     0.01          $    0.00
                                                                         =============      =============
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                                                    1,963,927          1,587,114
                                                                         =============      =============
  Fully diluted                                                            2,448,856           1,690,995
                                                                         =============      =============


                                      F-32



                                                                         March 31, 2004
                                                                   ----------------------------
                                                                                     Previously
                                                                   Restated           Reported
                                                                   --------          ----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                      $  172,382          $      564
  Investments, restricted                                           288,651             171,818
  Accounts receivable, net                                        1,347,613           1,347,613
  Due from related party                                            147,887             147,887
  Inventories, net                                                  431,314             431,314
  Prepaid expense                                                    21,742              21,742
                                                                 ----------          ----------
      Total current assets                                        2,409,589           2,120,938
                                                                 ----------          ----------

PROPERTY AND EQUIPMENT, NET                                          44,316              44,316

OTHER ASSETS                                                           -                   -
                                                                 ----------         -----------
TOTAL ASSETS                                                     $2,453,905         $ 2,165,254
                                                                 ===========        ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Line of Credit                                                 $ 792,343           $ 245,660
  Accounts payable                                                  667,961             667,961
  Due to related parties                                            127,960             127,960
  Net liabilities of Toothbrush Business to be sold                       -
  Due to non-related parties                                              -             744,372
  Accrued liabilities                                               348,491             348,491
  Notes payable, unrelated parties                                  382,546             184,857
                                                                 ----------         -----------
      Total current liabilities                                   2,319,301           2,319,301
                                                                 ----------         -----------

MINORITY INTEREST IN REMEDENT N.V.                                  591,318             704,074
STOCKHOLDERS' DEFICIT:
   Common stock   $0.001 par value (50,000,000 shares
     authorized, ; 1,978,958 shares issued and
     outstanding at March 31, 2004                                    1,979               1,979
  Additional paid-in capital                                      5,240,573           4,918,532
  Accumulated deficit                                            (5,660,821)         (5,708,761)
   Common stock subscribed (18,641 shares as of March
     31, 2004)                                                           19                 373
   Accumulated other comprehensive (loss)
    (foreign currency translation adjustment)                       (38,464)            (70,244)
                                                                 ----------         -----------
      Total stockholders' deficit                                 (456,714)           (858,121)
                                                                 ----------         -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                      $2,453,905         $ 2,165,254
                                                                 ==========         ===========

                                      F-33





                                                                         March 31, 2004
                                                                 -----------------------------
                                                                                    Previously
                                                                  Restated           reported
                                                                 ----------         -----------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                        $  16,149       $  (31,791)
Adjustments to reconcile net loss
  to net cash used by operating activities
 Depreciation and amortization                                      24,637            24,637
 Inventory reserve                                                  28,681            28,681
 Allowance for doubtful accounts                                  (63,264)          (63,264)

 Impairment loss on IMDSGoodwill                                         -
Minority Interest                                                  591,318           639,258
Changes in operating assets and  liabilities:
 Accounts receivable                                           (1,106,336)       (1,106,336)

 Notes receivable                                                        -
 Inventories                                                     (343,165)         (343,165)
 Prepaid expenses                                                   17,301            17,301

 Other assets                                                        1,790             1,790
 Accounts payable                                                  215,205           215,205
 Accrued liabilities                                                81,213            81,213
                                                               ------------      -----------
  Net cash used by operating activities                          (536,471)         (536,471)
CASH FLOWS FROM INVESTING ACTIVITIES
 Investments                                                      (32,712)         (171,818)
 Purchases of equipment                                           (24,907)          (24,907)
 Notes from related parties                                       (10,939)          (10,939)
                                                               ------------      -----------
 Net cash used by investing activities                            (68,558)         (207,664)
                                                               ------------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from notes and debentures                                280,999            85,414
 Proceeds from line of credit                                      530,771          (15,912)
 Proceeds from sale of common stock                                 45,980           100,000
 Payments to related parties                                      (90,069)                 -
 Notes to unrelated parties                                              -           588,555
                                                               ------------      -----------
  Net cash provided by financing activities                        767,681           766,749
                                                               ------------      -----------
     NET (DECREASE) INCREASE IN CASH                               162,652            22,051
 Effect of exchange rate changes
   on cash and cash equivalents                                      9,730          (21,870)

CASH AND CASH EQUIVALENTS, BEGINNING                                     -                 -
                                                               ------------      -----------
CASH AND CASH EQUIVALENTS, ENDING                               $  172,382          $    564
                                                               ============      ===========

3.   RESTATEMENT - MARCH 31, 2005

In August 2005, the Company received a letter from the Securities and Exchange Commission regarding questions and comments related to the Company's annual report on Form 10-KSB for the year ended March 31, 2005. The letter addressed an issue related to the Company's presentation of the effect of exchange rate changes on cash and cash equivalents and the Company's compliance with SFAS 95 which discusses presentation of foreign currency exchange rate changes on the Statement of Cash Flows. Upon investigation, it was determined that the Company had not properly presented the effect of exchange rate changes on cash and cash equivalents for the year ended March 31, 2005 resulting in an overstatement of the effect of exchange rate changes on cash and cash equivalents of $34,991. The following tables set forth the amounts as previously filed and the restated amounts for Statement of Cash Flows:



                                                                             March 31, 2005           March 31, 2005
                                                                                 (Restated)               (As Filed)
                                                                             --------------           --------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                                                 $  (103,428)            $   (103,428)
Adjustments to reconcile net loss
  to net cash used by operating activities
      Depreciation and amortization                                                  34,628                   35,636
      Inventory reserve                                                                   -                    2,046
      Allowance for doubtful accounts                                                50,448                   52,841
      Subscribed stock forfeited                                                      (373)                    (373)
Minority Interest                                                                   587,273                  587,273
Changes in operating assets and  liabilities:
      Accounts receivable                                                         (115,185)                (193,524)
      Inventories                                                                 (101,318)                (129,068)
      Prepaid expenses                                                            (166,473)                (170,564)
      Other assets                                                                                                 -
      Accounts payable                                                              184,725                  221,707
      Accrued liabilities                                                            69,833                   84,050
      Deferred revenue                                                               18,543                   18,864
      Income taxes payable                                                          175,234                  178,269
                                                                             --------------           --------------
         Net cash provided (used) by operating activities                           633,908                  583,730
CASH FLOWS FROM INVESTING ACTIVITIES
      Investments                                                                   299,490                  288,651
      Other current assets                                                        (127,443)                (129,650)
      Purchases of equipment                                                       (70,299)                 (73,808)
      Notes receivable-related party                                                      -                  (8,212)
       License of patent                                                           (65,000)                 (65,000)
                                                                             --------------           --------------
         Net cash provided (used) by investing activities                           36,749                   11,981
                                                                             --------------           --------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from notes and debentures                                            262,036                 266,575
      Note payments-unrelated parties                                             (306,884)                (301,221)
      Proceeds from (repayments of) line of credit                                (822,097)                (792,343)
      Proceeds from sale of common stock                                                  -                       -
      Payments to related parties                                                         -                       -
                                                                                          -                       -
         Net cash provided (used) by financing activities                         (866,945)                (826,989)
                                                                             --------------           --------------
     NET (DECREASE) INCREASE IN CASH                                              (196,288)                (231,278)
      Effect of exchange rate changes
        on cash and cash equivalents                                                 64,347                   99,338

CASH AND CASH EQUIVALENTS, BEGINNING                                                172,382                  172,382
                                                                             --------------           --------------
CASH AND CASH EQUIVALENTS, ENDING                                              $    40,442              $    40,442


4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis for Presentation

The Company's financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

On June 3, 2005, the Company amended its Articles of Incorporation pursuant to the filing of the Amended and Restated Articles of Incorporation with the Nevada Secretary of State. The Amended and Restated Articles of Incorporation (i) changed the name of the Company from "Remedent USA, Inc." to "Remedent, Inc."
(ii) increased the number of authorized shares to 60,000,000 shares consisting of 50,000,000 shares of common stock and 10,000,000 shares of Preferred Stock, and (iii) effected a 1 for 20 reverse stock split (collectively, the "Amendments"). The Amendments were disclosed in an Information Statement on
Schedule 14 (c) mailed on May 9, 2005 to all stockholders of record as of the close of business on February 1, 2005. The consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the effects of the reverse split and authorization of 10,000,000 shares of Preferred Stock.

Principles of Consolidation

All   inter-company   balances  and   transactions   have  been   eliminated  in
consolidation. Corporate administrative costs are not allocated to subsidiaries.

Revenue Recognition

The Company recognizes revenue from product sales when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured. Sales allowances are estimated based upon historical experience of sales returns.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment. The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value, less any costs associated with the final settlement. As of March 31, 2005, management believes there was no impairment of the Company's long-lived assets.

Pervasiveness of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates estimates and judgments, including those related to revenue, bad debts, inventories, investments, fixed assets, intangible assets, income taxes, and contingencies. Estimates are based on historical experience and on various other assumptions that the Company believes reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash or cash equivalents.

Investments

The Company accounts for investments, available for sale, in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company determines the appropriate classification of all marketable securities as held-to-maturity, available for sale or trading at the time of purchase, and re-evaluates such classification as of each balance sheet date. At March 31, 2004, all of the Company's investments in marketable securities were classified as restricted as a result of their being held as collateral for a bank credit line and were reported at fair value. As of October 8, 2004, the Company entered into a new line of credit with a new bank and the restrictions on these investments were released by the prior bank in January 2005 (Note 13). Unrealized gains and losses are reported as a component of accumulated other comprehensive income (loss) in stockholders' deficit.

Accounts Receivable and Allowance for Doubtful Accounts

The Company sells professional dental equipment to various companies, primarily to distributors located in Western Europe. The terms of sales vary by customer, however, generally are 2% 10 days, net 30 days. Accounts receivable is reported at net realizable value and net of allowance for doubtful accounts. The Company uses the allowance method to account for uncollectible accounts receivable. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable.

Inventories

The Company purchases certain of its products in components that require assembly prior to shipment to customers. All other products are purchased as finished goods ready to ship to customers.

The Company writes down inventories for estimated obsolescence to estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required. Inventory reserves for obsolescence totaled $38,895 at March 31, 2005 and $36,849 at March 31, 2004.

Prepaid Expense

The Company's prepaid expense consists of prepayments to suppliers for inventory purchases and to the Belgium customs department, to obtain an exemption of direct VAT payments for imported goods out of the European Union ("EU"). This prepayment serves as a guarantee to obtain the facility to pay VAT at the moment of sale and not at the moment of importing goods at the border. Prepaid expenses also include VAT payments made for goods and services in excess of VAT payments received from the sale of products as well as amounts for other prepaid operating expenses.

Property and Equipment

Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

The Company depreciates its property and equipment for financial reporting purposes using the straight-line method based upon the following useful lives of the assets:

                    Tooling                            3 Years
                    Furniture and fixtures             4 Years
                    Machinery and Equipment            4 Years

Patents

Patents consist of the costs incurred to purchase patent rights and are reported net of accumulated amortization. Patents are amortized using the straight-line method over a period based on their contractual lives. . Amortization expense for the year ended March 31, 2005 was $3,250.

Research and Development Costs

The Company expenses research and development costs as incurred.

Advertising

Costs incurred for producing and communicating advertising are expensed when incurred and included in sales and marketing and general and administrative expenses. For the years ended March 31, 2005 and 2004, advertising expense was $325,175 and $160,636, respectively.

Income taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." Deferred taxes are recognized for temporary differences in the bases of assets and liabilities for financial statement and income tax reporting as well as for operating losses and credit carry forwards. A provision has been made for income taxes due on taxable income and for the deferred taxes on the temporary differences. The components of the deferred tax asset and liability are individually classified as current and non-current based on their characteristics.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Warranties

The Company typically warrants its products against defects in material and workmanship for a period of 18 months from shipment. Based upon historical trends and warranties provided by the Company's suppliers and sub-contractors, the Company has made a provision for warranty costs of $19,448 as of March 31, 2005. The Company had not recorded a provision for warranty costs as of March 31, 2004 as the required amount was considered immaterial.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company's management considers its business to comprise one segment for reporting purposes.

Impact of New Accounting Standards

In February 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which addresses the consolidation by business enterprises of variable interest entities. FIN 46 defines when a company should evaluate "controlling financial interest," and thus consolidation, based on factors other than voting rights, and requires that a new "risks and rewards" model be applied in these situations. The adoption of FIN 46 did not have a significant effect on its financial statements.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments" ("EITF 03-1"). EITF 03-1 provides a three-step impairment model for determining whether an investment is other-than-temporarily impaired and requires that Company to recognize such impairments as an impairment loss equal to the difference between the investment's cost and fair value at the reporting date. The adoption of EITF 03-1 did not have a significant effect on its financial statements.

In July 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 04-8, "Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share" ("EITF No. 04-8"). The Task Force reached a consensus that contingently convertible debt instruments should be included in the computation of diluted earnings per share under the if-converted method regardless of whether the market price trigger (or other contingent feature) has been met. The EITF 04-8 consensus must be applied by retroactive restatement based on the term in effect on the last day of the fiscal period in which the consensus becomes effective. This consensus became effective for all financial statements issued after December 15, 2004. Accordingly, the Company retroactively restated all earnings per share measures for all periods to reflect the consensus as it relates to a $100,000 note payable contingently convertible into two percent (2%) of the Company's outstanding common stock upon successful completion of a restructuring (see Note
4) and $147,580 in principal plus interest in convertible debentures issued by the Company from April 2000 through February 2001 of which $127,580 converted (plus accrued interest of $57,187) as of December 31, 2004.

In November 2004, the FASB issued SFAS 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4.". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company will adopt this statement for the fiscal year beginning April 1, 2006.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share Based Payment" ("SFAS 123R"), a revision to SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123R supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and amends SFAS No. 95, "Statement of Cash Flows". SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 or January 1, 2006. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The Company is currently evaluating the potential effect that the adoption of SFAS 123R will have on the Company's financial statement presentation and disclosures. Until such time, the Company has determined that it will continue to account for stock-based employee compensation in accordance with APB No. 25.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment to APB Opinion No. 29" ("SFAS 153"). SFAS 153 amends
Accounting Principles Board Opinion No. 29, "Accounting for Nonmonetary Transactions", to require that exchanges of nonmonetary assets be measured and accounted for at fair value, rather than at carryover basis, of the assets exchanged. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS 153 is effective for nonmonetary exchanges entered into in fiscal periods beginning after June 15, 2005. Company is currently evaluating the potential effect that the adoption of SFAS No. 153 will have on the Company's financial statement presentation and disclosures.

Computation of Earnings (Loss) per Share

Basic net income  (loss) per common  share is computed  by  dividing  net income
(loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income (loss) per common share attributable to common stockholders assuming dilution is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. Potential common shares related to stock options and stock warrants are excluded from the computation when their effect is antidilutive.

Conversion of Foreign Currencies

The reporting currency for the consolidated financial statements of the Company is the U.S. dollar. The functional currency for the Company's European subsidiary, Remedent N.V. is the Euro. The functional currency for Remedent Professional, Inc. is the U.S. dollar. The Company translates foreign currency statements to the reporting currency in accordance with FASB 52. The assets and liabilities of companies whose functional currency is other that the U.S. dollar are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting period. The statements of income of such companies are translated at the average exchange rates during the applicable period. Translation gains or losses are accumulated as a separate component of stockholders' deficit.

Comprehensive Income (Loss)

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

The Company's only component of other comprehensive income is the accumulated foreign currency translation consisting of gains of $99,338 and $9,730 for the years ended March 31, 2005 and 2004, respectively. These amounts have been recorded as a separate component of stockholders' deficit.

5.   SUBSEQUENT EVENT-CORPORATE RESTRUCTURING

Action by Unanimous Written Consent

In February and December 2004, in an action taken by written consent of the holders of a majority of the issued and outstanding shares of the Company's common stock, and without a meeting pursuant to Section 78.320 of the Nevada Revised Statute, the Company: (i) increased the number of authorized shares to 60,000,000 shares, consisting of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock, (ii) implemented a one-for-twenty reverse stock split with consideration for fractional shares to be issued in the form of scrip, and (iii) changed the name of the Company from "Remedent USA, Inc." to "Remedent, Inc." The Written Consent also authorized acquisition of the remaining 78% of the Company's subsidiary, Remedent N.V., that the Company did not own from Messrs. Guy De Vreese and Robin List, the Chairman and Chief Executive Officer respectively, through the issuance of shares of the Company's common stock equal to 78% of the Company's issued and outstanding shares following the completion of the transaction. Lastly, the written consent authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan, following the implementation of the reverse stock split (so as not to be affected by the reverse stock split), reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries. These actions were disclosed in an Information Statement on
Schedule 14 (c) mailed on May 9, 2005 to all stockholders of record as of the close of business on February 1, 2005 and became effective June 3, 2005.

On June 3, 2005, the Company amended its Articles of Incorporation pursuant to the filing of the Amended and Restated Articles of Incorporation with the Nevada Secretary of State. The Amended and Restated Articles of Incorporation (i) changed the name of the Company from "Remedent USA, Inc." to "Remedent, Inc."
(ii) increased the number of authorized shares to 60,000,000 shares consisting of 50,000,000 shares of common stock and 10,000,000 shares of Preferred Stock, and (iii) effected a 1 for 20 reverse stock split (collectively, the "Amendments").

Acquisition of Minority Interest

Also on June 3, 2005 the Company entered into an agreement ("Exchange Agreement") with Remedent N.V. the Company's Belgium based consolidated subsidiary, Lausha NV, a Belgian company that is controlled by Guy De Vreese who is Chairman of the Company ("Lausha"); and Robin List, a director and the Chief Executive Officer of the Company ("Mr. List"). Mr. List and Lausha are collectively referred to as the "Exchanging Stockholders." Prior to the exchange contemplated by the Exchange Agreement, the Company owned 2,200 shares of Remedent N.V. representing a twenty-two percent (22%) ownership interest in Remedent N.V. and the Exchanging Stockholders collectively owned 7,800 shares of Remedent N.V. representing a seventy-eight percent (78%) ownership interest of Remedent N.V.. Under the terms of the Exchange Agreement, the Company agreed to issue 7,715,703 of its restricted common stock (representing a 78% ownership interest in the Company) giving effect to a one for twenty reverse stock split (the "Reverse Stock Split"), in exchange for all of the issued and outstanding shares of Remedent N.V. owned by the Exchanging Stockholders (the "Acquisition"). The number of shares to be issued, as a percentage of the
Company's outstanding shares, in consideration for the Acquisition of the seventy eight percent (78%) of the shares of Remedent N.V. was based on an evaluation by MDB Capital Group, LLC ("MDB"), a NASD registered broker dealer retained by the Company to render advice with regard to the Company's restructuring. MDB concluded that the Company's twenty two percent (22%) interest in Remedent N.V. was the Company's only asset and therefore, as consideration for their seventy eighty percent (78%) interest in Remedent N.V., the Exchanging Stockholders should receive an equal percentage ownership interest in the Company, therefore preserving the existing proportional indirect ownership interests in Remedent N.V. of both the Exchanging Stockholders and the existing Company stockholders.

The Company consummated the Acquisition of Remedent N.V. as contemplated by the Exchange Agreement on June 3, 2005. In connection with the Acquisition, the Company issued 7,715,703 post Reverse Stock Split shares of its restricted common stock to the Exchanging Stockholders in exchange for all of the issued and outstanding shares of Remedent N.V. owned by the Exchanging Stockholders. As a result of the Acquisition, Remedent N.V. is a wholly owned subsidiary of the Company.

Conversion of Note Payable

Upon successful completion of the foregoing transactions, on June 3, 2005 a $100,000 note payable issued by the Company on March 23, 2004 to MDB ("MDB Note") converted to 197,839 shares of common stock pursuant to its terms which required automatic conversion contingent upon successful completion of any corporate restructuring in an amount equal to two percent (2.0%) of the outstanding shares of the Company at the completion of such restructuring. As of June 3, 2005, accrued interest on the MDB Note was $11,173, resulting in an effective conversion price of $0.57 per share. In accordance with Emerging Issues Task Force ("EITF") consensus on Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", the Company will recognize the value of the beneficial conversion feature equal to the difference between the effective conversion price, $0.57 per share, and the fair market value of the Company's common stock as of the date of the MDB Note was issued ($1.60 per share as of March 23, 2004) as additional interest expense as of the date of the conversion, not to exceed the amount of the proceeds received from the MDB Note. Accordingly, the Company will record $100,000 in additional non-cash interest expense as of June 3, 2005.

Non-cash Fees for Financial Advisory Services

Also upon completion of the foregoing transactions, MDB, for financial advisory services rendered to the Company in connection with the Company's corporate restructuring, was entitled to receive shares of the Company's common stock equal to 2.5% the issued and outstanding shares as of June 3, 2005 restructuring and five year common stock purchase warrants equal to another 2.5% of the Company's outstanding shares as of June 3, 2005 that will be exercisable beginning ninety (90) days after June 3, 2005 with an exercise price of $1.20 per share. Accordingly, as of June 3, 2005, the Company is obligated to issue to MDB or its designee, 247,298 shares of the Company's common stock and 247,298 five year common stock purchase warrants. The market value of the Company's common stock on June 3, 2005 was $1.60 per share, resulting in a value attributable to the stock issued to MDB of $395,677. The value of the warrants, determined in accordance with the Black-Scholes pricing model utilizing an historic volatility factor of 1.52, a risk free interest rate of 6.0% and an expected life for the warrants of five years, is $1.49 per warrant, for a total for the warrants of $368,474. Accordingly the Company will recognize a non-cash restructuring expense as of June 3, 2005 of $764,151.

A summary of the Company's balance sheet and outstanding shares assuming the acquisition of the 78% interest in Remedent N.V. had been completed as of March 31, 2005, inclusive of the conversion of the MDB Note, recognition of the non-cash interest expense of the MDB Note and the payment of fees due MDB, is as follows:


                                                                                        Assuming
                                                                                   acquisition of 78%
                                                              As reported               interest
                                                             March 31, 2005           March 31, 2005
                                                             --------------        ------------------
Assets
     Current assets                                            $  2,565,128             $  2,565,128
     Property and equipment, net                                     85,737                   85,737
     Other assets                                                    61,750                   61,750
                                                             --------------        ------------------
                Total assets                                   $  2,712,615             $  2,712,615
                                                             ==============        ==================
Liabilities and stockholder's equity (deficiency)
     Current liabilities

         Notes payable                                              294,322                  194,322
         Due to related parties                                      58,958                   58,958
         Other current liabilities                                1,443,155                1,433,155
                                                             --------------        ------------------
                Total current liabilities                         1,796,435                1,686,435
                                                             --------------        ------------------

     Minority interest                                            1,178,590                        -
     Stockholder's equity (deficiency)
         Common stock                                                 2,176                   10,337
         Additional paid in capital                               5,427,289                7,571,869
         Accumulated earnings (deficit)                          (5,752,749)              (6,616,900)
           Accumulated other
                                                             --------------        ------------------
           comprehensive income (loss)                               60,874                   60,874
                                                             --------------        ------------------
                Total stockholder's
                equity (deficiency)                               (262,410)                1,026,180
                                                             --------------        ------------------
                                                               $  2,712,615             $  2,712,615
                                                             ==============        ==================
                Number of shares
                common stock outstanding                         2,176,225               10,337,065
                                                             ==============        ==================

Complete proforma information was filed by the Company on a Form 8-K/A filed with the SEC on August 17, 2005 .

Private Placement

As of July 8, 2005, the Company was in the process of completing a private placement offering pursuant to Rule 506 of Regulation D of the Act of 2,666,667 Units consisting of one share of its Common Stock (the "Shares") and one Common Stock Purchase Warrant (the "Warrants") at a price of $1.50 per Unit for a total of $4,000,000 (the "Offering"). As of July 8, 2005 the Company had accepted subscriptions from accredited investors to purchase an aggregate of 2,110,000 Units representing total gross proceeds of $3,165,000 in cash. The Warrants shall be exercisable for a period of five years and shall entitle the holder to purchase one share of Common Stock (the "Warrant Shares") for $1.75 per Warrant Share. The Company shall have the right to redeem the Warrants for $0.01 per Warrant Share covered by the Warrants if the Shares trade on the Over-The-Counter Bulletin Board above $3.50 per share for thirty consecutive trading days based upon the closing bid price for the Shares for each trading day (the "Redemption Right"), provided, however, that the Warrant Shares have been registered with the Securities and Exchange Commission (the "Commission"). Once the Redemption Right vests, the Company shall have the right, but not the obligation, to redeem the Warrants for $0.01 per Warrant Share covered by the Warrants upon thirty days written notice to the holders of the Warrants.

The Company engaged MDB Capital Group, LLC, as its exclusive agent to offer the Units (the "Placement Agent"). The Placement Agent is entitled to a Placement Agent's Fee equal to ten percent (10%) of the gross proceeds derived from the sale of the Units together with a five year warrant to purchase up to ten percent (10%) of the number of Units sold in the Offering at an exercise price of $1.50 per Unit. Moreover, the Company agreed to reimburse the Placement Agent its out-of-pocket expenses related to the Offering and to register with the Commission the Placement Agent's warrants together with the Shares and Warrants issued to investors in the Offering.

The Company has also agreed to indemnify the Placement Agent against various liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Placement Agent may be required to make in respect of any of those liabilities.

The Company has further agreed to file a registration statement with the Commission on or before thirty (30) days from the Initial Closing, registering the Shares and Warrant Shares for resale. In the event that the Company fails to file the registration statement on or before thirty (30) days from the Initial Closing, (the "Filing Deadline") or in the event that the registration statement is not declared effective on or before 120 days from the Initial Closing, then the Company has agreed to pay liquidated damages in an amount equal to 1.5% of the amount invested for each month beyond the Filing Deadline until filing of the registration statement or beyond the 120th day after the Initial Closing until the registration statement has been declared effective by the Commission.

6.   CONCENTRATION OF RISK

Financial Instruments - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable.

Concentrations of credit risk with respect to trade receivables are normally limited due to the number of customers comprising the Company's customer base and their dispersion across different geographic areas. At March 31, 2005 and 2004, one customer accounted for 52% and 76%, respectively, of the Company's trade accounts receivable. This number represents the collective receivable on the group Omega Pharma, which includes Omega Pharma NV (Belgium), Chefaro UK, Ltd, Chefaro Espanola SA, Chefaro Nederland BV, Chefaro Portuguesa and Deutsche Chefaro Pharma GmbH, that are invoiced through the Belgium Headquarters. The Company performs ongoing credit evaluations of its customers and normally does not require collateral to support accounts receivable.

Purchases - The Company has diversified its sources for product components and finished goods and, as a result, the loss of a supplier would not have a material impact on the Company's operations. For the year ended March 31, 2005, the Company had three suppliers each of whom who accounted for 10% to 11% gross purchases.

Revenues - For the years ended March 31, 2005 and 2004, the Company had one group of customers (represented by Omega Pharma NV) whose sales were 37% and 45% of total revenues, respectively.

7.   ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company's accounts receivable at March 31, 2005 and 2004 were as follows:

                                        March 31, 2005         March 31, 2004
                                        --------------         ---------------
Accounts receivable, gross              $  1,568,490           $  1,374,966
Less: allowance for doubtful accounts       (80,194)               (27,353)
                                        --------------         ---------------
Accounts receivable, net                $  1,488,296           $  1,347,613
                                        ==============         ===============

8.   DUE FROM RELATED PARTIES

On February 12, 2002, Remedent N.V. entered into a loan agreement for (euro) 125,000 with Lident N.V., a company owned and operated by Guy De Vreese, the Company's Chairman. The agreement was entered into in connection with a line of credit established by Remedent N.V. with a Belgian bank. Due to the insufficient assets maintained by Remedent N.V. as of inception date of the line of credit, the bank imposed two requirements for the extension of credit; (1) Mr. De Vreese personally guarantee the line of credit, and (2) Lident N.V. was required to repay its existing line of credit in full. As such, (euro) 125,000 of Remedent N.V. `s proceeds from the line of credit was utilized to repay Lident's existing line of credit. On October 8, 2004, Remedent N.V. obtained a new bank line of credit facility with a different Belgian bank which no longer required the guarantee of Mr. De Vreese. Lident commenced repayment to the Company of this loan in December 2003 reducing the obligation by (euro) 10,000 resulting in a balance due as of March 31, 2005 of (euro) 115,000 ($149,098). All outstanding obligations under the original line of credit were paid in full at March 31, 2005 and Mr. De Vreese's guarantee was released in January 2005. DMD later merged with Lident, N.V. Effective July 13, 2005, the Company's Board of Directors approved the repayment of the advance to DMD in exchange for 93,533 shares of the Company's common stock held by Lident valued at $1.50 per share, based upon a principal amount of the loan (euro)115,000 and a conversion rate of $1.22 to the Euro. The transaction was approved by the disinterested directors with Mr. DeVreese abstaining from the vote.

Also included in due from related parties is a cash investment of (Euro) 5,400 ($7,001) in Pure White International made May, 2003 in exchange for a 30% interest in this company. The Company anticipates this investment will be repurchased by Pure White International for (Euro) 5,400 ($7,001) on or before August 31, 2005. Pure White International BV is the Company's former distributor for the CleverWhite tooth whitening kits for the Dutch market prior to the Company licensing these distribution rights to Omega Pharma.

9.   INVENTORIES

Inventories at March 31, 2005 and March 31, 2004 are stated at the lower of cost (first-in, first-out) or net realizable value and consisted of the following:

                                       March 31, 2005         March 31, 2004
                                       --------------         ---------------
 Raw materials                         $   14,486             $    5,839

 Components                               496,800                435,708

 Finished goods                            85,944                 26,615
                                       --------------         ---------------

                                          597,230                468,163

 Less: reserve for obsolescence           (38,895)               (36,849)
                                       --------------         ---------------
 Net inventory                         $  558,335             $  431,314
                                       ==============         ===============

10. PREPAID EXPENSES Prepaid expenses are summarized as follows:


                                          March 31, 2005      March 31, 2004
                                          --------------      --------------
Prepaid materials and components             $   28,654          $    9,827
Prepaid Belgium income taxes                     64,825                   -
VAT payments in excess of VAT receipts           76,493                   -
VAT import bond                                   8,016               4,218
Prepaid rent                                      8,505               7,697
Prepaid equipment rental                          3,014                   -
Other                                             2,799                   -
                                          --------------      --------------
                                             $  192,306          $   21,742
                                          ==============      ==============

11.  OTHER PREPAYMENTS

In September 2004, the Company entered into an agreement with Lident N.V., a company controlled by Mr. De Vreese, the Company's Chairman, to obtain an option, exercisable through December 31, 2005, to license a patent and worldwide manufacturing and distribution rights for a potential new product for which Lident had been assigned certain rights by the inventors of the products, who are unrelated parties, prior to Mr. De Vreese association with the Company. The agreement required the Company to advance to the inventors through Lident a fully refundable deposit of (Euro) 100,000 ($129,650) subject to the Company's due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, will be assigned to the Company for additional consideration to the inventors of (Euro) 100,000 ($129,650) and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not viable, the deposit will be repaid in full by Lident. The consideration the Company had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors. Consequently, Lident will not profit from the exercise of the option. Furthermore, at a meeting of the Company's Board of Directors on July 13, 2005, the Board accepted Lident's offer to facilitate an assignment of Lident's intellectual property rights to the technology to us in exchange for the reimbursement of Lident's actual costs incurred relating to the intellectual property. Consequently, if the Company exercises the option, it is anticipated that all future payments, other than the reimbursement of costs, would be paid directly to the original inventors and not to Lident.

12.  PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

                                      March 31, 2005        March 31, 2004
                                      --------------        --------------

Furniture and Fixtures                   $   39,517           $    29,621
Machinery and Equipment                      75,558                11,646
Tooling                                           -                49,782
                                      --------------        --------------
                                            115,075                91,049
Property & equipment, net                $   85,737           $    44,315
                                      ==============        ==============

13.  LINE OF CREDIT

On February 16, 2004, Remedent N.V. entered into a (Euro) 1,050,000 (US $1,289,715 at March 31, 2004) Line of Credit Facility (the "Facility") with the ING bank (Formerly BBL), consisting of a (Euro) 800,000 credit line based on the companies receivable on the specific customer Omega Pharma N.V. and a (Euro) 250,000 general line of credit. Advances were approved by the bank based upon bonds issued and approved by Omega Pharma N.V. as settlement for Remedent's accounts receivable. Advances on this line were assessed costs at a drawee rate of 7.55%. As of March 31, 2004, $546,683 (Euro 445,073) was received as advances under this line of credit against documents. The general line of credit was secured by the fixed income marketable securities owned by Remedent N.V. with a market value of 235,000 Euros as well as the personal guarantee of Guy de Vreese, the Company's Chairman. As of March 31, 2004, $245,660 was outstanding under this line of credit for a combined total for both components of the facility of $792,343.

On October 8, 2004, the Company obtained a new line of credit facility with a new Belgian bank for (Euro) 1,050,000 (US $1,361,325 at March 31, 2005) Line of Credit Facility (the "Facility") with a Belgian bank which no longer required as collateral the fixed income securities or the guarantee of Mr. DeVreese, the Company's Chairman, consisting of a (Euro) 800,000 (US $1,037,200) credit line based on the eligible accounts receivable and a (Euro) 250,000 (US $324,125) general line of credit. Advances are approved by the bank based upon dated bills of exchange issued and signed by the customer for shipped goods. These advances are discounted at a rate of 2.125%. As of March 31, 2005, Remedent N.V. had no advances outstanding under this line of credit facility. Interest chargeable on the general line of credit was 4.61 % at March 31, 2005. As of May 3, 2005, the Company and the bank agreed to increase the general line of credit to (Euro) 500,000 ($648,250) and decrease the credit line based on the eligible accounts receivable to (Euro) 550,000 ($713,075). All other terms and conditions remained unchanged.

14.  NOTES PAYABLE


                                                                                        March 31, 2005       March 31, 2004
                                                                                        --------------       --------------
    Convertible Debentures:
      Maturity Dates: September 1, 2001 thru February 8, 2002
      Interest rate: 10% per annum
      Debentures are unsecured
    Convertible at 30% of the average trading price (average of bid and ask) for the 30 days immediately prior to the maturity date
      Unpaid principal balance                                                             $    20,000           $   73,578

    Union Bank Debt:
      Maturity Dates: April 26, 2005
      Interest rate: 7.5% per annum
      Security: All of the assets of the company

      Unpaid principal balance                                                                  11,282               11,279


                                      F-47



    Convertible Promissory Note:
      Maturity Date: September 30, 2004
      Interest rate: 10% per annum
      Conversion rate: Balance of note shall be converted into the number of shares necessary to provide the note holder with two percent of the Company's outstanding shares of common stock, calculated on a fully diluted basis.(See Note 5) Promissory note is secured by a first security interest in assets of the Company pursuant to the terms of the Security
       Agreement. This note converted to 197,839 shares of common stock on June
      3, 2005 (See Note 5)

      Unpaid principal balance                                                                 100,000              100,000

    Loan(s) Payable -Fortis Bank
    (1) Original principal balance (Euro) 200,000 ($201,750) Maturity: October
        9, 2005, Interest Rate: 4.09%, Unsecured Payable in twelve equal monthly installments of 12,783 (Euro) ($17,193)
    (2) Original principal balance (Euro) 50,000 ($64,825) Maturity: December
        31,2006, Interest Rate: 1.32%, Unsecured Payable in twelve equal monthly installments of 4,166 (Euro) ($5,402)

        Unpaid principal balance                                                               163,040                    -

    Loans payable -others
      Maturity Dates - April 15, 2006, Interest rate 10%, Unsecured, Convertible into one share of Remedent N.V. Common stock

      Unpaid balance (Company repaid principal prior to maturity)                                 -                197,689
                                                                                        --------------       --------------
    Notes Payable                                                                         $   294,322           $  382,546
                                                                                        ==============       ==============

15.  DUE TO RELATED PARTIES

Balances due to related consist of the following:

                                                                       March 31, 2005         March 31, 2004
                                                                       --------------         --------------
Convertible Debentures:
  Due on demand, Interest rate: 10% per annum
  Debentures are unsecured.
  Unpaid principal balance                                                $        -            $    69,002

Demand loan from a former officer

  and major stockholder                                                       58,958                 58,958
                                                                       --------------         --------------

                                                                          $   58,958            $   127,960
                                                                       ==============         ==============


                                      F-48


16.  ACCRUED LIABILITIES

Accrued liabilities are summarized as follows:

                                                                    March 31, 2005          March 31, 2004
                                                                    --------------          --------------
Accrued interest                                                        $   20,470             $    56,380
Accrued audit and tax preparation fees                                      37,500                  32,883
Accrued consulting fees                                                      1,700                   4,500
Accrued employee benefit taxes                                             190,973                 119,484

Accrued VAT taxes payable                                                        -                  44,398
Reserve for warranty costs                                                  19,448
Other accrued expenses                                                      97,764                  90,846
                                                                    --------------          --------------
                                                                        $  367,854             $   348,491
                                                                    ==============          ==============

17.  INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

The domestic and foreign ("Belgium") components of income (loss) before income taxes and minority interest were comprised of the following:

                                   March 31, 2005        March 31, 2004
                                   --------------        --------------

        Domestic                    $  (269,069)          $  (212,090)

        Foreign                       1,115,986               819,561
                                   --------------        --------------
                                    $   846,917           $   607,471
                                   ==============        ==============


The Company's domestic and foreign components of deferred income taxes are as follows:

                                                            March 31, 2005           March 31, 2004
                                                            --------------           --------------
          Domestic - Net operating loss carryforward             1,416,697                1,319,379

           Foreign - Net operating loss carryforward                  -                     36,630
                                                            --------------           --------------
                                                                 1,416,697                1,356,009
                           Less: valuation allowance           (1,416,697)              (1,356,009)
                                                            --------------           --------------
                             Net deferred tax assets           $      -                 $      -
                                                            ==============           ==============

The principal reasons for the difference between the income tax (benefit) and the amounts computed by applying the statutory income tax rates to the income
(loss) for the year ended March 31, 2005 and March 31, 2004 are as follows:

                                                           March 31, 2005            March 31, 2004
                                                           --------------            --------------
Domestic
                                     Pre tax income          $  (269,069)              $  (212,090)
                                 Statutory tax rate                   35%                       35%
                                                           --------------            --------------
              Tax benefit based upon statutory rate              (94,174)                  (74,232)
                    Increase in valuation allowance               94,174                    74,232
                                                           --------------            --------------

                  Net domestic income tax (benefit)                  -                         -
                                                           --------------            --------------
Foreign
                                     Pre tax income             1,115,986                   819,561
                                 Statutory tax rate                   32%                       33%
                                                           --------------            --------------
              Tax benefit based upon statutory rate               357,116                   270,455
                              Permanent differences                42,586
                                 Net operating loss              (36,630)                 (270,455)
                                                           --------------            --------------

                     Net foreign income tax expense              363,072                       -
                                                           --------------            --------------
                           Total income tax expense           $  363,072                $      -
                                                           ==============            ==============

18.  STOCKHOLDER'S DEFICIENCY

During the quarter ended June 30, 2003, the Company issued 37,500 shares of common stock in conjunction with the sale of the Toothbrush Division pursuant to which Famcare 2000 assumed responsibility for $335,000 in liabilities.

During the quarter ended June 30, 2003, the Company issued 20,000 shares of common stock for the repayment of $20,000 in accounts payable indebtedness.

During March 2004, the Company issued 25,000 shares of common stock for the settlement of consulting fees for a total of $22,700.

On March 23, 2004,  the Company issued 5,250 shares of its common stock to three
individuals   for  the  purchase  of  an  aggregate  of  14.85%  of  Pure  White
International BV valued at $3,282.

During September 2004, the Company issued 12,500 shares of stock to an unrelated third party for the settlement of consulting fees for a total of $2,500.

During the quarter ended December 31, 2004, the Company executed agreements effective as of December 31, 2004 which converted convertible debentures totaling $127,580 in principal plus $57,187 in interest into 184,767 shares of common stock which was issued in March, 2005.

19.  STOCK OPTIONS

The Board of Directors and stockholders approved the Nonstatutory Stock Option Plan (the "Plan") and adopted it on May 29, 2001. The Company has reserved 250,000 shares of its common stock for issuance to the directors, employees and consultants under the Plan. The Plan is administered by the Board of Directors. Vesting terms of the options range from immediate to five years.

The Company accounts for its Employee Plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", Interpretation No. 44, and other related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

A summary of the option activity for the years ended March 31, 2005 and March 31, 2004, pursuant to the terms of the plan is as follows:

                                                                    Weighted
                                               Outstanding          Average
                                                 Options          Exercise Price
                                               ------------       --------------

          Options outstanding, March 31, 2003      231,045            $    1.40
                                      Granted            -                    -
                                    Exercised            -                    -
                         Cancelled or expired      (21,045)                5.20
                                               ------------       --------------
         Options outstanding , March 31, 2004      210,000                 1.20

                                      Granted       12,500                 2.00
                                    Exercised            -                    -
                         Cancelled or expired            -                    -
                                               ------------       --------------
Options outstanding , March 31, 2005               222,500             $   1.29
                                               ============       ==============

           Options exercisable March 31, 2005      215,500             $   1.30
                                               ============       ==============
                         Exercise price range  $1.00 to $4.00
                                               ==============

              Weighted average remaining life               7    years
                                               ==============

The weighted average fair value of the 12,500 options granted for the year ended March 31, 2005 were estimated as of the date of grant using the Black-Scholes stock option pricing model assuming an exercise price of $2.00 per share, a market value as of the grant date of $0.80 per share, a volatility factor of 1.55, a ten year expected life and a risk free interest rate of 5% resulting in a value of $0.80 per option granted.

For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's proforma information follows:

                                                  March 31, 2005  March 31, 2004
                                                  --------------  --------------
Net income (loss):
                              As reported           $ (103,428)      $ 16,149
                                Pro forma            $(113,428)      $ 16,149
Earnings per share:
   Basic
                              As reported             $  (0.05)      $0.01
                                Pro forma             $  (0.05)      $0.01
   Diluted
                              As reported             $  (0.04)      $0.01
                                Pro forma             $  (0.04)      $0.01

In an Information Statement on Schedule 14 (c) mailed on May 9, 2005 to all stockholders of record as of the close of business on February 1, 2005 and became effective June 3, 2005, the Company authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries. This plan was to become effective after the Company had completed a one for twenty reverse split.

20.  COMMON STOCK PURCHASE WARRANTS

As of March 31, 2005 and March 31, 2004, the Company has 201,565 warrants to purchase the Company's common stock outstanding at prices ranging between $2.00 and $10.00 per share with expiration dates between January and August 2007.

                                                                     Weighted
                                               Outstanding           Average
                                                  Warrants        Exercise Price


         Warrants outstanding, March 31, 2003      151,565             $   7.21

                                      Granted            -                    -

                                    Exercised            -                    -

                         Cancelled or expired            -                   -
                                                ----------           -----------
        Warrants outstanding , March 31, 2004     151,565                 7.21
                                      Granted      50,000                 3.00
                                    Exercised           -                    -
                         Cancelled or expired           -                    -
                                                ----------           -----------
Warrants outstanding , March 31, 2005             201,565              $   6.16
                                                ==========           ===========

          Warrants exercisable March 31, 2005     201,565              $   6.16
                                                ==========           ===========
                         Exercise price range   $3.00 to $10.00
                                                ===============

              Weighted average remaining life                5.5    years
                                               =================

21.  COMMITMENTS AND CONTINGENCIES

Real Estate Lease

The Company leases its 26,915 square feet office and warehouse facility in Deurle, Belgium from an unrelated party pursuant to a nine year lease commencing December 20, 2001 at a base rent of (Euro) 6,560 per month ($8,505 per month at

March 31, 2005). In addition, the Company is responsible for the payment of annual real estate taxes for the property which totaled (Euro) 3,245 ($4,207) for calendar year 2004. The minimum aggregate rent to be paid over the lease term based upon the conversion rate for the (Euro) at March 31, 2005 is $918,540.

Rent expense for the foregoing lease for the year ended March 31, 2005 and was $92,706 and $96,200 respectively.

Equipment Lease

In November 2004, the Company leased new computer equipment from a Belgium based Lessor pursuant to a three year operating lease with monthly payments of (Euro) 1,005 ($1,303). The aggregate rent to be paid over the lease term is $46,908.

Minimum monthly lease payments for real estate and equipment for the next five years are as follows based upon the conversion rate for the (Euro) at March 31, 2005.

        March 31, 2006                     $117,695
        March 31, 2007                     $117,695
        March 31, 2008                     $112,483
        March 31, 2009                     $102,060
        March 31, 2010                     $102,060

22.  CUSTOMERS OUTSIDE OF THE UNITED STATES

Sales to customers outside of the United States were 99% of total sales for the year ended 2005 and 99% of total sales for the year ended March 31, 2004. The sales were made mostly to customers in countries that are members of the European Union ("EU").


                                         March 31, 2005           March 31, 2004
                                         --------------           --------------
U.S. sales                                 $     56,590             $     48,704
Foreign sales                                 7,015,710                5,186,151
                                         --------------           --------------
                                           $  7,072,300             $  5,234,855
                                         ==============           ==============